As filed with the Securities and Exchange Commission on August 12, 1998
                              Registration No. 333-
      --------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                             TRIANGLE BANCORP, INC.
             (Exact name of registrant as specified in its charter)

        North Carolina                                6022                                        56-1764546
(State or other jurisdiction of           (Primary Standard Industrial                      (I.R.S. Employer
incorporation or organization)              Classification Code No.)                     Identification No.)
                                           -------------------------

                              4300 Glenwood Avenue
                          Raleigh, North Carolina 27612
                                 (919) 881-0455
    (Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)
                            -------------------------

           ALEXANDER M. DONALDSON, ESQ.                                                     GEORGE W. MURPHY, JR., ESQ.
     General Counsel and Senior Vice President                                               Muldoon, Murphy & Faucette
              Triangle Bancorp, Inc.                     with copy to:                              Fifth Floor
               4300 Glenwood Avenue                                                         5101 Wisconsin Avenue, N. W.
           Raleigh, North Carolina 27612                                                      Washington, D. C. 20016
                  (919) 881-0455                                                                   (202) 362-0840

   Approximate date of commencement of the proposed sale of the securities to the public:
   As soon as practicable after the Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [X] 333-57097

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with
               General Instruction G, check the following box. [ ]

                                                                CALCULATION OF REGISTRATION FEE
========================== =========================== ========================== =========================== =================
Title of Each                                                                     Proposed Maximum Aggregate
Class of Securities                                    Proposed Maximum           Offering Price(2)           Amount of
to be Registered           Amount to be Registered(1)  Offering Price Per Share                               Registration Fee
========================== =========================== ========================== =========================== =================
Common Stock                     93,151 Shares         Not Applicable             $658,578                    $194.28
========================== =========================== ========================== =========================== =================

         (1) This Registration Statement is filed pursuant to Rule 462(b), and, together with Registration Statement 333-57097, covers (i) the maximum number of shares of common stock of the Registrant which is expected to be issued in connection with the transaction and (ii) the maximum number of shares of common stock reserved for issuance under various option plans of United Federal Savings Bank, the obligations of which will be assumed by the Registrant upon consummation of the transaction but which may be issued prior to consummation of the transaction.

         (2) In accordance with Rule 457(f), the registration fee is based upon the book value as of May 31, 1998 ($7.07) of a share of the common stock of United Federal Savings Bank.

                             TRIANGLE BANCORP, INC.

          Cross-Reference Sheet Pursuant to Item 501 of Regulation S-K

Item of Form S-4
----------------
Caption in Prospectus/Proxy Statement
-------------------------------------
PART I - INFORMATION REQUIRED IN THE PROSPECTUS

A.   INFORMATION ABOUT THE TRANSACTION


     1.  Forepart of  Registration  Statement  and Outside  Front      Facing  Page of  Registration  Statement;  Cross-Reference
         Cover Page of Prospectus...........................           Sheet; Outside Front Cover Page of Prospectus

     2.  Inside Front and Outside Back Cover Pages of Prospectus       Table of Contents;  Available  Information;  Incorporation
                                                                       of Certain Documents by Reference

     3.  Risk  Factors,  Ratio of Earnings  to Fixed  Charges and      Summary - Special Meeting of United Federal  Shareholders,
         Other Information..................................           - Parties  to the  Merger,  -  Structure  and Terms of the
                                                                       Merger,  - Conditions  to  Consummation  of the Merger,  -
                                                                       Required  Regulatory  Approvals,  - Certain Federal Income
                                                                       Tax  Consequences,   Triangle  Stock  and  United  Federal
                                                                       Stock;  Comparative Per Share Data; Selected  Consolidated
                                                                       Financial Data

     4.   Terms of the Transaction...........................          The Merger;  Summary - United  Federal  Stock and Triangle
                                                                       Stock;  Comparison  of United  Federal  Stock and Triangle
                                                                       Stock; Appendix I

     5.   Pro Forma Financial Information....................          Pro Forma Combined Condensed Financial Information


     6.   Material Contacts with the Company Being Acquired..          The Merger -  Background  of and  Reasons  for the Merger;
                                                                       The Merger - Interest of Certain Persons in the Merger


     7.   Additional   Information   Required  for  Reoffering  by     Not Applicable
          Persons and Parties Deemed to be Underwriters......
     8.   Interest of Named Experts and Counsel..............          Legal and Tax Matters


     9.   Disclosure  of  Commission  Position on  Indemnification     Comparison of United  Federal  Stock and Triangle  Stock -
          for Securities Act Liabilities.....................          Indemnification of and Elimination of Director Liability

B.   INFORMATION ABOUT THE REGISTRANT

     10.  Information with Respect to S-3 Registrants........          Available Information;  Incorporation of Certain Documents
                                                                       by  Reference;  Summary;  Information  About  Triangle and
                                                                       Triangle Bank


     11.  Incorporation of Certain Information by Reference..          Incorporation of Certain Documents by Reference

                                      II-2

     12.  Information with Respect to S-2 or S-3 Registrants.          Not Applicable

     13.  Incorporation of Certain Information by Reference..          Not Applicable

     14.  Information  with Respect to Registrants  Other Than S-3
          or S-2 Registrants.................................          Not Applicable


C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED


     15.  Information with Respect to S-3 Companies..........          Not Applicable

     16.  Information with Respect to S-2 or S-3 Companies...          Incorporation   of   Certain   Documents   by   Reference;
                                                                       Information  About United Federal;  Selected  Consolidated
                                                                       Financial  Data;   Summary  -  United  Federal  Stock  and
                                                                       Triangle  Stock;  Comparison  of United  Federal Stock and
                                                                       Triangle Stock

     17.  Information  with Respect to Companies Other than
          S-3 or S-2 Companies................................         Not Applicable


D.   VOTING AND MANAGEMENT INFORMATION

     18.  Information if Proxies,  Consents or Authorizations
           are to be Solicited.................................        Summary;  Special Meeting of United Federal  Shareholders;
                                                                       The Merger - Interest  of Certain  Persons in the  Merger;
                                                                       Information About Triangle and Triangle Bank;  Information
                                                                       about United Federal

     19.  Information if Proxies,  Consents or Authorizations
           are not to be Solicited or in an Exchange Offer......       Not Applicable

                   [Letterhead of United Federal Savings Bank]


August 7, 1998

To the Shareholders of United Federal:

You are cordially invited to attend a Special Meeting of the Shareholders ("Special Meeting") of United Federal Savings Bank ("United Federal") to be held at the Carleton House, 215 North Church Street, Rocky Mount, North Carolina, at 10:00 a.m., local time, on Thursday, September 10, 1998, notice of which is enclosed.

At the Special Meeting, you will be asked to consider and vote on a proposal to approve an Agreement and Plan of Reorganization and Merger, dated as of March 4, 1998 and amended as of August 7, 1998 (the "Agreement"), among United Federal, Triangle Bank and Triangle Bancorp, Inc. ("Triangle"). The Agreement provides for the merger of United Federal with and into Triangle Bank, with Triangle Bank being the surviving corporation, or, alternatively, the conversion of United Federal to a North Carolina-chartered commercial bank and the acquisition of the converted United Federal by Triangle as a wholly-owned subsidiary (whichever occurs earlier, the "Merger"). Triangle Bank is the wholly-owned subsidiary of Triangle. Upon consummation of the Merger, each share of United Federal common stock ("United Federal Stock") issued and outstanding will be exchanged in an anticipated tax-free exchange for 0.945 shares of Triangle common stock ("Triangle Stock"), subject to adjustment as provided in the Agreement, with cash being paid in lieu of issuing fractional shares. If United Federal were to convert to a commercial bank and become a subsidiary of Triangle, it would be merged as soon as practicable into Triangle Bank.

Triangle is a registered North Carolina-chartered bank holding company headquartered in Raleigh, North Carolina. Triangle Stock is listed on the New York Stock Exchange and trades under the symbol "TGL". Currently, Triangle pays a quarterly cash dividend of $0.09 per share. If the Agreement is approved by United Federal's shareholders and receives all necessary regulatory approvals and all conditions to the Agreement are met, the Merger is expected to occur on September 17, 1998. After consummation of the Merger, United Federal shareholders will become shareholders of Triangle, will be entitled to receive any cash or stock dividends or other distributions made by Triangle to its shareholders, and will be entitled to participate in Triangle's dividend reinvestment plan. If the Merger is consummated, Triangle will cause the necessary documents to be sent to you to exchange your United Federal stock certificates for Triangle stock certificates. YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATES AT THIS TIME AND YOU NEED NOT DO ANYTHING AT THIS TIME WITH YOUR STOCK CERTIFICATES.

Enclosed are the (i) Notice of Special Meeting of Shareholders, (ii) Proxy Statement/Prospectus, and (iii) proxy card for the Special Meeting. The Proxy Statement/Prospectus describes in more detail the Agreement and the Merger, including a description of the conditions to consummation of the Merger and the effects of the Merger on the rights of United Federal shareholders. Please read these materials carefully and consider thoughtfully the information set forth in them.

The Board of Directors of United Federal has unanimously approved the Agreement and consummation of the Merger contemplated thereby, believes that the proposal to approve the Agreement and the Merger is in the best interest of United Federal and its shareholders, employees, depositors, customers, suppliers and communities, and unanimously recommends that you vote FOR approval of the Agreement. The Carson Medlin Company, United Federal's financial advisor, has advised the Board of Directors of United Federal that, in its opinion, as of August 7, 1998, the exchange ratio of 0.945 shares of Triangle Stock for each share of United Federal Stock is fair to United Federal's shareholders from a financial point of view. The Board of Directors of Triangle also has unanimously approved the Agreement and Merger. For a discussion of the background of and reasons for the Merger, please read the section of this Proxy Statement/Prospectus entitled "THE MERGER - Background of and Reasons for the Merger."

It is important to understand that approval of the Agreement will require the affirmative vote of two-thirds of the votes entitled to be cast at the Special Meeting by holders of the issued and outstanding shares of United Federal common stock. Thus, a failure to vote will have the same effect as a vote against the Agreement. Accordingly, whether or not you plan to attend the Special Meeting, you are urged to complete, sign and return promptly the enclosed proxy card. If your shares are held in the name of your broker, your broker is forwarding this Proxy Statement/Prospectus to you; your broker cannot vote on the Merger proposal for you. If you attend the Special Meeting, you may vote in person if you wish, even if you previously have returned your proxy card. The proposed Merger and your vote on this matter is of great importance.

ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO VOTE FOR APPROVAL OF THE AGREEMENT BY MARKING THE ENCLOSED PROXY CARD "FOR" PROPOSAL 1.


                                        Sincerely,



                                        John A. Barker
                                        President and Chief Executive Officer

                           UNITED FEDERAL SAVINGS BANK
                            116 South Franklin Street
                        Rocky Mount, North Carolina 27804
                                 (252) 446-9191



                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


                                   to be held

                               September 10, 1998

NOTICE is hereby given that a Special Meeting of Shareholders (the "Special Meeting") of United Federal Savings Bank ("United Federal") will be held at 10:00 a.m., local time, on Thursday, September 10, 1998 at the Carleton House, 215 North Church Street, Rocky Mount, North Carolina for the following purposes:

         1. PROPOSAL TO APPROVE PROPOSED MERGER. To consider and vote on a proposal to approve the Agreement and Plan of Reorganization and Merger, dated as of March 4, 1998 and amended as of August 7, 1998 and the related Plan of Merger (collectively, the "Agreement"), by and among Triangle Bancorp, Inc. ("Triangle"), Triangle Bank and United Federal and the transactions contemplated pursuant to the Agreement, which include, among other matters, (i) at the effective time, United Federal either (a) will merge with and into Triangle, with Triangle being the surviving corporation, or (b) will convert to a North Carolina-chartered bank and become the wholly-owned bank subsidiary of Triangle, and thereafter merge into Triangle Bank as soon as practicable, and (ii) each outstanding share of the common stock, $0.01 par value per share, of United Federal will be converted into 0.945 shares of the common stock, no par value per share, of Triangle, subject to adjustment as provided in the Agreement, all as more fully described in the accompanying Proxy Statement/Prospectus; and

         2. OTHER BUSINESS. To transact such other business as may properly come before the Special Meeting or any adjournments thereof.

Pursuant to federal law, shareholders of United Federal do not have dissenter's rights of appraisal in connection with the Merger.

Shareholders of record at the close of business on July 27, 1998 are entitled to notice of, and to vote at, the Special Meeting and any adjournments thereof.

The Board of Directors unanimously recommends that the shareholders vote to approve the Agreement.

APPROVAL OF THE MERGER REQUIRES THE AFFIRMATIVE VOTE OF HOLDERS OF NOT LESS THAN TWO-THIRDS OF THE OUTSTANDING SHARES OF UNITED FEDERAL STOCK. Each United Federal shareholder is invited to attend the Special Meeting in person. However, to ensure that a quorum is present at the Special Meeting, each shareholder is urged to complete, date, sign and return promptly the enclosed proxy in the enclosed pre-paid envelope. If you return the enclosed proxy, you may still attend the Special Meeting and vote in person, in which case your returned proxy will be void.

                           By Order of the Board of Directors


                           John A. Barker, President and Chief Executive Officer
Dated:  August 7, 1998

                                   PROSPECTUS

                             TRIANGLE BANCORP, INC.

                             Up to 3,652,842 Shares
                           Common Stock, No Par Value
                            -------------------------

                                 PROXY STATEMENT

                       For Special Meeting of Shareholders
                           United Federal Savings Bank
                        to be held on September 10, 1998


         This Prospectus of Triangle Bancorp, Inc. ("Triangle"), a bank holding company organized under the laws of the State of North Carolina, relates to the shares of common stock, no par value per share, of Triangle ("Triangle Stock"), that are issuable to the shareholders of United Federal Savings Bank ("United Federal"), a federally chartered savings bank organized under the laws of the United States, upon consummation of the proposed merger described herein, pursuant to which (i) United Federal either (a) will be merged with and into Triangle Bank, the wholly-owned subsidiary of Triangle, with Triangle Bank being the surviving corporation, or (b) will convert to a North Carolina-chartered commercial bank and become the wholly-owned subsidiary of Triangle (whichever occurs earlier, the "Merger"), and (ii) each outstanding share of common stock, $0.01 par value per share, of United Federal ("United Federal Stock") will be converted into 0.945 shares (the "Exchange Rate") of Triangle Stock, subject to adjustment, pursuant to the terms of an Agreement and Plan of Reorganization and Merger, dated as of March 4, 1998 and amended as of August 7, 1998, and the related Plan of Merger (collectively, the "Agreement"), by and among Triangle, Triangle Bank and United Federal. A copy of the Agreement is attached hereto as Appendix I.

         In lieu of issuing fractional shares of Triangle Stock, cash will be distributed to each United Federal shareholder otherwise entitled to receive a fractional share in an amount equal to that fraction multiplied by the "market value" of one whole share of Triangle Stock. See "THE MERGER -Terms of the Merger".

         Upon the consummation of the Merger, each share of United Federal Stock outstanding immediately prior to the consummation of the Merger will cease to be outstanding and will be converted into 0.945 shares of Triangle Stock, subject to adjustment as provided in the Agreement, and any options to purchase United Federal Stock remaining unexercised upon consummation of the Merger will be converted into options to purchase 0.945 shares of Triangle Stock per share of United Federal Stock, subject to adjustment, less any resulting fractional share. In the event the average closing sales price of Triangle Stock for the 20 trading days preceding a date three days before the closing of the Merger (the "Average Closing Price") is between $18.67 and $21.17, the Exchange Rate shall be increased to provide a value of not less than $20.00 for each share of United Federal Stock, and in the event the Average Closing Price of Triangle Stock is between $25.51 and $28.00, the Exchange Rate shall be decreased to provide a value of not more than $24.11 for each share of United Federal Stock. The Average Closing Price of Triangle Stock on August 5, 1998 was $19.434; if the Average Closing Price of Triangle Stock was $19.434 three days prior to the Merger, pursuant to the Agreement, the Exchange Rate would be increased from
0.945 to 1.029 to provide a per share value of $20.00. See "THE MERGER - Structure of the Merger", and "- Terms of the Merger". In the event the Average Closing Price of Triangle Stock is between $18.66 and $17.25, the Exchange Rate shall be fixed at 1.071; and in the event the Average

Closing Price of Triangle Stock is less than $17.25, the Exchange Rate shall be increased to provide a value of not less than $18.47 per share of United Federal Stock, provided that Triangle or United Federal may terminate the Agreement and abandon the Merger if the Average Closing Price of Triangle Stock is less than $16.82. In the event the Average Closing Price of Triangle Stock is greater than $28.00, either Triangle or United Federal may terminate the Agreement and abandon the Merger.

         In addition, after determining the Exchange Rate required by the Average Closing Price of Triangle Stock, the Exchange Rate shall be adjusted in the following manner: (i) if between January 1, 1998 and a date five business days prior to the Closing, charge-offs by United Federal (net of recoveries) for all loans (excluding any charge-offs for Pea Island loans) exceed $500,000 the Exchange Rate shall be reduced by .0015 for each $100,000 in charge-offs in excess of $500,000, (ii) if at month-end preceding the Closing non-performing assets of United Federal exceed $2,000,000, the Exchange Rate shall be reduced by .00375 for every $1,000,000 in excess of $2,000,000, on an interpolated dollar-for-dollar basis (for purposes of this clause non-performing assets are defined as all loans (excluding mortgage loans originated by United Federal for sale in the secondary market and mortgage loans which are guaranteed by the FHA or VA) which are over 90 days delinquent, on non-accrual status, or for which the borrower has filed a petition for relief under the United States Bankruptcy Code, and all other collateral property received under loan arrangements currently held for resale), or (iii) if on a date five business days prior to the closing the loan loss reserve of United Federal is less than the sum of $2,900,000 plus 1.5% for every dollar in total loan growth over the December 31, 1997 level of $254,000,000, the Exchange Rate shall be reduced by .00375 for every $250,000 shortfall in the loan loss reserve (excluding any write-off of Pea Island loans) on an interpolated dollar-for-dollar basis; then if the aggregate reduction caused by clauses (i), (ii) and (iii) above is less than or equal to .00375, the Exchange Rate shall not be adjusted, but if the aggregate reduction is greater than .00375 the Exchange Rate shall be adjusted, provided that in the event the adjustment provided for herein causes the Exchange Rate
(i) to decrease by more than 1.5 basis points, either Triangle or United Federal at its option and without penalty may terminate the Agreement, provided that in the event that either party does not so terminate the Agreement, the Agreement shall remain in effect, or (ii) to yield a per share dollar value to a holder of United Federal Stock of less than $18.47, United Federal may terminate the Agreement at its option and without penalty, provided that in the event that United Federal does not so terminate the Agreement, the Agreement shall remain in effect.

         This Prospectus also serves as the Proxy Statement of United Federal and is being furnished by United Federal in connection with the solicitation of proxies to be used at the special meeting of shareholders of United Federal, including any adjournments thereof (the "United Federal Special Meeting"), to be held on Thursday, September 10, 1998. At the United Federal Special Meeting, shareholders of United Federal will be asked to approve the Agreement and the Merger.

         This Proxy Statement/Prospectus and related materials enclosed herewith are being mailed to the shareholders of United Federal on or about August 12, 1998.

         The address of United Federal's principal executive office is 116 South Franklin Street, Rocky Mount, North Carolina 27804-5707, telephone number (252) 446-9191.
              ----------------------------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION ("OTS"), ANY STATE SECURITIES COMMISSION, OR THE FEDERAL DEPOSIT INSURANCE CORPORATION ("FDIC") NOR HAS THE COMMISSION, ANY STATE SECURITIES COMMISSION, THE OTS OR THE FDIC PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
              ----------------------------------------------------
         The date of this Proxy Statement/Prospectus is August 7, 1998.

         No person is authorized to give any information or to make any representation other than those contained in this Proxy Statement/Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized by Triangle or United Federal. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement/Prospectus in any jurisdiction in which such offer is not authorized or to or from any person to whom it is unlawful to make such offer or solicitation. The information contained or incorporated by reference in this Proxy Statement/Prospectus regarding Triangle has been furnished by Triangle and the information contained or incorporated by reference in this Proxy Statement/Prospectus regarding United Federal has been furnished by United Federal. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of the securities being offered hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Triangle or United Federal since the date of this Proxy Statement/Prospectus or the information contained herein or in the documents incorporated herein by reference is correct as of anytime subsequent to the date hereof.

         THE SHARES OF TRIANGLE STOCK BEING OFFERED TO UNITED FEDERAL'S SHAREHOLDERS ARE NOT DEPOSITS OF ANY BANK OR OTHER FINANCIAL INSTITUTION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.
                             ----------------------

                                TABLE OF CONTENTS

                                                                              Page

Available Information............................................................1
Incorporation of Certain Documents by Reference..................................2
Summary..........................................................................3
Selected Supplemental Consolidated Financial Data...............................14
Comparative Per Share Data......................................................17
Special Meeting of United Federal Shareholders..................................18
         Record Date and Voting Rights..........................................18
         Voting and Revocation of Proxies.......................................18
         Solicitation of Proxies................................................19
         Recommendation ........................................................19
The Merger......................................................................20
         Parties to the Merger..................................................20
         Structure of the Merger................................................20
         Terms of the Merger....................................................21
                  Exchange Rate.................................................21
                  Treatment of Fractional Shares................................22
                  Closing and Effective Time....................................22
                  Conduct of Business Pending the Merger........................22
                  Conditions to Consummation of the Merger......................23
                  Required Regulatory Approvals.................................23
                  Other Approvals...............................................24
                  Amendment and Waivers.........................................24
                  Termination of the Agreement..................................24
         Background of and Reasons for the Merger...............................25
                  Background....................................................25
                  Reasons for the Merger........................................26
         Recommendation of the United Federal Board of Directors................27
         Opinion of United Federal's Financial Advisor..........................27
                  Summary of Transaction Consideration..........................29
                  Comparable Transaction Analysis...............................29
                  Industry Comparative Analysis.................................30
                  Contribution Analysis.........................................31
                  Present Value Analysis........................................31
                  Stock Trading History.........................................31
                  Shareholder Claims Analysis...................................32
                  Other Analyses ...............................................32
         Certain Federal Income Tax Consequences................................33
         Accounting Treatment...................................................34
         Interest of Certain Persons in the Merger..............................34
                  Directors.....................................................34
                  Officers......................................................34
                  Employees.....................................................35
                  United Federal Options........................................35
                  Indemnification...............................................36
                  Stock Option Agreement between Triangle and United Federal....36
         Expenses and Fees......................................................36
         Distribution of Triangle Certificates..................................36

                                       iv

         Resale of Triangle Stock...............................................37
Pro Forma Combined Condensed Financial Information..............................39
Information about Triangle and Triangle Bank....................................45
         General................................................................45
         Triangle Stock.........................................................45
         Security Ownership of Management.......................................46
         Recent Acquisitions....................................................46
         Trust Securities Issuance..............................................47
Information about United Federal................................................48
         General................................................................48
         United Federal Stock...................................................48
         Security Ownership of Management and Principal Shareholders............48
Comparison of United Federal Stock  and Triangle Stock..........................49
         Capital Structure......................................................49
         Governing Law .........................................................49
         Voting.................................................................49
         Preemptive Rights .....................................................49
         State Law Anti-Takeover Provisions.....................................50
         Business Combinations and Changes in Control...........................50
         Amendment of Articles of Incorporation.................................51
         Amendment of Bylaws ...................................................51
         Share Purchase and Option Plans for Affiliates.........................52
         Redemption and Repurchase of Stock.....................................52
         Transferability by Certain Persons.....................................52
         Assessments; Impairment of Capital.....................................53
         Number, Election and Removal of Directors..............................53
         Indemnification and Elimination of Director Liability..................53
         Dividend Policy........................................................55
Certain Regulatory Matters......................................................56
         General................................................................56
         Bank Holding Company Regulation........................................56
         Bank Regulation........................................................57
         Dividends..............................................................58
         Capital Requirements...................................................58
         Interstate Banking and Branching.......................................60
         Support of Subsidiary Institutions.....................................60
         Prompt Corrective Action...............................................61
         Legislation and Governmental Policies..................................62
Legal and Tax Matters...........................................................62
Experts.........................................................................63
Other Matters...................................................................63
Appendix I - Amended Agreement and Plan of Reorganization and Merger............I-1
Appendix II - Fairness Opinion of The Carson Medlin Company.....................II-1

                              AVAILABLE INFORMATION

         Triangle is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files proxy statements, reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning Triangle can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549; and at the Chicago Regional Office, Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511; and at the New York Regional Office, 13th Floor, 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates.

         Triangle has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Triangle Stock offered hereby. As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, which may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, D. C. 20549, upon payment of the prescribed fees.

         United Federal also is subject to the information requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Office of Thrift Supervision ("OTS"). Such reports, proxy statements and other information filed by United Federal may be obtained from the OTS at prescribed rates by addressing written requests for such copies to the OTS, 1700 G Street, NW, Washington, D. C. 20552. In addition, such documents may be inspected and copied at the public reference facilities of the OTS at 1700 G Street, NW, Washington, D. C. 20552. Lastly, certain of such documents are exhibits to the Registration Statement and may be inspected and copied at the public reference facilities maintained by the Commission at the addresses set forth above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed by Triangle with the Commission are incorporated by reference into this Proxy Statement/Prospectus:
(i) Triangle's Annual Report on Form 10-K for the fiscal year ended December 31, 1997; (ii) Triangle's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998; and (iii) Triangle's Current Reports on Form 8-K dated March 11, 1998, March 20, 1998, and June 17, 1998. The following documents previously filed by United Federal with the OTS are incorporated by reference into this Proxy Statement/Prospectus: (i) United Federal's Annual Report on Form 10-K for the fiscal year ended December 31, 1997; (ii) United Federal's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998; and
(iii) United Federal's Current Report on Form 8-K dated March 4, 1998.

         In addition, all of the documents filed by Triangle and United Federal pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date the United Federal Special Meeting has been finally adjourned and the Merger consummated shall be deemed to be incorporated by reference herein. Any statements contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

         THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE OTHER DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATED TO TRIANGLE OR UNITED FEDERAL, INCLUDING EXHIBITS WHICH ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THOSE DOCUMENTS, BUT EXCLUDING EXHIBITS NOT SPECIFICALLY INCORPORATED BY REFERENCE IN THOSE DOCUMENTS, ARE AVAILABLE TO EACH PERSON INCLUDING ANY BENEFICIAL OWNER TO WHOM A COPY OF THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED WITHOUT CHARGE, FOR TRIANGLE UPON REQUEST FROM THE SECRETARY, TRIANGLE BANCORP, INC., 4300 GLENWOOD AVENUE, RALEIGH, NORTH CAROLINA 27612, TELEPHONE (919) 881-0455, OR FOR UNITED FEDERAL UPON REQUEST FROM THE PRESIDENT, UNITED FEDERAL SAVINGS BANK 116 SOUTH FRANKLIN STREET, ROCKY MOUNT, NORTH CAROLINA 27804-5707, TELEPHONE (252) 446-9191. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS BEFORE THE UNITED FEDERAL SPECIAL MEETING ANY SUCH REQUESTS SHOULD BE MADE BY SEPTEMBER 1, 1998.

         The documents are available without charge, but persons requesting copies of exhibits to such documents which are specifically incorporated by reference in such documents will be charged the cost of reproduction and mailing.

UNITED FEDERAL'S ANNUAL REPORT TO SHAREHOLDERS FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997 AND QUARTERLY REPORT ON FORM 10-Q FOR THE THREE MONTHS ENDED MARCH 31, 1998 ACCOMPANY THIS PROXY STATEMENT/PROSPECTUS.

                                     SUMMARY

         The following is a summary of certain information relating to the United Federal Special Meeting, the Agreement and the Merger described herein and is not intended to be a summary of all material information relating to Triangle, United Federal, the Agreement or the Merger and is subject to and qualified in its entirety by reference to the more detailed information and financial statements contained elsewhere in this Proxy Statement/Prospectus, including the Appendices hereto, and in the documents incorporated herein by reference. As used in this Proxy Statement/Prospectus, the terms "Triangle" and "United Federal" refer to the respective corporations and, unless the context otherwise requires, the subsidiaries of Triangle and United Federal. Shareholders are urged to read carefully the entire Proxy Statement/Prospectus, including the Appendices.

Special Meeting of United Federal shareholders

         The United Federal Special Meeting will be held on Thursday, September 10, 1998, at 10:00 a.m., local time, at the Carleton House, 215 North Church Street, Rocky Mount, North Carolina. At the United Federal Special Meeting, holders of United Federal Stock will vote upon (i) a proposal to approve the Agreement and the Merger, and (ii) such other business as may properly come before the Special Meeting.

         The affirmative vote of at least two-thirds of the outstanding shares of United Federal Stock entitled to vote at the United Federal Special Meeting is required for approval of the Agreement.

         On July 27, 1998, the record date of shareholders of United Federal entitled to notice of and to vote at the United Federal Special Meeting (the "United Federal Record Date"), there were 3,283,314 shares of United Federal Stock outstanding. As of July 27, 1998, directors and executive officers of United Federal and their affiliates owned and were entitled to vote approximately 28% of the outstanding shares of United Federal Stock. The directors and executive officers of United Federal and their affiliates are expected to vote their shares in favor of the proposal to approve the Agreement. See "SPECIAL MEETING OF UNITED FEDERAL SHAREHOLDERS."

         VOTING OF PROXIES. The persons named to represent United Federal's shareholders as proxies at the United Federal Special Meeting are John A. Barker and Robert C. White. Shares of United Federal Stock represented by each appointment of proxy which is properly executed and returned by a United Federal shareholder, and not revoked, will be voted by the proxies in accordance with the directions contained therein. If no directions are given, such shares will be voted by the proxies "FOR" approval of the Agreement and the transactions contemplated therein. On such other matters that may properly come before the United Federal Special Meeting, the proxies will be authorized to vote in accordance with their judgment on such matters. See "SPECIAL MEETING OF UNITED FEDERAL SHAREHOLDERS-Voting and Revocation of Proxies."

         REVOCATION OF APPOINTMENTS OF PROXY. Any United Federal shareholder who executes an appointment of proxy has the right to revoke it at any time before it is exercised by filing with the Secretary of United Federal either an instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the United Federal Special Meeting and announcing his or her intention to vote in person. See "SPECIAL MEETING OF UNITED FEDERAL SHAREHOLDERS-Voting and Revocation of Proxies."

         PROXY SOLICITATION EXPENSES. Except under certain circumstances involving a wrongful breach or termination of the Agreement, United Federal will pay the expenses associated with the United Federal Special Meeting, including the costs of preparing, assembling and mailing this Proxy Statement/Prospectus. See "THE MERGER - Terms of the Merger - Termination of the Agreement." In addition to the use of the mail, appointments of proxy may be solicited personally or by telephone by United Federal's officers, directors and employees, none of whom will be compensated separately for any such solicitation activities.

Parties to the Merger

         Triangle, a North Carolina corporation, is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Triangle's business consists primarily of owning all of the outstanding shares of Triangle Bank, headquartered in Raleigh, North Carolina, and Bank of Mecklenburg, headquartered in Charlotte, North Carolina. Triangle Bank and Bank of Mecklenburg are both North Carolina-chartered commercial banks and member banks of the Federal Reserve. Triangle Bank provides full-service commercial and consumer banking services from its 61 branches in 41 cities located throughout eastern North Carolina. Bank of Mecklenburg provides full-service commercial and consumer banking services from its three branches in Charlotte, North Carolina. Triangle also owns Coastal Leasing LLC, Greenville, North Carolina, a business equipment leasing company. As of March 31, 1998, Triangle had consolidated assets of $1.7 billion, consolidated deposits of $1.3 billion, and consolidated shareholders' equity of $133 million. The executive offices of Triangle are located at 4300 Glenwood Avenue, Raleigh, North Carolina 27612 (telephone (919) 881-0455). On April 16, 1998, Triangle acquired Guaranty State Bancorp and its wholly-owned subsidiary, Guaranty State Bank, both in Durham, North Carolina. The historical financial information for Triangle contained in this Proxy Statement/Prospectus has been restated to give effect to the Guaranty State Bancorp acquisition. See "THE MERGER-Parties to the Merger-Triangle" and "INFORMATION ABOUT TRIANGLE - Recent Acquisitions."

         United Federal, a federally-chartered savings bank under the supervision of the OTS, provides mortgage, commercial and consumer banking services through 13 branches in Rocky Mount, Cary, Greenville, Morehead City, New Bern, Pinetops, Raleigh, Spring Hope, Tarboro, Warrenton and Wilson, North Carolina. In addition, United Federal operates loan production offices in Charlotte and Wilmington, North Carolina. As of March 31, 1998, United Federal had assets of $305.6 million, deposits of $268.4 million, and shareholders' equity of $22.9 million. The executive offices of United Federal are located at 116 South Franklin Street, Rocky Mount, North Carolina 27804-5707, telephone number (252) 446-9191.

BACKGROUND OF AND REASONS FOR THE MERGER

         BACKGROUND.

         UNITED FEDERAL. Prior to 1980, United Federal operated as a traditional thrift serving selected areas of eastern North Carolina, originating mortgages for residential housing and offering savings products to its customers. Beginning in the 1980's, United Federal entered the mortgage banking business, originating and servicing loans sold to other investors. While profitable, mortgage banking became increasingly competitive and in order to diversify its banking operations and enhance shareholder value, United Federal began to emphasize retail and commercial lending in the mid-1990's. Those transformations allowed United Federal to remain competitive and profitable. During the past several years, however, a number of factors have caused United Federal to reassess its long-standing position to remain an independent community bank, notably increased competition by larger competitors with greater resources. In addition, technology changes have required extensive investments to be made in order to remain competitive in today's market. United Federal's Board of Directors and management has known that, to remain independent, United Federal needed to be able to deliver value-added customer services on a competitive basis and to do so profitably. Thus, in 1997, United Federal was reviewing capital raising alternatives to enable it to expand its commercial lending.

         In December, 1997, United Federal was approached by a representative of Triangle. Negotiations between representatives of United Federal and Triangle continued on December 19 and December 22. On December 22, 1997, an amended proposal described as a letter of intent and styled as a conditional offer was delivered by Triangle. That proposal was considered at a meeting of the Board of Directors of United Federal held on December 22, 1997, and the Board instructed management to continue with negotiations looking toward the execution of the letter of intent and to engage the services of a financial advisor. On December 24, 1997, United Federal executed the letter of intent and on December 30, 1997, engaged The Carson Medlin Company ("Carson Medlin") to serve as its investment advisor.

         On January 2, 1998, United Federal was advised that a third party intended to make an unsolicited offer looking toward the acquisition of the Bank, which offer was received on January 9, 1998. At a meeting of the Board of Directors held on January 11, 1998, management was directed to submit both the Triangle and the third party proposals to Carson Medlin for evaluation and analysis.

         On January 20, 1998, the Board of Directors of United Federal met with representatives of Carson Medlin to consider the evaluation and analysis of the proposals by Triangle and the third party. Although Carson Medlin concluded that both offers were fair from a financial standpoint to the United Federal shareholders, the Board of Directors of United Federal determined on balance that the Triangle offer was more advantageous to the shareholders of United Federal. Negotiations on a definitive agreement and United Federal's due diligence investigation of Triangle continued in February 1998, and, at a telephone meeting held on March 4, 1998, the Board of Directors of United Federal approved the definitive agreement to merge with Triangle. That action was ratified and confirmed at its meeting held on March 26, 1998.

         The market price of most publicly traded securities declined significantly, as did the price of Triangle Stock, in the early days of August 1998. On August 5, 1998, the closing price of Triangle Stock was $17.875. If the price of Triangle Stock were to remain at that level for an extended period of time before the Merger, the Average Closing Price of Triangle Stock could be less than $18.67, which would be grounds for termination of the Agreement. As a result, on August 5, 1998, management of Triangle proposed to management of United Federal that a revised pricing structure be agreed to in the event the Average Closing Price of Triangle stock were less than $18.67. Negotiations continued through August 7, 1998, on which date the Board of United Federal, in consultation with Carson Medlin, agreed to the amended price structure and executed the amendment to the Agreement.

         Triangle. As a result of Triangle's acquisitions during 1991 and 1993, Triangle's management determined in 1994 that a well executed acquisition plan in concert with internal growth would allow Triangle to achieve certain benefits while maintaining loan quality and safe and sound operations. In particular, management believed a well executed acquisition plan could (i) provide opportunities to achieve economies of scale that would increase Triangle's efficiency and profitability; (ii) improve Triangle's ability to compete with the many financial institutions doing business in Triangle's market area; (iii) result in an institution better able to respond to technological changes; (iv) enable the resulting institution to better respond to the needs of its customers and the communities it serves; and (v) allow the shareholders of Triangle (including the former shareholders of acquired institutions) to participate in a financial institution with greater financial resources, a more expansive banking network, a larger market area, and a more liquid stock. After the Merger, Triangle will remain a well-capitalized bank holding company, and Triangle Bank will remain a well-capitalized bank and will be the eighth largest commercial bank in North Carolina, based on assets, with a greater capacity to compete with larger banks in its market areas.

         REASONS FOR THE MERGER

         UNITED FEDERAL. In reaching its determination that the Merger is in the best interests of United Federal's shareholders, United Federal's Board considered a number of factors, including the current and prospective economic and competitive environment facing United Federal and the range of possible values available to United Federal's shareholders, including the timing and likelihood of actually receiving those values; the financial presentation of Carson Medlin, United Federal's independent financial advisor, and the opinion of Carson Medlin that, as of the date of such opinion, the Exchange Ratio is fair from a financial point of view to the shareholders of United Federal; the business, operations, financial condition, earnings and prospects of Triangle; the fact that consummation of the Merger is not conditioned upon Triangle obtaining the financing for its acquisition of United Federal; and the quality and nature of the consideration to be received in the Merger permitting shareholders to defer any tax liability associated with the increase in value of their stock and permitting shareholders to become shareholders of Triangle, an institution with strong operations, management and earnings and a liquid stock.

         TRIANGLE. The Board of Directors of Triangle constantly analyzes opportunities to expand its business and geographic markets by increasing its presence in its existing markets or by entry into new banking markets, whether by acquisition or de novo branching. Triangle considers the markets served by United Federal to be attractive areas for expansion. While Triangle already operates 14 branches in several of United Federal's markets, the Merger provides the opportunity to expand Triangle's business within those markets and into new markets without incurring the initial losses that are normally associated with de novo branching and to gain the advantages of acquiring United Federal's existing deposit base, established customer relationships and proven management and staff.

         For a more detailed discussion of the background of and reasons for the Merger, see "THE MERGER - Background of and Reasons for the Merger."

STRUCTURE AND TERMS OF THE MERGER

         Subject to the terms and conditions of the Agreement, at the effective time of the Merger (the "Effective Time"), United Federal either (i) will be merged with and into Triangle Bank, or (ii) will convert to a North Carolina-chartered commercial bank and become a wholly-owned bank subsidiary of Triangle and thereafter merge into Triangle Bank as soon as practicable. Ultimately, Triangle Bank will be the surviving corporation resulting from the Merger, operating as a North Carolina commercial bank under Triangle Bank's articles of incorporation and bylaws existing immediately prior to the Merger. See "THE MERGER-Structure of the Merger."

         At the Effective Time, each issued and outstanding share of United Federal Stock will be converted into the right to receive 0.945 shares of Triangle Stock, subject to adjustment as provided in the Agreement. In the event the Average Closing Price of Triangle Stock is between $18.67 and $21.17, the Exchange Rate shall be increased to provide a value of not less than $20.00 for each share of United Federal Stock, and in the event the Average Closing Price of Triangle Stock is between $25.51 and $28.00, the Exchange Rate shall be decreased to provide a value of not more than $24.11 for each share of United Federal Stock. The Average Closing Price of Triangle Stock on August 5, 1998 was $19.434; if the Average Closing Price of Triangle Stock three days prior to the Merger was $19.434, pursuant to the Agreement, the Exchange Rate would be increased from 0.945 to 1.029 to provide a per share value of $20.00. Any options to purchase United Federal Stock remaining unexercised upon consummation of the Merger will be converted into options to purchase shares of Triangle Stock by multiplying the number of shares of United Federal Stock subject to options by the Exchange Rate, rounded down to the nearest whole share. Each United Federal shareholder will receive one share of Triangle Stock equal to the number of shares of United Federal Stock owned by such shareholder multiplied by the Exchange Rate. Any fractional shares resulting from the Merger will not be issued and shareholders of United Federal will instead receive cash in lieu of the issuance of fractional shares. Each share of United Federal Stock automatically will be canceled by virtue of the Merger. In the event the Average Closing Price of Triangle

Stock is between $18.66 and $17.25, the Exchange Rate shall be fixed at 1.071; and in the event the Average Closing Price of Triangle Stock is less than $17.25, the Exchange Rate shall be increased to provide a value of not less than $18.47 per share of United Federal Stock, provided that Triangle or United Federal may terminate the Agreement and abandon the Merger if the Average Closing Price of Triangle Stock is less than $16.82. In the event the Average Closing Price of Triangle Stock is greater than $28.00, either Triangle or United Federal may terminate the Agreement and abandon the Merger. See "THE MERGER - Terms of the Merger - Exchange Rate."

         In addition, after determining the Exchange Rate required by the Average Closing Price of Triangle Stock, the Exchange Rate shall be adjusted in the following manner: (i) if between January 1, 1998 and a date five business days prior to the closing charge-offs by United Federal (net of recoveries) for all loans (excluding any charge-offs for Pea Island loans) exceed $500,000, the Exchange Rate shall be reduced by .0015 for each $100,000 in charge-offs in excess of $500,000, (ii) if at month-end preceding the closing non-performing assets of United Federal exceed $2,000,000, the Exchange Rate shall be reduced by .0375 for every $1,000,000 in excess of $2,000,000, on an interpolated dollar-for-dollar basis (for purposes of this clause non-performing assets are defined as all loans (excluding mortgage loans originated by United Federal for sale in the secondary market and mortgage loans which are guaranteed by the FHA or VA) which are over 90 days delinquent, on non-accrual status, or for which the borrower has filed a petition for relief under the United States Bankruptcy Code, and all other collateral property received under loan arrangements currently held for resale), or (iii) if on a date five business days prior to the closing the loan loss reserve of United Federal is less than the sum of $2,900,000 plus 1.5% for every dollar in total loan growth over the December 31, 1997 level of $254,000,000, the Exchange Rate shall be reduced by .00375 for every $250,000 shortfall in the loan loss reserve (excluding any write-off of Pea Island loans) on an interpolated dollar-for-dollar basis; then if the aggregate reduction caused by clauses (i), (ii) and (iii) above is less than or equal to .00375, the Exchange Rate shall not be adjusted, but if the aggregate reduction is greater than .00375 the Exchange Rate shall be adjusted, provided that in the event the adjustment provided for herein causes the Exchange Rate
(i) to decrease by more than 1.5 basis points, either Triangle or United Federal at its option and without penalty may terminate the Agreement, provided that in the event that either party does not so terminate the Agreement, the Agreement shall remain in effect, or (ii) to yield a per share dollar value to a holder of United Federal Stock of less than $18.47, United Federal may terminate the Agreement at its option and without penalty, provided that in the event that United Federal does not so terminate the Agreement, the Agreement shall remain in effect.

         In the event Triangle enters into a binding written agreement to be acquired by a third party which causes the Average Closing Price of Triangle Stock to exceed $28.00, Triangle shall not have the right to terminate the Agreement based on the Average Closing Price as provided above. Further, in such event, the Exchange Rate shall be adjusted to yield a per share dollar value to a holder of United Federal Stock of not more than $24.11. In such event, United Federal may still exercise its right to terminate the Agreement based on the Average Closing Price as provided above.

         As of the United Federal Record Date there were 3,283,314 shares of United Federal Stock outstanding which would be converted into 3,102,732 shares of Triangle Stock assuming no adjustment to the Exchange Rate. Also, as of the United Federal Record Date there were outstanding unexercised options covering 43,500 shares of United Federal Stock which would be converted into options covering 41,075 shares of Triangle Stock, assuming no adjustment to the Exchange Rate.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF UNITED FEDERAL

         The United Federal Board believes that the Merger is in the best interests of United Federal and its shareholders and has unanimously approved the Agreement. THE UNITED FEDERAL BOARD UNANIMOUSLY

RECOMMENDS THAT UNITED FEDERAL SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AGREEMENT AND THE MERGER CONTEMPLATED THEREBY.

OPINION OF FINANCIAL ADVISOR

         Carson Medlin, an independent financial advisory firm, with offices in Tampa, Florida, and Raleigh, North Carolina, rendered its verbal opinion to United Federal on March 4, 1998, that, as of the date of the Agreement and on the basis of circumstances existing at that time, the Exchange Rate is fair, from a financial point of view, to the holders of United Federal Stock. After its review of a variety of relevant factors, Carson Medlin delivered to the United Federal Board its fairness opinion dated August 7, 1998 (the "United Federal Fairness Opinion"). A copy of the United Federal Fairness Opinion is attached to this Proxy Statement/Prospectus as Appendix II and should be read in its entirety for information with respect to the assumptions made and other matters considered by Carson Medlin in rendering its opinion. See "THE MERGER - Opinion of United Federal's Financial Advisor."

CONDITIONS TO CONSUMMATION OF THE MERGER

         In addition to required regulatory and shareholder approvals, consummation of the Merger is conditioned upon the fulfillment of certain other conditions described in the Agreement, unless waived by the party entitled to the benefits of such provision, including without limitation, (i) receipt of an opinion to the effect that, among other things, for federal income tax purposes the Merger will constitute a tax-free "reorganization" as defined in Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) receipt of the United Federal Fairness Opinion, (iii) receipt by Triangle of a fairness opinion from its financial advisor, (iv) receipt by Triangle of assurances in form and content satisfactory to Triangle from PricewaterhouseCoopers LLP to the effect that the Merger may be treated as a pooling-of-interests for accounting purposes, (v) the portion of United Federal's residential real estate mortgage loan portfolio originated for sale in the secondary market including outstanding commitments but excluding commitments with floating rates and commitments to FHLMC ("Secondary Loans") for which no binding contract for sale exists one week prior to the Merger shall not exceed 10% of the dollar value of the Secondary Loans, and the portion of United Federal's residential real estate mortgage loan portfolio originated or committed for sale to FHLMC including outstanding commitments but excluding commitments with floating rates ("FHLMC Loans") for which no binding contract for sale or binding forward commitment with FHLMC exists one week prior to the Merger shall not exceed 30% of the dollar value of the FHLMC Loans, (vi) amounts paid by United Federal for legal, accounting and other professional services related to the Merger (not including fees for the United Federal Fairness Opinion) may not exceed $80,000, and (vii) certain other conditions customary in a transaction of this nature. See "THE MERGER - Conditions to Consummation of the Merger."

REQUIRED REGULATORY APPROVALS

         The Merger is subject to the approval of the Federal Reserve and the North Carolina Commissioner of Banks (the "Commissioner"). Applications for such approvals have been filed and were approved by the Federal Reserve on June 24, 1998, and by the Commissioner on July 10, 1998, which approval was ratified by the North Carolina Banking Commission on July 22, 1998. The amended price structure contained in the Agreement was filed by Triangle with the Federal Reserve and the Commissioner on August 7, 1998 and Triangle has no reason to believe that either agency will revoke its approval. The Merger may not be consummated until the thirtieth day following the date of Federal Reserve approval during which time the United States Department of Justice (the "DOJ") may challenge the Merger on antitrust grounds. There can be no assurance that the DOJ will not challenge the Merger. See "THE MERGER - Terms of the Merger." No approval of the OTS is necessary, however, the required notice of the Merger has been filed with the OTS by Triangle.

CONDUCT OF BUSINESS PENDING MERGER

         The Agreement provides that, prior to the Effective Time, United Federal will conduct its business in the regular and usual course consistent with past practices, and maintain and preserve intact its business organization, officers and employees and business relationships. Further, except as permitted by the Agreement, United Federal will refrain from taking certain actions relating to the operation of its business without the prior approval of Triangle. See "THE MERGER-Terms of the Merger-Conduct of Business Pending the Merger."

AMENDMENT, WAIVERS, AND TERMINATION

         The Agreement may be terminated and the Merger abandoned, at any time prior to the Effective Time, (i) by the mutual agreement of the Boards of Directors of Triangle and United Federal or (ii) by either Triangle or United
Federal: (A) if the Average Closing Price of Triangle Stock is less than $16.82 or greater than $28.00; (B) if the Effective Time shall not have occurred on or before December 31, 1998; (C) if any appropriate regulatory authority has denied approval of the Merger; (D) in the event of a material breach by the other party of any representation, warranty, covenant or other agreement contained in the Agreement, which breach is not cured within 30 days after written notice thereof is given by the non-breaching party; or (E) United Federal's shareholders do not approve the Merger. For the 20 trading days ending on August 5, 1998, the average closing sales price of Triangle Stock was $19.434. See "THE MERGER - Terms of the Merger - Termination of the Agreement." In addition, the Agreement may be terminated and the Merger abandoned by Triangle if, after testing, United Federal faces environmental liabilities in excess of $100,000. Triangle has conducted such testing and the estimated potential damages and liability are less than $100,000; therefore, this condition has lapsed. See "THE MERGER - Terms of the Merger - Termination of the Agreement." Such termination and abandonment would not require the approval of the shareholders of any party to the Agreement. To the extent permitted by law, the Agreement may be amended upon the written agreement of Triangle and United Federal without the approval of shareholders; provided, however, that the provisions of the Agreement relating to the manner or basis in which the shares of United Federal will be converted into Triangle Stock may not be amended after the United Federal Special Meeting without the requisite approval of the holders of the issued and outstanding shares of United Federal Stock entitled to vote thereon. See "THE MERGER - Terms of Merger - Amendment and Waiver."

INTEREST OF CERTAIN PERSONS IN THE MERGER

         In the event the Exchange Rate provides a value of less than $20.00 per share of United Federal Stock, Triangle has agreed that as soon as practicable following the Effective Time, one member of United Federal's Board of Directors, to be selected by Triangle, will be appointed to the Board of Directors of Triangle for a term of two years ending with Triangle's 2000 Annual Meeting of Shareholders. For such service, this individual will be paid in accordance with Triangle's normal policies.

         After the Merger, the other members of the United Federal Board, other than those who choose not to serve, will become members of Triangle Bank's Rocky Mount advisory board and each such individual will be paid in accordance with Triangle Bank's normal practices.

         After the Merger, Triangle will honor the employment agreement dated January 5, 1997 between United Federal and John A. Barker, President of United Federal, and the change in control agreement dated April 1, 1997 between United Federal and Robert C. White, Senior Vice President and Chief Financial Officer of United Federal. In addition, Triangle will enter into a consulting agreement with each of Mr. Barker and Mr. White for terms of six months and three months, respectively, each for assistance in post-Merger matters. At the conclusion of each consulting agreement, neither Mr. Barker nor Mr. White will be employed by Triangle Bank. Consequently, pursuant to provisions in their existing employment and change in control agreements, Triangle will be obligated to pay Mr. Barker and Mr. White severance benefits of approximately $550,000 and $270,000, respectively, upon consummation of the Merger. In addition, Triangle will be obligated to maintain life, health and disability insurance benefits for Mr. Barker and Mr. White for a period of three years after the Merger in coverage substantially similar to coverage maintained by United Federal.

         Provided they each remain employed by United Federal at the Effective Time in their respective current positions, Triangle shall enter into an employment agreement with each of Paul S. Jaber and Wade Spears, each a Senior Vice President of United Federal, as of the Effective Time. Each employment agreement will have a term of two years at base salaries comparable to the employees' current salaries. Each agreement will prohibit employment with any competing financial institution in Nash County, North Carolina, or any contiguous county during the term of the agreement. Triangle Bank also will hire Duran Broadhurst, a Senior Vice President of United Federal, as Triangle Bank's city executive in Wilson, North Carolina. To retain Mr. Broadhurst's services, Triangle shall pay Mr. Broadhurst a bonus payment equal to 18 times his current monthly base salary, provided he remains employed by United Federal at the Effective Time, at which time he will receive one-half of the bonus payment, and provided he remains employed by Triangle Bank on January 4, 1999, at which time he will receive the other half of the bonus payment.

         Provided they remain employed by United Federal at the Effective Time, Triangle will attempt in good faith, but shall have no obligation, to locate suitable positions for and to offer employment to all other employees of United Federal (other than employees serving pursuant to an employment agreement or change in control agreement or other similar arrangement). Any employment so offered by Triangle to an employee of United Federal shall be in such a position, at such location within Triangle's branch system, and for such rate of compensation as Triangle shall determine in its sole discretion.

         At the Effective Time, Triangle will pay to each individual employed by United Federal at the Effective Time who has been continuously employed as a full-time employee by United Federal for at least one year prior to the Effective Time, but who is not offered employment with Triangle following the Effective Time at a position and salary comparable to his or her current position and salary and within 30 miles of his or her location, a severance payment in an amount equal to one week's salary or wages for each year of full prior continuous service with United Federal, provided that any severance payment shall consist of a minimum of one month's salary or wages and a maximum of three months' salary or wages for non-officers and a minimum of three months' salary or wages and a maximum of six months' salary or wages for officers (any employee elected as assistant vice president or higher), who were employed as an officer on December 24, 1997; if the officer was not employed as an officer on December 24, 1997, he or she shall be treated either as a non-officer or an employee with less than one year's employment, as the case may be. Each individual employed by United Federal at the Effective Time who has not been continuously employed as a full-time employee by United Federal for at least one year prior to the Effective Time and who is not offered employment with Triangle following the Effective Time shall receive a severance payment in an amount equal to two week's salary or wages. No payment of severance compensation shall be made to any person who does not remain an employee of United Federal at the Effective Time. No severance payment shall be made to any employee of United Federal who is or will be party to an employment or consulting agreement, a change in control agreement, severance agreement or other similar arrangement with United Federal, Triangle or Triangle Bank, whether oral or written.

         The Agreement contains provisions relating to indemnification of the present and former directors and officers of United Federal to the same extent currently provided by United Federal to its directors and officers. Additionally, options to purchase shares of United Federal Stock held by officers of United Federal will be converted into options to purchase shares of Triangle Stock by multiplying the number of shares of United

Federal Stock subject to such options by the Exchange Rate. The per share exercise price under each option shall be adjusted by dividing the per share exercise price of the option by the Exchange Rate.

         In negotiating the Agreement, Triangle requested and received from United Federal a Stock Option Agreement dated March 4, 1998, whereby United Federal has granted to Triangle an option to purchase 611,788 shares of United Federal Stock at an exercise price of $17.00 per share. The Stock Option Agreement expires on December 31, 1998, unless such date is extended by mutual agreement of Triangle and United Federal. The options are exercisable only in the event (i) United Federal, without Triangle's permission, agrees to be acquired by, merge with or sell all or substantially all of its assets to another entity, (ii) any person or entity acquires 10% or more of the outstanding shares of United Federal Stock, (iii) any person or entity makes a bona fide acquisition proposal to United Federal or its shareholders, or (iv) any person or entity files an application to acquire United Federal or all or substantially all of its assets. In such event, Triangle may exercise the option prior to December 31, 1998. Triangle may exercise the option only with the prior approval of the Federal Reserve and the OTS.

         For a more detailed discussion of these items, See "THE MERGER - Interest of Certain Persons in the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         As a condition of the consummation of the Merger, Triangle has received the opinion (the "Tax Opinion") PricewaterhouseCoopers LLP, tax advisors to Triangle, concerning the federal income tax consequences of the Merger. It is expected that shareholders of United Federal will recognize no gain or loss as a result of the Merger, except with respect to the payment of cash in lieu of the actual issuance of fractional shares of Triangle Stock. The tax basis of the Triangle Stock received by United Federal shareholders will generally equal the tax basis of the United Federal Stock surrendered, and the holding period of the Triangle Stock received will generally include the holding period of the United Federal Stock surrendered. See "THE MERGER - Certain Federal Income Tax Consequences."

IT IS RECOMMENDED THAT EACH UNITED FEDERAL SHAREHOLDER CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE FEDERAL AND ANY APPLICABLE FOREIGN, STATE, AND LOCAL INCOME TAX CONSEQUENCES OF THE MERGER.

ACCOUNTING TREATMENT

         The Agreement requires that the Merger qualify to be treated as a pooling-of-interests for accounting and financial reporting purposes. Generally, if the number of fractional shares of Triangle Stock resulting from the Merger for which cash is paid in effecting the Merger, together with any share of Triangle Stock deemed tainted for pooling-of-interest purposes, would represent more than 10% of the shares issued by Triangle in connection with the Merger, then the Merger will not qualify for the pooling-of-interests method of accounting. In such event, or if for any other reason the Merger could not be accounted for as a pooling-of-interests, Triangle or United Federal would be entitled to terminate the Agreement and abandon the Merger. See "THE MERGER -Accounting Treatment."

EFFECTS OF THE MERGER ON RIGHTS OF SHAREHOLDERS

         Following the Merger, the Articles of Incorporation and Bylaws of Triangle will remain in full force and effect without change. Shareholders of United Federal will be shareholders of Triangle after the Merger. The provisions of the Articles of Incorporation and Bylaws of Triangle differ in certain respects from the provisions of the Federal Stock Charter and Bylaws of United Federal. For a comparison of the rights of shareholders under the Articles of Incorporation and Bylaws of Triangle and the Federal Stock Charter and Bylaws of United Federal, see "COMPARISON OF UNITED FEDERAL STOCK AND TRIANGLE STOCK." Pursuant to federal law, shareholders of United Federal do not have dissenter's rights of appraisal in connection with the Merger. The Merger will not affect the rights of shareholders of Triangle. As the Merger will have no effect on the Articles of Incorporation or Bylaws of Triangle or on the rights or outstanding shares of Triangle Stock held by Triangle shareholders, and as the amount of Triangle Stock to be issued in the Merger is less than 20% of the currently outstanding shares of Triangle Stock, no approval of the Merger by the shareholders of Triangle is necessary, pursuant to Section 55-11-03(g) of the North Carolina Business Corporation Act (the "NCBCA").

RESALES OF TRIANGLE STOCK RECEIVED IN MERGER

         The shares of Triangle Stock into which United Federal Stock will be converted in the Merger will be freely transferable by the holders thereof except in the case of shares held by persons who may be deemed to be "affiliates" of Triangle or United Federal under applicable federal securities laws. Generally, United Federal's affiliates include its directors, executive officers, principal shareholders and other persons who may be deemed to "control" United Federal. See "THE MERGER-Resale of Triangle Stock".

CERTAIN PROVISIONS THAT MAY BE DEEMED TO HAVE AN ANTI-TAKEOVER EFFECT

         The Articles of Incorporation and Bylaws of Triangle contain several provisions that may be deemed to have an "anti-takeover" effect in that they would discourage or prevent an acquisition of Triangle unless the potential acquiror has obtained the approval of Triangle's Board of Directors. Triangle's Board of Directors believes that an unsolicited, nonnegotiated takeover proposal could seriously disrupt the business and management of Triangle and cause Triangle great expense. Although the Board of Directors of Triangle believes these provisions are beneficial to Triangle shareholders, such provisions may tend to discourage some acquisition proposals by potential acquirers. See "COMPARISON OF UNITED FEDERAL STOCK AND TRIANGLE STOCK." The Merger will not effect the rights of shareholders of Triangle.

DISTRIBUTION OF TRIANGLE CERTIFICATES

         As soon as practicable after the consummation of the Merger, Registrar and Transfer Company, Cranford, New Jersey, Triangle's transfer agent (the "Exchange Agent"), will mail to each holder of record of United Federal Stock a letter of transmittal and instructions for use in effecting the surrender of the certificates in exchange for certificates representing shares of Triangle Stock. See "THE MERGER - Distribution of Triangle Certificates."

MARKET FOR TRIANGLE STOCK AND UNITED FEDERAL STOCK

         Since January 1998, transactions in Triangle Stock have been quoted on the New York Stock Exchange. From 1994 through 1997, transactions in Triangle Stock were quoted on the Nasdaq National Market. As of June 30, 1998, there were 21,529,254 shares of Triangle Stock outstanding and held by approximately 8,200 holders of record, not including persons or entities whose stock is held in nominee or street name through various brokerage firms or banks. On June 30, 1998, Triangle effected a three-for-two split of Triangle Stock in the form of a 50% stock dividend with the result that the 14,354,009 shares outstanding on June 30, 1998 became 21,529,254 shares outstanding after the split.

         United Federal Stock trades on the Nasdaq Small-Cap-Market. Trading in United Federal Stock is infrequent. As of the United Federal Record Date, there were 3,283,314 shares of United Federal Stock outstanding and held by approximately 510 holders of record, not including persons or entities whose stock is held in nominee or street name through various brokerage firms or banks.

         The following table sets forth quarterly information on the price range of Triangle Stock and United Federal Stock for the periods indicated and shows the high and low sale prices as quoted by the Nasdaq National Market through 1997 and the New York Stock Exchange for 1998 for Triangle Stock, and the high and low sale prices as quoted by the Nasdaq Small-Cap Market for United Federal Stock, respectively. The prices shown are without retail markups, markdowns or commissions.

                                        Triangle Stock (1)       United Federal Stock
                                          High        Low         High        Low
                                          ----        ---         ----        ---
1998
----
1st Quarter .....................         $23.37      $19.37      $19.50      $17.50
2nd Quarter .....................         $20.92      $18.75      $19.50      $16.75
3rd Quarter (through 8/5/98) ....         $21.06      $17.87      $18.62     $17.625

1997
----
1st Quarter .....................         $13.67      $10.67       $9.63       $8.00
2nd Quarter .....................         $15.00      $12.33      $11.88       $9.00
3rd Quarter .....................         $20.17      $14.50      $12.00      $10.75
4th Quarter .....................         $23.82      $16.33      $20.00      $10.00

1996
----
1st Quarter .....................         $10.67       $9.25       $8.00       $7.50
2nd Quarter .....................         $10.00       $9.00       $8.00       $7.75
3rd Quarter .....................         $10.17       $9.00       $8.00       $7.00
4th Quarter .....................         $10.92       $9.67       $8.25       $7.25

         (1) On June 30, 1998, Triangle effected a three-for-two split of Triangle Stock effected in the form of a 50% stock dividend payable to shareholders of record on June 15, 1998. The information on Triangle Stock contained in the table has been revised to give effect to the stock split.

         On December 24, 1997, the last full business day preceding the public announcement of the Merger, the last sale price for a share of Triangle Stock was $23.33. The last sale price of United Federal Stock prior to the announcement of the Merger and known to management was $17.00 on December 24, 1997. On August 6, 1998, the latest practical date for which such prices were available, the last sale price of a share of Triangle Stock was $19.00 and the last sale price of United Federal Stock since the announcement of the Merger and known to management of United Federal was $18.188 per share for 9,000 shares on August 7, 1998.

DIVIDENDS

         The holders of Triangle Stock are entitled to receive dividends when and if declared by Triangle's Board of Directors out of funds legally available therefor. Triangle has paid cash dividends each quarter since the third quarter of 1994. There can be no assurance that after the Merger any dividends will be declared or paid or, if declared and paid, continued in the future. The declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements, and the Triangle Board of Directors' consideration of other relevant factors. Subject to the foregoing, it is currently Triangle's intent to continue to pay quarterly cash dividends. The principal sources of funds for the payment of dividends by Triangle are dividends from its subsidiaries, Triangle Bank, Bank of Mecklenburg and Coastal Leasing LLC. See "CERTAIN REGULATORY MATTERS - Dividends" for information regarding certain restrictions on the payment of dividends by Triangle Bank and Bank of Mecklenburg to Triangle.

         The holders of United Federal Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. United Federal has paid cash dividends each quarter since the first quarter of 1995. United Federal paid cash dividends on an irregular basis prior to 1995. Pursuant to the terms of the Agreement, United Federal may continue to pay, but may not increase, its quarterly cash dividend at the rate of $0.06 per share. Like Triangle, the payment of cash dividends by United Federal is limited by certain regulatory restrictions, and is dependent upon its business conditions, operating results, capital and reserve requirements, and its Board of Directors' consideration of other relevant factors. See "INFORMATION ABOUT UNITED FEDERAL-United Federal Stock." There can be no assurance that, in the absence of the consummation of the Merger, dividends would be paid by United Federal in the future.

         At March 31, 1998, under dividend restrictions imposed by federal and state laws, and without obtaining regulatory approvals, Triangle Bank could declare approximately $32 million in cash dividends, Bank of Mecklenburg could declare approximately $4 million in cash dividends, and United Federal could declare approximately $3.1 million in cash dividends. Sources of cash available to Triangle for the payment of cash dividends are cash on hand at Triangle, cash made available to Triangle from Triangle Bank, Bank of Mecklenburg and other subsidiaries in the form of dividends to Triangle, and borrowed funds. Except for the receipt of cash in exchange for shares of Triangle Stock in connection with the exercise of outstanding options and warrants, Triangle does not generate cash other than the dividends received from its subsidiaries, including Triangle Bank and Bank of Mecklenburg, and earnings on investments. After giving effect to the Merger, at March 31, 1998, Triangle's subsidiaries, including Triangle Bank and Bank of Mecklenburg, and United Federal could declare approximately $39 million in cash dividends on a combined basis, which amount in turn would be available to Triangle.

         The following table sets forth the cash dividends declared per share for the indicated periods.

                                                Triangle (1)      United Federal
1998
----
1st Quarter ....................................   $0.08              $.06
2nd Quarter ....................................   $0.09              $.06
1997
----
1st Quarter ....................................   $ .07              $.05
2nd Quarter ....................................   $ .07              $.06
3rd Quarter ....................................   $ .08              $.06
4th Quarter ....................................   $ .08              $.06
1996
----
1st Quarter ....................................   $ .05              $.05
2nd Quarter ....................................   $ .05              $.05
3rd Quarter ....................................   $ .05              $.05
4th Quarter ....................................   $ .07              $.05

(1) The dividends shown are dividends historically paid by Triangle on shares of Triangle Stock outstanding on the date declared without restating such dividends to reflect acquisitions of other entities by Triangle which were accounted for under the pooling-of-interests method of accounting. On June 30, 1998, Triangle effected a three-for-two split of Triangle Stock effected in the form of a 50% stock dividend, payable to shareholders of record on June 15, 1998. The information on Triangle presented in the table has been revised to give effect to the stock split.

                SELECTED SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA

         The following tables set forth selected supplemental consolidated financial information for Triangle and selected historical consolidated financial information for United Federal. This information has been derived from the audited and unaudited supplemental consolidated financial statements of Triangle and the audited and unaudited consolidated financial statements of United Federal, including the related notes thereto, incorporated herein by reference and should be read in conjunction therewith. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." For a discussion of recent transactions, see "PRO FORMA COMBINED CONDENSED INFORMATION" and "INFORMATION ABOUT TRIANGLE - Recent Acquisitions" and "INFORMATION ABOUT TRIANGLE - Trust Preferred Securities"

                                                      Triangle Bancorp, Inc.
                                               Selected Consolidated Financial Data
                                           (Dollars in thousands, except per share data)

                                           Three Months Ended
                                                 March 31,                                 Year Ended December 31,
                                           ------------------         --------------------------------------------------------------
                                            1998          1997          1997           1996          1995        1994        1993
                                            ----          ----          ----           ----          ----        ----        ----
                                               (Unaudited)
Selected Balance Sheet Data:
  Loans and Leases, net                   $1,027,437    $873,772      $1,018,556      $816,618     $697,844    $574,320    $493,492
  Securities Available for Sale              411,613     264,477         432,722       309,185      235,188     174,994           -
  Securities Held to Maturity                 89,815      91,395          94,793        98,112       89,452      86,427     227,142
  Trading Assets                                   -      54,447               -             -            -           -           -
  Total Assets                             1,710,850   1,392,791       1,711,616     1,337,954    1,137,217     953,546     863,501
  Total Deposits                           1,349,775   1,159,406       1,284,586     1,109,345      917,501     803,858     736,266
  Advances from the FHLB                     150,300      69,300         195,300        59,800       59,500      20,500       5,500
  Corporation-Obligated Mandatorily
     Redeemable Capital Securities            19,951           -          19,951             -            -           -           -
  Shareholders' Equity                       133,190     121,304         130,492       116,186      106,545      91,484      88,495

Selected Results of Operations:
  Net Interest Income                        $15,420     $13,399         $57,962       $49,629      $43,214     $37,647     $27,370
  Provision for Loan Losses                    1,152         591           3,669         2,473          706       1,443       2,501
  Noninterest Income                           3,095       2,615          13,620        10,236        8,738       6,307       7,024
  Noninterest Expense                          9,968       9,167          40,453        35,307       36,053      33,468      24,938
  Net Income                                   4,911       3,922          17,724        14,300       10,086       6,019       5,328

Per Share Data (1):
  Basic EPS                                    $0.23       $0.19           $0.83         $0.69        $0.49       $0.35       $0.31
  Diluted EPS                                   0.22        0.18            0.80          0.67         0.48        0.35        0.31
  Book Value                                    6.19        5.70            6.11          5.60         5.16        4.52        4.64
  Cash Dividends                                0.08        0.05            0.26          0.19         0.11        0.06        0.02

Selected Ratios:
  Return on Average Assets                     1.18%       1.18%           1.20%         1.13%        0.99%       0.67%       0.81%
  Return on Average Equity                    14.92%      13.16%          14.15%        12.94%       10.17%       6.63%       7.04%
  Shareholders' Equity to Total Assets         7.79%       8.71%           7.62%         8.68%        9.37%       9.59%      10.25%

(1) The per share information presented has been adjusted to give effect to a three-for-two stock split of Triangle Stock effected in the form of a 50% stock dividend which was paid on June 30, 1998 to shareholders of record on June 15, 1998.


                                                     United Federal Savings Bank
                                                Selected Consolidated Financial Data
                                            (Dollars in thousands except per share data)

                                           Three Months Ended
                                                 March 31,                                 Year Ended December 31,
                                           ------------------         --------------------------------------------------------------
                                            1998          1997          1997           1996          1995        1994        1993
                                            ----          ----          ----           ----          ----        ----        ----
Financial Condition Data:                      (Unaudited)
   Total Assets.....................        $305,650    $270,180      $304,407      $260,799      $246,918   $240,740      $242,788
   Loans Receivable.................         256,469     196,873       251,568       186,923       138,825    115,047        95,788
   Mortgage-backed Securities.......           5,566      20,090         5,873        27,888        39,232     45,156        53,820
   Investments (1)..................          26,297      40,255        27,827        34,136        58,665     69,021        79,650
   Deposits.........................         268,362     241,239       265,908       235,458       220,346    196,614       206,257
   Borrowed Funds...................           5,000           -        10,000             -             -     20,000             -
   Stockholders' Equity.............          22,905      20,532        21,980        20,217        20,714     17,390        17,592

Operating Data:
   Interest Income..................          $6,288      $5,241       $22,957       $20,001       $19,411    $15,294       $15,934
   Interest Expense.................           3,520       3,028        12,858        11,825        12,202      9,322        10,260
   Net Interest Income..............           2,768       2,213        10,099         8,176         7,209      5,972         5,674
   Loan Loss Provisions.............             300          35         1,451            42         (675)      (435)         (590)
   Other Income.....................             842         879         3,630         2,988         2,918      3,076         5,459
   Non Interest Expense.............           2,569       2,236         9,672         9,571         7,019      7,603         7,606
   Income Tax Expense...............             271         296           803         1,055         1,353        716         1,549
   Net Income.......................             470         525         1,803           496         2,430      1,164         2,568

Per Share Data:
   Earnings - Basic.................           $0.15       $0.17         $0.59         $0.16         $0.79      $0.38         $0.84
   Earnings - Diluted...............            0.14        0.17          0.57          0.16          0.79       0.38          0.84
   Dividends Declared...............            0.06        0.05          0.23          0.20          0.16       0.04             -
   Book Value at Period End.........            7.02        6.70          6.93          6.60          6.76       5.67          5.74

Selected Financial Ratios:
   Return on Average Assets.........           0.62%       0.79%         0.64%         0.19%         1.00%      0.48%         1.02%
   Return on Average Equity.........           8.41%      10.48%         8.70%         2.43%        12.75%      6.65%        16.02%
   Average Equity to Average Assets            7.37%       7.53%         7.39%         7.97%         7.81%      7.23%         6.34%
   Dividend Payout Ratio (2)........          42.86%      29.41%        40.35%       125.00%        20.25%     10.53%           N/A

(1) Investments include amounts due from depository institutions, federal funds sold, equity securities, US Government and agency bonds, and loans held for sale.
(2) The dividend pay-out ratio was computed based on diluted earnings per share.

                           COMPARATIVE PER SHARE DATA

The following unaudited supplemental consolidated financial information reflects certain comparative per share data relating to net income and book value per common share for Triangle. United Federal is presented on a historical basis. Net income and book value per common share is presented on a pro forma basis for Triangle after giving effect to the Merger. Net income and book value per common share is presented on a pro forma equivalent basis for United Federal assuming that the Merger had been effected for the periods presented and had been accounted for as a pooling-of-interests. The Triangle historical information for all periods has been restated to reflect the acquisition of Guaranty State Bancorp in April 1998. The data presented should be read in conjunction with and has been derived from historical and supplemental consolidated financial statements of Triangle and the historical consolidated financial statements of United Federal and the related notes thereto incorporated herein by reference and in conjunction with the unaudited pro forma combined condensed financial information, including the related notes thereto, included elsewhere in this Prospectus/Proxy Statement. The pro forma comparative per share information presented is not necessarily indicative of what the actual financial results would have been had such transaction been completed at each of the periods presented and is not indicative of future financial position or future results. See "PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                                           Three Months Ended March 31,           Year Ended December 31,
                                                           ----------------------------           -----------------------
Per Common Share (1):                                            1998           1997           1997        1996        1995
                                                                 ----           ----           ----        ----        ----
Basic Earnings Per Share
Triangle - supplemental .................................       $ .23          $ .19          $ .83       $ .69       $ .49
United Federal-historical ...............................         .15            .17            .59         .16         .79
Triangle/United Federal pro forma combined ..............         .22            .18            .81         .63         .53
United Federal pro forma equivalent .....................         .21            .17            .77         .60         .50

Diluted Earnings Per Share:
Triangle - supplemental .................................       $ .22          $ .18          $ .80       $ .67       $ .48
United Federal - historical .............................         .14            .17            .57         .16         .79
Triangle/United Federal pro forma combined ..............         .21            .18            .78         .61         .52
United Federal pro forma equivalent .....................         .19            .17            .74         .58         .49

Cash Dividends:
Triangle - supplemental .................................       $ .08          $ .05          $ .26       $ .19       $ .11
United Federal historical ...............................         .06            .05            .23         .20         .16
Triangle/United Federal pro forma combined: .............         .08            .05            .26         .19         .12

Book Value: .............................................       At 3/31/98     At 12/31/97
                                                                ----------     -----------
Triangle - supplemental .................................       $ 6.19        $ 6.11
United Federal-historical ...............................         7.02          6.93
Triangle/United Federal pro forma combined ..............         6.34          6.26
United Federal pro forma equivalent .....................         5.99          5.92

Market Value per Share (2)(3: ...........................       At December 24, 1997
                                                                --------------------
Triangle Stock ..........................................       $ 23.33
United Federal Stock ....................................       $ 17.00
Equivalent pro forma United Federal Stock ...............       $ 22.05
  (giving effect to Merger only)

(1) The per share information has been adjusted to give effect to a three-for-two split of Triangle Stock in the form of a 50% stock dividend which was paid on June 30, 1998 to shareholders of record on June 15, 1998.
(2) The closing price for Triangle Stock and for United Federal Stock is the closing sale price on the Nasdaq National Market and on the Nasdaq Small-Cap Market, respectively, on the indicated date.
(3) Equivalent pro forma amount is calculated by multiplying the Triangle Stock market value by the Exchange Rate. The equivalent pro forma market value per share is dependent on the price of Triangle Stock on any given date and the amount shown is not indicative of what the value of Triangle Stock will be after the Merger.

                 SPECIAL MEETING OF UNITED FEDERAL SHAREHOLDERS

         This Proxy Statement/Prospectus is being furnished to shareholders of record of United Federal Stock as of the close of business on July 27, 1998, in connection with the solicitation of proxies by the United Federal Board for use at the United Federal Special Meeting to be held on Thursday, September 10, 1998, at 10:00 a.m., local time, at the Carleton House, 215 North Church Street, Rocky Mount, North Carolina, and at any adjournments thereof to consider and take action upon (i) a proposal to approve the Agreement and (ii) such other business as may properly come before the United Federal Special Meeting. Each copy of this Proxy Statement/Prospectus being furnished to the holders of record of United Federal Stock is accompanied by a form of proxy for use at the United Federal Special Meeting.

HOLDERS OF UNITED FEDERAL STOCK ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

RECORD DATE AND VOTING RIGHTS

         The United Federal Board has fixed the close of business on July 27, 1998 (the "United Federal Record Date") as the record date for the determination of shareholders of United Federal entitled to receive notice of and to vote at the United Federal Special Meeting. As of the United Federal Record Date, there were 3,283,314 shares of United Federal Stock issued and outstanding held by approximately 510 holders of record, not including persons or entities whose stock is held in nominee or street name through various brokerage firms or banks. Each share of United Federal Stock issued and outstanding as of the United Federal Record Date is entitled to one vote on each of the matters to be decided at the United Federal Special Meeting. The affirmative vote of at least two-thirds of the total shares of United Federal Stock issued and outstanding is necessary for approval of the Agreement. Because the affirmative vote of at least two-thirds of the total shares issued and outstanding is required, abstentions, broker non-votes and shares otherwise not voted in the affirmative will have the same effect as votes against the Agreement.

         As of the United Federal Record Date, the directors and executive officers of United Federal and their affiliates owned and were entitled to vote approximately 28% of the United Federal Stock. The directors and executive officers are expected to vote their shares in favor of the proposal to approve the Agreement.

VOTING AND REVOCATION OF PROXIES

         The shares of United Federal Stock represented by properly executed proxies received in time for the United Federal Special Meeting will be voted as directed by the shareholders, unless such proxies are revoked as described below. If no instructions are given, such proxies will be voted FOR approval of the proposal to approve the Agreement and the Merger. If any other matter is properly brought before the United Federal Special Meeting, such proxies will be voted in the discretion of a majority of the proxy holders named in the United Federal proxy card. Management of United Federal is not aware of any other business to be presented at the United Federal Special Meeting.

         Any shareholder may revoke a proxy at any time before it is voted by attending and voting in person at the United Federal Special Meeting or by giving a written notice of revocation to the Secretary of United Federal provided such notice is actually received prior to the vote of shareholders. A later dated proxy that is actually voted at the United Federal Special Meeting also will revoke an earlier dated proxy. A proxy will not be revoked by the death or incapacity of the shareholder executing it unless, before the shares are voted, notice of such death or incapacity is filed with the Secretary of United Federal or with any other person authorized to tabulate votes on behalf of United Federal. Whether or not you plan to attend the United Federal Special Meeting, please complete, sign and return the enclosed proxy card.

SOLICITATION OF PROXIES

         Proxies may be solicited by the directors, officers and employees of United Federal by mail, in person or by telephone or telegraph. Such persons will receive no additional compensation for such services. United Federal may make arrangements with brokerage firms and other custodians, nominees, and fiduciaries, if any, for the forwarding of solicitation materials to the beneficial owners of United Federal Stock held of record by such persons. Any such brokers, custodians, nominees, and fiduciaries will be reimbursed for the reasonable out-of-pocket expenses incurred by them for such services. Except under certain circumstances involving a wrongful breach or termination of the Agreement by Triangle, United Federal will pay all expenses of its solicitation of proxies and of holding the United Federal Special Meeting. This Proxy Statement/Prospectus, Notice of the United Federal Special Meeting and form of proxy, are first being mailed to shareholders of United Federal on or about August 12, 1998.

RECOMMENDATION

         The United Federal Board has unanimously approved the Agreement and the Merger, believes that the proposal to approve the Agreement and the Merger is in the best interest of United Federal and its shareholders, employees, depositors, customers, suppliers and community, and unanimously recommends that United Federal shareholders vote FOR approval of the Agreement and the Merger. In making its recommendation, the United Federal Board has considered, among other things, the United Federal Fairness Opinion that Triangle's proposal is fair to United Federal shareholders from a financial point of view.

                                   THE MERGER

         The following information describes certain of the important terms and conditions of the Agreement and the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Agreement and the United Federal Fairness Opinion, both of which are attached hereto as Appendices to this Proxy Statement/Prospectus. United Federal shareholders are urged to read these materials in their entirety.

PARTIES TO THE MERGER

         TRIANGLE. Triangle, a North Carolina corporation, is a bank holding company registered with the Federal Reserve under the BHC Act. Triangle owns all of the outstanding shares of Triangle Bank and Bank of Mecklenburg, which are state commercial banks under the supervision of the Commissioner and the Federal Reserve. Triangle also owns Coastal Leasing LLC, a business equipment leasing company headquartered in Greenville, North Carolina. Triangle Bank provides full-service commercial and consumer banking services from its 61 branches in 41 cities located throughout central and eastern North Carolina. Bank of Mecklenburg provides full-service commercial and consumer banking services from three branches in Charlotte, North Carolina. As of March 31, 1998, Triangle had consolidated assets of $1.7 billion, consolidated deposits of $1.3 billion, and consolidated shareholders' equity of $133 million. On April 16, 1998, Triangle acquired Guaranty State Bancorp, Durham, North Carolina. See "INFORMATION ABOUT TRIANGLE - Recent Acquisitions." The executive offices of Triangle are located at 4300 Glenwood Avenue, Raleigh, North Carolina 27612, telephone number (919) 881-0455.

         UNITED FEDERAL. United Federal is a federally chartered savings bank under the supervision of the OTS. United Federal provides a range of mortgage, commercial and consumer banking services through 13 branches in Rocky Mount, Cary, Greenville, Morehead City, New Bern, Pinetops, Raleigh, Spring Hope, Tarboro, Warrenton and Wilson, North Carolina. In addition, United Federal operates loan production offices in both Charlotte and Wilmington, North Carolina. As of March 31, 1998, United Federal had assets of $305.6 million, deposits of $268.4 million, and shareholders' equity of $22.9 million. The executive offices of United Federal are located at 116 South Franklin Street, Rocky Mount, North Carolina 27804-5707, telephone number (252) 446-9191.

STRUCTURE OF THE MERGER

         Subject to the terms and conditions of the Agreement, at the Effective Time, United Federal either (i) will be merged with and into Triangle Bank or
(ii) will convert to a North Carolina-chartered commercial bank and become the wholly-owned bank subsidiary of Triangle, and, as soon as practicable thereafter, merge into Triangle Bank. Ultimately, Triangle Bank will be the surviving corporation resulting from the Merger, operating under its articles of incorporation and bylaws as existing immediately prior to the Merger. At the Effective Time, the issued and outstanding shares of United Federal Stock will be converted into the right to receive shares of Triangle Stock at the Exchange Rate. See "- Terms of the Merger - Exchange Rate." Each share of United Federal Stock issued and outstanding at the Effective Time will be automatically canceled by virtue of the Merger. With the exception of the issuance of additional shares of Triangle Stock in connection with the Merger, the issued and outstanding shares of Triangle Stock will not be changed as a result of the Merger. See "- Terms of the Merger."

         United Federal maintains a stock option plan for employees and a stock option plan for outside directors (collectively, the "United Federal Option Plans") under which it has granted options to purchase shares of United Federal Stock (the "United Federal Options"). At the United Federal Record Date, United Federal Options to purchase a total of 43,500 shares of United Federal Stock were outstanding. All such United Federal Options will be converted into options to purchase Triangle Stock at the Effective Time and thereafter shall provide for the purchase of that number of shares of Triangle Stock equal to the product of the number of shares of United Federal Stock subject to the United Federal Option immediately prior to the Effective Time multiplied by the Exchange

Rate and rounded down to the nearest whole number. The per share exercise price immediately prior to the Effective Time shall be adjusted by dividing such per share price by the Exchange Rate and rounded up to the nearest cent. See "- Terms of the Merger - Exchange Rate."

         After the Effective Time, the holders of record of shares of United Federal Stock will have voting rights and dividend rights with respect to that number of shares of Triangle Stock for which the shares of United Federal Stock that such persons owned immediately prior to the Effective Time are exchanged.

TERMS OF THE MERGER

         EXCHANGE RATE. Shares of United Federal Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive shares of Triangle Stock at the Exchange Rate as provided in the Agreement. The Exchange Rate is 0.945, subject to adjustment as described below. In the event the Average Closing Price of Triangle Stock is between $18.67 and $21.17, the Exchange Rate shall be increased to provide a value of not less than $20.00 for each share of United Federal Stock, and in the event the Average Closing Price of Triangle Stock is between $25.51 and $28.00, the Exchange Rate shall be decreased to provide a value of not more than $24.11 for each share of United Federal Stock. As of August 5, 1998, the Average Closing Price of Triangle Stock was $19.434; if the Average Closing Price of Triangle Stock was $19.434 three days prior to the Merger, pursuant to the Agreement, the Exchange Rate would be increased from 0.945 to 1.029 to provide a per share value of $20.00. Each United Federal shareholder will receive a number of shares of Triangle Stock equal to the number of shares of United Federal Stock owned by such shareholder multiplied by the Exchange Rate. No fractional shares will be issued but United Federal shareholders, in lieu of the issuance of fractional shares, will receive cash as determined in the Agreement. In the event the Average Closing Price of Triangle Stock is between $18.66 and $17.25, the Exchange Rate shall be fixed at 1.071; and in the event the Average Closing Price of Triangle Stock is less than $17.25, the Exchange Rate shall be increased to provide a value of not less than $18.47 per share of United Federal Stock, provided that Triangle or United Federal may terminate the Agreement and abandon the Merger if the Average Closing Price of Triangle Stock is less than $16.82. In the event the Average Closing Price of Triangle Stock is greater than $28.00, either Triangle or United Federal may terminate the Agreement and abandon the Merger.

         In addition, after determining the Exchange Rate required by the Average Closing Price of Triangle Stock, the Exchange Rate shall be adjusted in the following manner: (i) if between January 1, 1998 and a date five business days prior to the closing charge-offs by United Federal (net of recoveries) for all loans (excluding any charge-offs for Pea Island loans) exceed $500,000 the Exchange Rate shall be reduced by .0015 for each $100,000 in charge-offs in excess of $500,000, (ii) if at month-end preceding the closing non-performing assets of United Federal exceed $2,000,000, the Exchange Rate shall be reduced by .00375 for every $1,000,000 in excess of $2,000,000, on an interpolated dollar-for-dollar basis (for purposes of this clause non-performing assets are defined as all loans (excluding mortgage loans originated by United Federal for sale in the secondary market and mortgage loans which are guaranteed by the FHA or VA) which are over 90 days delinquent, on non-accrual status, or for which the borrower has filed a petition for relief under the United States Bankruptcy Code, and all other collateral property received under loan arrangements currently held for resale), or (iii) if on a date five business days prior to the closing the loan loss reserve of United Federal is less than the sum of $2,900,000 plus 1.5% for every dollar in total loan growth over the December 31, 1997 level of $254,000,000, the Exchange Rate shall be reduced by .00375 for every $250,000 shortfall in the loan loss reserve (excluding any write-off of Pea Island loans) on an interpolated dollar-for-dollar basis; then if the aggregate reduction caused by clauses (i), (ii) and (iii) above is less than or equal to .00375, the Exchange Rate shall not be adjusted, but if the aggregate reduction is greater than .00375 the Exchange Rate shall be adjusted, provided that in the event the adjustment provided for herein causes the Exchange Rate
(i) to decrease by more than 1.5 basis points, either Triangle or United Federal at its option and without penalty may terminate the Agreement, provided that in the event that either party does not so terminate the Agreement, the Agreement shall remain in effect, or (ii) to yield a per share dollar value to a holder of United

Federal Stock of less than $18.47, United Federal may terminate the Agreement at its option and without penalty, provided that in the event that United Federal does not so terminate the Agreement, the Agreement shall remain in effect.

         In the event Triangle enters into a binding written agreement to be acquired by a third party which causes the Average Closing Price of Triangle Stock to exceed $28.00, Triangle shall not have the right to terminate the Agreement based on the Average Closing Price as provided above. Further, in such event, the Exchange Rate shall be adjusted to yield a per share dollar value to a holder of United Federal Stock of not more than $24.11. In such event, United Federal may still exercise its right to terminate the Agreement based on the Average Closing Price as provided above.

         TREATMENT OF FRACTIONAL SHARES. No fraction of a share of Triangle Stock will be issued in connection with the Merger. Each United Federal shareholder who otherwise would be entitled to receive a fraction of a share of Triangle Stock upon the conversion of that shareholder's shares of United Federal Stock at the Effective Time shall receive, in lieu thereof, cash (without interest) in an amount equal to that fraction multiplied by the Market Value of one whole share of Triangle Stock at the Effective Time. As used above, Market Value shall be equal to the closing sale price of Triangle Stock as quoted on the New York Stock Exchange (as reported by The Wall Street Journal or, if not so reported, by any other authoritative source) on the trading day three days preceding the Closing Date. As of August 6, 1998, the closing sale price of Triangle Stock on the New York Stock Exchange was $19.00. No United Federal shareholders will be entitled to any dividend or other distribution or any voting or other rights as a shareholder with respect to any fractional share of Triangle Stock.

         CLOSING AND EFFECTIVE TIME. The Merger will not be consummated unless and until the Agreement and the transactions contemplated thereby are approved by the requisite vote of the shareholders of United Federal, the required regulatory approvals are received, and the other conditions to the Merger are satisfied (or waived to the extent permitted by applicable law). The Agreement provides that the closing of the Merger shall occur on a date specified by Triangle after the expiration of all required waiting periods following receipt of the required regulatory approvals, but in no event later than December 31, 1998. The Effective Time shall occur not later than December 31, 1998. The Merger will become effective on the date and at the time on which Articles of Merger shall have been accepted for filing by the North Carolina Secretary of State (or such later date and time as may be specified in the Articles of Merger). The Effective Time is currently anticipated to occur in September 1998.

         After the Merger of United Federal with and into Triangle Bank, United Federal will cease to exist and the offices of United Federal will become offices of Triangle Bank.

         CONDUCT OF BUSINESS PENDING THE MERGER. The Agreement provides that, during the period from March 4, 1998 (the date the Agreement was executed) to the Effective Time, except as provided in the Agreement, United Federal will conduct its business in the regular and usual course consistent with past practice, and maintain and preserve intact its business organization, officers and employees and business relationships. The Agreement further provides that Triangle may enter into agreements to acquire other financial institutions prior to the Effective Time.

         In addition to other restrictions described elsewhere herein, the Agreement provides that, prior to the Effective Time and except in the ordinary course of its business or as otherwise required by applicable law or regulation, United Federal may not, among other prohibited actions, (i) incur indebtedness for borrowed money, (ii) sell, transfer, mortgage, pledge or otherwise dispose of any of its properties or assets, or acquire any significant assets, (iii) increase the compensation or benefits of any of its employees, (iv) settle any claim, action or proceeding against it involving monetary damages, (v) make any change in its capital stock, or issue, sell, purchase, redeem or retire shares of such stock, (vi) amend its charter or bylaws, (vii) grant or issue any additional stock options, (viii) enter into any new employment agreements or adopt any new employee benefit plans, (ix) change its accounting practices, (x) acquire or open any new branch offices, or
(xi) enter into any contract other than in the ordinary course of its business.

         CONDITIONS TO CONSUMMATION OF THE MERGER. Consummation of the Merger is subject to various conditions described in the Agreement, including without limitation: (i) approval of the Agreement by United Federal's shareholders; (ii) receipt of all required regulatory approvals without the imposition by any regulatory agency of a condition to any such approval that is considered by Triangle or United Federal to be materially disadvantageous or burdensome or to impact the economic or business benefits of the Merger so adversely that it would not be advisable to consummate it; (iii) receipt of the Tax Opinion; (iv) receipt of the United Federal Fairness Opinion; and (v) receipt by Triangle of a fairness opinion from its financial advisor.

         Triangle's and United Federal's separate obligations under the Agreement are subject to various other conditions described in the Agreement, unless waived by the party entitled to the benefits of such provision, including without limitation: (i) the absence of a material adverse change in the financial condition, results of operations or business of the other party; (ii) compliance by the other party with all laws and regulations applicable to the transactions described in the Agreement; (iii) the absence of any violation or breach by the other party of any of its obligations, covenants, agreements, representations or warranties under the Agreement; and (iv) the receipt of certain certificates and opinions of the other party's senior officers and legal counsel.

         Additionally, Triangle's obligations are subject to certain additional conditions, unless waived by Triangle, including without limitation: (i) receipt of a written agreement as to certain matters from persons who are considered "affiliates" of United Federal (see " - Resale of Triangle Stock"); (ii) receipt by Triangle of assurances from PricewaterhouseCoopers LLP in form and content satisfactory to Triangle to the effect that the Merger may be treated as a "pooling-of-interests" for accounting purposes; (iii) amounts paid by United Federal for legal, accounting and other professional services related to the Merger (not including fees for the United Federal Fairness Opinion) may not exceed $80,000; (iv) the portion of United Federal's residential real estate mortgage loan portfolio originated for sale in the secondary market including outstanding commitments but excluding commitments with floating rates and commitments to FHLMC ("Secondary Loans") for which no binding contract for sale exists one week prior to the Merger shall not exceed 10% of the dollar value of the Secondary Loans, and the portion of United Federal's residential real estate mortgage loan portfolio originated or committed for sale to FHLMC including outstanding commitments but excluding commitments with floating rates ("FHLMC Loans") for which no binding contract for sale or binding forward commitment with FHLMC exists one week prior to the Merger shall not exceed 30% of the dollar value of the FHLMC Loans, and (v) the aggregate shares of United Federal Stock being paid in cash in lieu of fractional shares, together with any shares of Triangle Stock deemed tainted for pooling-of-interests purposes, may not exceed 10% of the outstanding shares of United Federal Stock.

         REQUIRED REGULATORY APPROVALS. The Merger and the transactions contemplated by the Agreement are contingent upon receipt of the following approvals:

         Federal Reserve. The Merger is subject to the approval of the Federal Reserve under the Bank Merger Act, which prohibits the merger or consolidation of any bank holding company or Federal Reserve member bank with any other bank holding company or depository institution without Federal Reserve approval. Triangle has made application to the Federal Reserve which application was approved on June 24, 1998. The amended price structure contained in the Agreement was filed by Triangle with the Federal Reserve on August 7, 1998 and Triangle has no reason to believe that the Federal Reserve will revoke its approval.

         North Carolina Commissioner of Banks. Because Triangle is a North Carolina-chartered commercial bank, the merger of United Federal into Triangle Bank is subject to the approval of the Commissioner. North Carolina law prohibits the merger or consolidation of any state bank with any other depository institution without the approval of the Commissioner. Triangle has made application to the Commissioner which application was approved on July 10, 1998 and ratified by the North Carolina Banking Commission on July 22, 1998. The amended price structure contained in the Agreement was filed by Triangle with the Commissioner on August 7, 1998 and Triangle has no reason to believe that the Commissioner will revoke his approval.

         Office of Thrift Supervision. Because United Federal is a federally chartered savings bank, notice must be given to the OTS of the Merger, but no approval of the OTS is required. Triangle Bank has given the required notice to the OTS.

         Other Approvals. Triangle and United Federal are not aware of any other governmental approvals or actions that may be required for consummation of the Merger except those described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance, however, that any such approval or action, if needed, could be obtained and, if obtained, would not be conditioned in a manner that would cause the parties to abandon the Merger.

         Amendment and Waivers. Prior to the Effective Time any provision of the Agreement (other than provisions relating to regulatory approvals, shareholder approval and other approvals required by law) may be waived by the party entitled to the benefits of such provision. Additionally, the Agreement may be amended, modified or supplemented by Triangle and United Federal at any time prior to the Effective Time, and whether before or after approval by United Federal's shareholders, by an agreement in writing approved by a majority of members of their respective Boards of Directors. However, except as otherwise provided in the Agreement, following approval of the Agreement by United Federal's shareholders, no such amendment may change the Exchange Rate without approval of such change by United Federal's shareholders.

         Termination of the Agreement. The Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval by United Federal's shareholders, upon the mutual agreement of Triangle and United Federal, and may be terminated by either Triangle or United Federal if, among other things: (i) the Average Closing Price of Triangle Stock is less than $16.82 or is greater than $28.00 (for the 20 trading days ending August 5, 1998, the average closing price of Triangle Stock was $19.434); (ii) the other party shall have violated or failed to perform fully any of its obligations, covenants or agreements in any material respect; (iii) any of the other party's representations or warranties shall have been false or misleading in any material respect when made, or if there has occurred any event or development or there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, may or could cause any such representations or warranties to become false or misleading; (iv) United Federal's shareholders fail to ratify and approve the Agreement; or (v) any condition to the obligations of the terminating party is not satisfied or effectively waived, or the Merger has not become effective by December 31, 1998 (or such later date as shall be mutually agreeable to Triangle and United Federal).

         Additionally, Triangle may terminate the Agreement if, based on the advice of its legal counsel or consultants, it believes United Federal or Triangle could incur or become responsible or liable at any time or over a period of time in an amount equal to or greater than $100,000 for expenses or monetary damages on account of any and all remediation, corrective action or damages relating to any discharge, disposal, release or emission by any person of any "hazardous substance" (as defined in the Agreement) on, from or relating to any real property belonging to United Federal or serving as collateral for any of United Federal's loans, or relating to any condition or event with respect to any such real property which constitutes a violation of any "environmental laws" (as defined in the Agreement). Triangle has conducted such testing and the estimated potential damages and liabilities are less than $100,000; therefore, this condition has lapsed.

         In the event of the termination and abandonment of the Merger pursuant to the termination provisions of the Agreement, the Agreement will become void and have no effect, except that certain provisions of the

Agreement relating to expenses, indemnification and confidentiality of information obtained pursuant to the Agreement or in connection with the negotiation thereof will survive any such termination and abandonment.

BACKGROUND OF AND REASONS FOR THE MERGER

         BACKGROUND.

         United Federal Prior to 1980, United Federal operated as a traditional thrift serving selected areas of eastern North Carolina, originating mortgages for residential housing and offering savings products to its customers. Beginning in the 1980's, United Federal entered the mortgage banking business, originating and servicing loans sold to other investors. While profitable, mortgage banking became increasingly competitive and in order to diversify its banking operations and enhance shareholder value, United Federal began to emphasize retail and commercial lending in the mid-1990's. Those transformations allowed United Federal to remain competitive and profitable.

         During the past several years, however, a number of factors have caused United Federal to reassess its long-standing position to remain an independent community bank, notably increased competition by larger competitors with greater resources. In addition, technology changes have required extensive investments to be made in order to remain competitive in today's market. United Federal's Board of Directors and management has known that, to remain independent, United Federal needed to be able to deliver value-added customer services on a competitive basis and to do so profitably. Thus, in 1997, United Federal was reviewing capital raising alternatives to enable it to expand its commercial lending.

         In December 1997, United Federal was approached by a representative of Triangle. Negotiations between representatives of United Federal and Triangle continued on December 19 and December 22. On December 22, 1997, an amended proposal described as a letter of intent and styled as a conditional offer was delivered by Triangle. That proposal was considered at a meeting of the Board of Directors of United Federal held on December 22, 1997, and the Board instructed management to continue with negotiations looking toward the execution of the letter of intent and to engage the services of a financial advisor. On December 24, 1997, United Federal executed the letter of intent and on December 30, 1997, engaged Carson Medlin to serve as its investment advisor.

         On January 2, 1998, United Federal was advised that a third party intended to make an unsolicited offer looking toward the acquisition of United Federal, which offer was received on January 9, 1998. At a meeting of the Board of Directors held on January 11, 1998, management was directed to submit both the Triangle and the third party proposals to Carson Medlin for evaluation and analysis.

         On January 20, 1998, the Board of Directors of United Federal met with representatives of Carson Medlin to consider the evaluation and analysis of the proposals by Triangle and the third party. Although Carson Medlin concluded that both offers were fair from a financial standpoint to the United Federal shareholders, the Board of Directors of United Federal determined on balance that the Triangle offer was more advantageous to the shareholders of United Federal. Negotiations on a definitive agreement and United Federal's due diligence investigation of Triangle and Triangle's due diligence investigation of United Federal continued in February 1998 and, at a telephone meeting held on March 4, 1998, the Board of Directors of United Federal approved the definitive agreement to merge with Triangle. That action was ratified and confirmed at its meeting held on March 26, 1998.

         The market price of most publicly traded securities declined significantly, as did the price of Triangle Stock, in the early days of August 1998. On August 5, 1998, the closing price of Triangle Stock was $17.875. If the price of Triangle Stock were to remain at that level for an extended period of time before the Merger, the

Average Closing Price of Triangle Stock could be less than $18.67, which would be grounds for termination of the Agreement. As a result, on August 5, 1998, management of Triangle proposed to management of United Federal that a revised pricing structure be agreed to in the event the Average Closing Price of Triangle Stock were less than $18.67. Negotiations continued through August 7, 1998, on which date the Board of United Federal, in consultation with Carson Medlin, agreed to the amended price structure and executed the amendment to the Agreement.

         Triangle. As a result of Triangle's acquisitions during 1991 and 1993, Triangle's management determined in 1994 that a well executed acquisition plan in concert with internal growth would allow Triangle to achieve certain benefits while maintaining loan quality and safe and sound operations. In particular, management believed a well executed acquisition plan could (i) provide opportunities to achieve economies of scale that would increase Triangle's efficiency and profitability; (ii) improve Triangle's ability to compete with the many financial institutions doing business in Triangle's market area; (iii) result in an institution better able to respond to technological changes; (iv) enable the resulting institution to better respond to the needs of its customers and the communities it serves; and (v) allow the shareholders of Triangle (including the former shareholders of acquired institutions) to participate in a financial institution with greater financial resources, a more expansive banking network and a larger market area. After the Merger, Triangle will remain a well-capitalized institution, and Triangle Bank will remain a well-capitalized bank and will be the eighth largest commercial bank in North Carolina, based on assets, with a greater capacity to compete with larger banks in its market area.

         REASONS FOR THE MERGER.

         United Federal. In reaching its determination that the Merger is in the best interests of United Federal's shareholders, United Federal's Board considered a number of factors. Following is a summary of the material factors considered by United Federal's Board:

         (i) The familiarity of United Federal's Board with United Federal's business, operations, financial condition, earnings and prospects;

         (ii) The current and prospective economic and competitive environment facing United Federal and the range of possible values available to United Federal's shareholders, including the timing and likelihood of actually receiving those values;

         (iii) The financial presentation of Carson Medlin, United Federal's independent financial advisor, and the opinion of Carson Medlin that, as of the date of such opinion, the Exchange Ratio is fair from a financial point of view to the shareholders of United Federal.

         (iv) The business, operations, financial condition, earnings and prospects of Triangle;

         (v) The fact that consummation of the Merger is not conditioned upon Triangle obtaining the financing for its acquisition of United Federal;

         (vi) The Board's evaluation of the risks to consummation of the Merger, including the risks associated with obtaining all necessary regulatory approvals without the imposition of terms or conditions which could be materially burdensome to Triangle;

         (vii) The terms of the Merger Agreement and the Option Agreement executed in connection with it; and

         (viii) The nature and quality of the consideration to be received in the Merger permitting shareholders to defer any tax liability associated with the increase in value of their stock and permitting shareholders to become shareholders of Triangle, an institution with strong operations, management and earnings and a liquid stock.

         Because of the wide variety of factors considered in connection with its evaluation of the Merger, United Federal's Board did not find it practical to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

         Triangle. The Board of Directors of Triangle constantly analyzes opportunities to expand its business and geographic markets by increasing its presence in its existing markets or by entry into new banking markets, whether by acquisition or de novo branching. Triangle's particular interest in the Merger results from the opportunity to increase its market share in United Federal's geographic markets which Triangle considers to be an attractive area for expansion. While Triangle already operates 14 branches in several of United Federal's markets, the Merger provides the opportunity to expand Triangle's business within these markets and into new markets without incurring the initial expenses and losses that are normally associated with de novo branching and to gain the advantages of acquiring United Federal's existing deposit base, established customer relationships and proven management and staff.

RECOMMENDATION OF THE UNITED FEDERAL BOARD OF DIRECTORS

         FOR THE REASONS DESCRIBED ABOVE, THE UNITED FEDERAL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF UNITED FEDERAL VOTE FOR APPROVAL OF THE AGREEMENT.

OPINION OF UNITED FEDERAL'S FINANCIAL ADVISOR

         Pursuant to an engagement letter dated December 30, 1997, and amended on January 11, 1998, United Federal retained Carson Medlin to serve as its financial advisor with respect to a proposed transaction which would lead to the merger of United Federal into or the purchase of substantially all of the stock or assets of United Federal by one of certain potential acquiring financial institutions. As part of its engagement, Carson Medlin agreed to render its opinion as to the fairness, from a financial point of view, of the terms of such a transaction to United Federal's unaffiliated shareholders. Carson Medlin is a National Association of Securities Dealers, Inc. member investment banking firm which specializes in the securities of southeastern United States financial institutions. As part of its investment banking activities, Carson Medlin is regularly engaged in the valuation of southeastern United States financial institutions and transactions relating to their securities, including mergers and acquisitions. Carson Medlin will receive $90,000 for its services. United Federal also has agreed to reimburse Carson Medlin for its out-of-pocket expenses incurred in connection with the activities contemplated by its engagement, regardless of whether the Merger is consummated. United Federal has further agreed to indemnify Carson Medlin against certain liabilities, including certain liabilities under federal securities laws. The payment of the above fees is not contingent upon Carson Medlin rendering a favorable opinion with respect to the Merger.

         Carson Medlin rendered its verbal opinion to United Federal on March 4, 1998 that the aggregate consideration to be received in the Merger is fair to United Federal's unaffiliated shareholders from a financial point of view. Carson Medlin subsequently confirmed such opinion as of the date of this Proxy Statement/Prospectus. The full text of Carson Medlin's written opinion dated August 7, 1998, is attached as Appendix II to this Proxy Statement/Prospectus and should be read in its entirety with respect to the procedures followed, assumptions made, matters considered and qualifications of and limitations on the review undertaken by Carson Medlin in connection therewith. Carson Medlin's opinion does not constitute a recommendation to any United Federal shareholder as to how such shareholder should vote on the Agreement and the Merger or as to any other matter. The summary of the opinion of Carson Medlin set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion attached hereto as Appendix II.

         Carson Medlin has relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purpose of rendering its opinion. Carson Medlin did not undertake any independent evaluation or appraisal of the assets and liabilities of United Federal or Triangle, nor was it furnished with any such appraisals. Carson Medlin assumed that the financial forecasts reviewed by it have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the managements of United Federal and Triangle, and that such projected financial results will be realized in the amounts and at the times contemplated thereby.

         Carson Medlin is not expert in the evaluation of loan portfolios, underperforming or nonperforming assets, net charge-offs of such assets or the adequacy of allowances for losses with respect thereto; has not reviewed any individual credit files; and has assumed that the loan loss allowances for each of United Federal and Triangle are in the aggregate adequate to cover such losses. Carson Medlin is not expert in bank operations and has not examined the data processing or other systems of either United Federal or Triangle with respect to their readiness to satisfy requirements specific to the year 2000 or to similar issues. Carson Medlin assumed that the Merger will be recorded as a pooling-of-interests under generally accepted accounting principles. Carson Medlin's opinion is necessarily based on economic, market and other conditions as in effect on the date of its analysis, and on information made available to it dated as of various earlier dates.

         In connection with rendering its opinion, Carson Medlin performed a variety of financial analyses. The preparation of a financial fairness opinion of this nature involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, is not readily susceptible to partial analysis or summary description. Carson Medlin believes that its analyses must be considered together as a whole and that selecting portions of such analyses and the facts considered therein, without considering all other factors and analyses, could create an incomplete view of the analyses and the process underlying Carson Medlin's opinion. In its analyses, Carson Medlin made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of United Federal and Triangle and which may not be realized. Any estimates contained in Carson Medlin's analyses are not necessarily predictive of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which such companies or their securities may actually be sold. None of the analyses performed by Carson Medlin was assigned a greater significance by Carson Medlin than any other.

         In connection with rendering its opinion dated August 7, 1998, Carson Medlin reviewed (i) the Agreement; (ii) the annual reports to shareholders of United Federal, including audited financial statements for the five years ended December 31, 1997; (iii) the Proxy Statement of United Federal dated April 10, 1998 for the annual meeting of shareholders held on May 28, 1998; (iv) the annual report on Form 10-K of United Federal for the year ended December 31, 1997; (v) the quarterly report on Form 10-Q of United Federal for the quarter ended March 31, 1998; (vi) the Thrift Financial Report of United Federal as of March 31, 1998; (vii) the Uniform Thrift Performance Report for United Federal as of December 31, 1997; (viii) the annual reports to shareholders of Triangle, including audited financial statements for the five years ended December 31, 1997; (ix) the annual report on Form 10-K of Triangle for the year ended December 31, 1997; (x) the Proxy Statement of Triangle dated March 20, 1998 for the annual meeting of shareholders held on April 28, 1998; (xi) the quarterly report on Form 10-Q of Triangle for the quarter ended March 31, 1998; (xii) the Consolidated Report of Condition and Income of Triangle Bank as of March 31, 1998; (xiii) the Uniform Bank Performance Report for Triangle Bank as of December 31, 1997; (xiv) a copy of the Proxy Statement/Prospectus prepared for the special meeting of the shareholders of Guaranty State Bancorp to consider the merger with Triangle; (xv) the consolidated financial statements of Guaranty State Bancorp, including audited financial statements for the year ended December 31, 1996; (xvi) the annual report on Form 10-K of Guaranty State Bancorp for the year ended December 31, 1997; (xvii) unaudited interim financial statements of Guaranty State Bancorp as of March 31, 1998; (xviii) the Uniform Bank Performance Report for Guaranty State Bank as of December 31, 1997; (xix) a preliminary copy of this Proxy Statement/Prospectus; and (xx) certain other financial and operating information with respect to the business, operations and prospects of United Federal and Triangle.

         Carson Medlin also (i) held discussions with members of the senior management of United Federal and Triangle; (ii) reviewed the historical market prices and trading activity for the common stocks of United Federal and Triangle and compared them with those of certain publicly traded companies which it deemed to be relevant; (iii) compared the results of operations of United Federal and Triangle with those of certain publicly traded companies which it deemed to be relevant; (iv) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking and thrift organizations; (v) analyzed the pro forma financial impact of the Merger on Triangle; and (vi) conducted such other studies, analyses, inquiries and examinations as Carson Medlin deemed appropriate.

         The following is a summary of the principal analyses performed by Carson Medlin in connection with its opinion.

         Summary of Transaction Consideration. Carson Medlin reviewed the terms of the Merger, including the Exchange Rate and the aggregate transaction value. Carson Medlin reviewed the implied value of the consideration offered based upon the closing price of Triangle Stock on May 12, 1998 which was $20.00 per share of United Federal Stock, or a total transaction value of approximately $66.5 million (including outstanding options to purchase United Federal Stock). Carson Medlin calculated that the value of the consideration to United Federal shareholders, based on the closing price of Triangle Stock on May 12, 1998, represented 285% of United Federal's stated book value at December 31, 1997, 284% of United Federal's book value at March 31, 1998 adjusted pro forma for the exercise of United Federal's outstanding stock options, 35.1 times United Federal's diluted earnings per share for the year ended December 31, 1997, and
37.0 times United Federal's diluted earnings per share for the trailing 12 months ended March 31, 1998. Carson Medlin calculated that the total transaction value (including options to purchase United Federal Stock) represented a 19.5% premium on United Federal's March 31, 1998 core deposits (defined as the aggregate transaction value minus stated book value, as a percentage of core deposits) and 21.8% of the total assets of United Federal at March 31, 1998.

         Comparable Transaction Analysis. Carson Medlin reviewed certain information relating to 15 selected southeastern thrift mergers announced in 1997 in which the acquired institutions had total assets of from $53 million to $2.8 billion (the "Comparable Transactions"). The Comparable Transactions are (acquiree/acquiror): Lowcountry Savings Bank, Inc./Carolina First Corporation; Anchor Savings Bank, FSB/P.C.B. Bancorp, Inc.; American Federal Bank, FSB/CCB Financial Corporation; F.F.O. Financial Group, Inc./Republic Bancshares, Inc.; Seaboard Savings Bank, FSB/1st United Bancorp; Virginia First Financial Corporation/BB&T Corporation; GF Bancshares, Inc./Regions Financial Corporation; Home Savings Bank of Siler City, Inc., SSB/FNB Corp.; Investors Savings Bank of South Carolina, Inc./First Financial Holdings, Inc.; ASB Bank Shares, Inc./Colonial BancGroup, Inc.; First Southeast Financial Corporation/Carolina First Corporation; Consumers Bancorp, Inc./BankUnited Financial Corp; Palfed, Inc./Regions Financial Corporation; Life Bancorp, Inc./BB&T Corporation; and FFVA Financial Corp./One Valley Bancorp., Inc. Carson Medlin considered, among other factors, the earnings, capital level, asset size and quality of assets of the acquired financial institutions. Carson Medlin compared the transaction prices to the then recently reported annual earnings, stated book values, total assets and core deposits.

         Carson Medlin calculated a range of acquisition prices as a percentage of stated book value for the Comparable Transactions from a low of 136% to a high of 306%, with a mean of 200%. These transactions indicated a range of values for each share of United Federal Stock from $9.55 per share to $21.46 per share, with a mean of $14.07 per share (based on United Federal's stated book value of $7.02 per share at March 31, 1998). The value of the transaction, $20.00 per share of United Federal Stock (based on the price of Triangle Stock on May 12, 1998), is near the high end of the range for the Comparable Transactions.

         Carson Medlin calculated a range of purchase prices as a multiple of earnings for the Comparable Transactions (excluding those transactions involving acquired thrifts with returns on assets of less than 0.50%) from a low of 13.5 times to a high of 34.1 times, with a mean of 22.5 times. These transactions indicated a range of values for each share of United Federal Stock from $7.29 per share to $18.41 per share, with a mean of $12.15 per share (based on United Federal's diluted earnings per common share for the 12 months ended March 31, 1998 of $0.54). The value of the transaction is an indicated $20.00 per share of United Federal Stock, which is above the high end of the range for the Comparable Transactions.

         Carson Medlin calculated the core deposit premiums for the Comparable Transactions and found a range of values from a low of 4.9% to a high of 35.2%, with a mean of 14.5%. The premium on United Federal's core deposits implied by the terms of the Agreement is 19.5%, which is above the mean for the Comparable Transactions.

         Finally, Carson Medlin calculated a range of purchase prices as a percentage of total assets for the Comparable Transactions from a low of 10.4% to a high of 36.0%, with a mean of 19.2%. The aggregate consideration as a percentage of total assets implied by the terms of the Agreement is approximately 21.8%, which is above the mean for the Comparable Transactions.

         Industry Comparative Analysis. In connection with rendering its opinion, Carson Medlin compared selected operating results of United Federal to those of 15 publicly-traded thrifts in Alabama, Florida, Georgia, North Carolina, South Carolina and Virginia (the "STR Institutions") as contained in the Southeastern Thrift Review(TM), a proprietary research publication prepared by Carson Medlin quarterly since 1994. The STR Institutions range in asset size from approximately $137 million to $1.8 billion and in shareholders' equity from approximately $17 million to $116 million. Carson Medlin considers this group of financial institutions to be generally comparable to United Federal. Carson Medlin compared, among other factors, the profitability, capitalization, and asset quality of United Federal to those of the STR Institutions. Carson Medlin noted that for the quarter ended December 31, 1997: (i) United Federal had a return on average assets (ROA) of 0.64% compared to 0.78% on average for the STR Institutions; (ii) United Federal had a return on average equity (ROE) of 8.7% compared to 8.6% on average for the STR Institutions; (iii) United Federal had common equity to total assets of 7.2% compared to 9.5% on average for the STR Institutions; and (iv) United Federal's non-performing assets ratio (defined as loans 90 days past due, nonaccrual loans and other real estate to total loans and other real estate) was 0.63% compared to 0.74% on average for the STR Institutions.

         Carson Medlin also compared selected operating results of Triangle to those of 50 publicly-traded community commercial banks in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Virginia and West Virginia (the "SIBR Banks") as contained in the Southeastern Independent Bank Review(TM), a proprietary research publication prepared by Carson Medlin quarterly since 1991. The SIBR Banks range in asset size from approximately $124.5 million to $2.5 billion and in shareholders' equity from approximately $13 million to $248 million. Carson Medlin considers this group of financial institutions to be generally comparable to Triangle. Carson Medlin compared, among other factors, the profitability, capitalization, and asset quality of Triangle to those of the SIBR Banks. Carson Medlin noted that for the year ended December 31, 1997: (i) Triangle had a return on average assets (ROA) of 1.20% compared to 1.25% on average for the SIBR Banks; (ii) Triangle had a return on average equity (ROE) of 14.5% compared to 12.5% on average for the SIBR Banks;

(iii) Triangle had common equity to total assets of 7.42% compared to 9.93% on average for the SIBR Banks; and (iv) Triangle's non-performing assets ratio (defined as loans 90 days past due, nonaccrual loans and other real estate to total loans and other real estate) was 0.67% compared to 0.92% on average for the SIBR Banks.

         No company or transaction used in the preceding Industry Comparative or Comparable Transaction Analyses is identical to United Federal, Triangle or the Merger. Accordingly, evaluating the results of these analyses necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of United Federal, Triangle and other factors that could affect the value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not, in itself, a meaningful method of using comparable industry or transaction data.

         Contribution Analysis. Carson Medlin reviewed the relative contributions in terms of various balance sheet items, net income and market capitalization to be made by United Federal and Triangle (pro forma adjusted for Triangle's merger with Guaranty State Bancorp) to the combined institution based on (i) balance sheet data at March 31, 1998, and (ii) income statement data for the year ended December 31, 1997. The income statement and balance sheet components analyzed included total assets, loans (net of unearned income and the allowance for loan and lease losses), total deposits, shareholders' equity, core income (defined as income before taxes, nonrecurring gains and expenses and amortization of core deposit intangibles and goodwill), and net income. This analysis showed that, while United Federal's shareholders and optionholders would own approximately 12.8% of the aggregate outstanding shares and options of the combined institution based on the Exchange Rate, United Federal is contributing 15.2% of total assets, 20.1% of total net loans (net of unearned income and the allowance for loan and lease losses), 16.6% of total deposits, 14.7% of shareholders' equity, 9.7% of core income, and 9.2% of net income. For some of the financial components, United Federal is contributing a higher proportion than the percentage of ownership that United Federal's shareholders and optionholders are receiving in the Merger; for other components, United Federal is contributing less than its shareholders and optionholders are receiving.

         Present Value Analysis. Carson Medlin calculated the present value of United Federal Stock assuming that United Federal remains an independent institution. For purposes of this analysis, Carson Medlin utilized certain projections of United Federal's future earnings through the year 2002. The analysis assumes that United Federal would continue to pay a dividend and that in 1998 and each year thereafter the dividend would be approximately equal to 36% of projected net income and that United Federal would be acquired at the end of 2002 at a purchase price of 260% of projected book value (adjusted for the exercise in the fifth year of all currently outstanding options). The present value of the annual dividends plus the merger consideration at the end of 2002 was then calculated using discount rates of 13% through 15% per annum. These discount rates were selected to reflect the rates that investors in securities such as United Federal Stock might be expected to require in order to be competitive with alternative investments with similar characteristics. On the basis of these assumptions, Carson Medlin calculated that the present value to the shareholders of United Federal Stock ranged from $13.03 to $14.23 per share. The consideration implied by the terms of the Agreement is $20.00 per share (based on the closing price of Triangle Stock on May 12, 1998) which is above the high end of the range of the calculated present values were United Federal to remain independent through 2002. Carson Medlin considered the present value analysis because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

         Stock Trading History. Carson Medlin reviewed and analyzed the historical trading prices and volumes for Triangle Stock from December 1994 to March 1998. Carson Medlin also compared performance of Triangle Stock to the Dow Jones Southeastern U.S. Banks Index and the Dow Jones Equity Market Index and reviewed the trading history of Triangle Stock and compared it to the trading history of the SIBR Banks over the previous 12 months.

         For the two-year period ended May 12, 1998, the annual return for Triangle Stock (all cash distributions and dividends reinvested on the ex-dividend date) was approximately 47% compared to 45% for the Dow Jones Southeastern U.S. Banks Index and 30% for the Dow Jones Equity Market Index. For the one-year period ended May 12, 1998, the annual return for Triangle Stock (all cash distributions and dividends reinvested on the ex-dividend date) was approximately 63% compared to 41% for the Dow Jones Southeastern U.S. Banks Index and 32% for the Dow Jones Equity Market Index.

         For the four quarters ended March 31, 1998, the ratio of stock price to trailing 12 months earnings per share (at quarter end) for the SIBR Banks was: a low of 15.7 times, a high of 21.1 times, and a mean of 18.2 times. For the same periods, Triangle's price to earnings ratio ranged from a low of 21.6 times to a high of 27.3 times with a mean of 24.5 times. Triangle Stock has traded on average at a higher price to earnings ratio than the SIBR Banks.

         For the four quarters ended March 31, 1998, the stock price as a percentage of book value (at quarter end) for the SIBR Banks was: a low of 214%, a high of 268%, and a mean of 239%. For the same periods, Triangle's price to book ratio ranged from a low of 268% to a high of 393% with a mean of 336%. Triangle Stock has traded on average at a higher price to book value ratio compared to the SIBR Banks.

         Carson Medlin also examined the recent trading volume in Triangle Stock, which began trading on the New York Stock Exchange on December 31, 1997. Before that time Triangle Stock traded on the Nasdaq National Market System. Carson Medlin considers Triangle Stock to be liquid and marketable.

         Carson Medlin also examined recent trading prices and volumes of United Federal Stock, which trades on the Nasdaq Small-Cap Market. Carson Medlin considered, but assigned little weight to, the market price of United Federal Stock in its analysis.

         Shareholder Claims Analysis. Carson Medlin compared the ownership of one share of United Federal Stock to the ownership of the number of shares of Triangle Stock indicated by the Exchange Rate, from the perspective of claims on various balance sheet and income statement variables. For the purpose of this analysis Triangle's financial results were adjusted pro forma for Triangle's merger with Guaranty State Bancorp. Carson Medlin found that as a result of the Merger United Federal's shareholders would have a claim to $0.96 of estimated pro forma 1998 diluted earnings per share versus $0.67 without. United Federal's shareholders and optionholders would have had a claim to $257.8 million in March 31, 1998 total assets compared to $297.1 million without the Merger. United Federal's shareholders would have had a claim to $6.44 in March 31, 1998 pro forma book value per share, adjusted pro forma for the exercise of all options, compared to $7.04 before the Merger. Furthermore, United Federal's shareholders would be expected, assuming the continuation of Triangle's recently declared cash dividend rate, to receive cash dividends at the annual rate of $0.35 per United Federal share after the Merger versus $0.24 per share prior to the Merger. Based on the Exchange Rate and the price of Triangle Stock on May 12, 1998, United Federal's shareholders would receive Triangle Stock with a value of $20.00 per United Federal share compared to a price of $11.50 per share which was the price at which shares of United Federal traded in early December 1997, prior to announcement of an agreement to merge with Triangle.

         Other Analyses. Carson Medlin also reviewed selected investment research reports on and earnings estimates for Triangle. In addition, Carson Medlin performed a dilution analysis and such other analyses and comparisons that it deemed appropriate.

         The opinion expressed by Carson Medlin was based upon market, economic and other relevant considerations as they existed. Carson Medlin confirmed the appropriateness of its reliance on the analyses used to render its opinion dated August 7, 1998 by performing procedures to update certain of such analyses and by reviewing assumptions on which such analyses were based and the factors considered in connection therewith. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of United Federal or Triangle could materially affect the assumptions used in preparing the opinion.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of the federal income tax consequences of the Merger generally applicable to United Federal and its shareholders under the Code. It does not include consequences of state, local or other tax laws or special consequences to particular United Federal shareholders having special situations. Accordingly, each United Federal shareholder is urged to consult with his or her own tax advisor regarding specific tax consequences of the Merger.

         As a condition of the consummation of the Merger, Triangle has received an opinion of PricewaterhouseCoopers LLP tax advisors to Triangle, concerning the tax consequences of the Merger, which provides, in substance, that the federal income tax consequences of the Merger are as follows:

             (i) The Merger will constitute a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code;

             (ii) The conversion of United Federal Stock into Triangle Stock will not give rise to any income to, and no gain or loss will be recognized by, United Federal shareholders except with respect to any cash payments in lieu of fractional shares (see subparagraph (v) below);

             (iii) The aggregate tax basis of the shares of Triangle Stock received by a United Federal shareholder will be equal to the tax basis of the shares of United Federal Stock converted into such shares of Triangle Stock;

             (iv) The holding period of the shares of Triangle Stock received by a United Federal shareholder will include the holding period of the shares of United Federal Stock converted into such shares of Triangle Stock provided that such stock was held as a capital asset on the date of consummation of the Merger; and,

             (v) The payment of cash to United Federal shareholders in lieu of the actual issuance of fractional shares of Triangle Stock will be treated for tax purposes as if fractional shares of Triangle Stock were in fact issued and the cash was then distributed by Triangle in a redemption of such fractional shares subject to the provisions and limitations of Sections 301 and 302 of the Code, depending on the attribution rules of Section 318 of the Code. Any gain or loss recognized will be capital gain or loss, assuming that the shares of Triangle Stock would have been a capital asset in the hands of the shareholder and that Section 302 applies to the shareholder.

THE FOREGOING IS ONLY A SUMMARY OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. UNITED FEDERAL SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS, THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS, AND THE TAX CONSEQUENCES OF SALES OF TRIANGLE STOCK.

ACCOUNTING TREATMENT

         The Agreement requires that the Merger be treated as a pooling-of-interests for accounting purposes. Accordingly, under generally accepted accounting principles, the assets and liabilities of United Federal will be reported on the books of Triangle at their book values at the Effective Time and Triangle's consolidated financial statements for prior periods will be restated to reflect the consolidated assets, liabilities and operations of United Federal for such periods. No goodwill or other intangible assets will be created in connection with the Merger.

         Among other requirements, in order for the Merger to qualify for pooling-of-interests accounting treatment, substantially all (at least 90%) of the outstanding shares of United Federal Stock must be exchanged for Triangle Stock. Generally, if the number of fractional shares of Triangle Stock resulting from the Merger for which cash is paid, and shares of Triangle Stock deemed tainted for pooling-of-interests purposes, together represent more than 10% of the shares to be issued by Triangle in connection with the Merger, then the Merger will not qualify for the pooling-of-interests method of accounting. Consummation of the Merger is conditioned on receipt by Triangle, unless waived, in whole or in part, of assurances in form and content satisfactory to Triangle from its independent accountants, PricewaterhouseCoopers LLP, that the Merger may be treated as a pooling-of-interests for accounting purposes. (See "- Conditions to Consummation of the Merger.")

INTEREST OF CERTAIN PERSONS IN THE MERGER

         Directors. In the event the Exchange Rate provides a value of less than $20.00 per share of United Federal Stock, Triangle has agreed that as soon as practicable following the Effective Time, one member of United Federal's Board of Directors, to be selected by Triangle, will be appointed to the Board of Directors of Triangle for a term of two years ending with Triangle's 2000 annual Meeting of Shareholders. For such service, this individual will be paid in accordance with Triangle's normal polices. The other members of the Board of Directors of United Federal, other than those who choose not to serve, will become members of Triangle Bank's Rocky Mount advisory board following the Effective Time. Each such person shall be compensated in accordance with Triangle Bank's then current policies and procedures.

         Officers. After the Merger, Triangle will honor the employment agreement dated January 5, 1997 between United Federal and John A. Barker, President of United Federal and the change in control agreements dated April 1, 1997 between United Federal and Robert C. White, Senior Vice President and Chief Financial Officer of United Federal. In addition, Triangle will enter into a six-month and three-month, respectively, consulting agreement with each of Mr. Barker and Mr. White to assist in post-Merger matters. At the conclusion of the consulting agreement, neither Mr. Barker nor Mr. White will be employed by Triangle Bank. Upon consummation of the Merger, pursuant to their existing employment and change in control agreements, Triangle will be obligated to pay Mr. Barker and Mr. White severance benefits of approximately $550,000 and $270,000, respectively. In addition, Triangle must continue Mr. Barker's and Mr. White's life, health and disability benefits for a period of three years after the Merger, in coverage substantially similar to coverage maintained by United Federal.

         Provided they each remain employed by United Federal at the Effective Time in their respective current positions, Triangle shall enter into an employment agreement with each of Paul S. Jaber and Wade Spears, each a Senior Vice President of United Federal, as of the Effective Time. Each employment agreement will have a term of two years at base salaries comparable to the employees' current salaries. Each agreement will prohibit employment with any competing financial institution in Nash County, North Carolina, or any contiguous county during the term of the agreement. Triangle Bank also will hire Duran Broadhurst, a Senior Vice President of United Federal, as Triangle Bank's city executive in Wilson, North Carolina. To retain Mr. Broadhurst's services, Triangle shall pay Mr. Broadhurst a bonus payment equal to 18 times his current monthly base salary, provided he remains employed by United Federal at the Effective Time, at which time he will receive one-half of the bonus payment, and provided he remains employed by Triangle Bank on January 4, 1999, at which time he will receive the other half of the bonus payment.

         Employees. Provided they remain employed by United Federal at the Effective Time, Triangle will attempt in good faith, but shall have no obligation, to locate suitable positions for and to offer employment to all other employees of United Federal (other than employees serving pursuant to an employment agreement or change in control agreement or other similar arrangement). Any employment so offered by Triangle to an employee of United Federal shall be in such a position, at such location within Triangle's branch system, and for such rate of compensation as Triangle shall determine in its sole discretion.

         At the Effective Time, Triangle will pay to each individual employed by United Federal at the Effective Time who has been continuously employed as a full-time employee by United Federal for at least one year prior to the Effective Time, but who is not offered employment with Triangle following the Effective Time at a position and salary comparable to his or her current position and salary and within 30 miles of his or her location, a severance payment in an amount equal to one week's salary or wages for each year of full prior continuous service with United Federal, provided that any severance payment shall consist of a minimum of one month's salary or wages and a maximum of three months' salary or wages for non-officers and a minimum of three months' salary or wages and a maximum of six months' salary or wages for officers (any employee elected as assistant vice president or higher), who were employed as an officer on December 24, 1997; if the officer was not employed as an officer on December 24, 1997, he or she shall be treated either as a non-officer or an employee with less than one year's employment, as the case may be. Each individual employed by United Federal at the Effective Time who has not been continuously employed as a full-time employee by United Federal for at least one year prior to the Effective Time and who is not offered employment with Triangle following the Effective Time shall receive a severance payment in an amount equal to two week's salary or wages. No payment of severance compensation shall be made to any person who does not remain an employee of United Federal at the Effective Time. No severance payment shall be made to any employee of United Federal who is or will be party to an employment or consulting agreement, a change in control agreement, severance agreement or other similar arrangement with United Federal, Triangle or Triangle Bank, whether oral or written. To the extent United Federal maintains any plan or arrangement for the payment of severance or salary continuation benefits to employees, such plan or arrangement shall be terminated at the Effective Time.

         The Agreement provides that United Federal's employee benefit plans will be reviewed and appropriate amendments, consolidations or terminations will be made thereto at or after the Effective Time; provided, however, that the employees of United Federal (i) shall be eligible to receive group hospitalization, medical, life, disability and similar benefits on the same basis and under the same terms available to the present employees of Triangle and its subsidiaries, (ii) in the event a United Federal employee benefit plan is terminated, the rights and benefits of a United Federal employee thereunder shall become fully vested, with each participating United Federal employee having the right or option either to receive the benefits to which he or she is entitled as a result of such termination or to have such benefits "rolled" into the appropriate Triangle employee benefit plan, on the same basis and applying the eligibility standards as would apply to the employees of Triangle and its subsidiaries as if such employee's prior service to United Federal had been performed on behalf of Triangle and its subsidiaries for qualification, participation and vesting (but not for funding purposes), and (iii) in the event a United Federal employee benefit plan is merged into a Triangle employee benefit plan, shall be entitled to participate in such plan on the same basis and applying the same eligibility standards as would apply to employees of Triangle and its subsidiaries. Triangle has agreed that for purposes of qualification, participation and vesting, the employees of United Federal shall receive credit for their periods of service to United Federal.

         United Federal Options. Under the Agreement at the Effective Time, all rights with respect to United Federal Options which are outstanding at the Effective Time, whether or not then exercisable, will be converted into and will become rights with respect to Triangle Stock, and Triangle will assume United Federal's obligations with respect to each such United Federal Option, in accordance with the terms of the applicable United Federal Option Plan and the related option agreements. From and after the Effective Time, (i) each United Federal Option assumed by Triangle may be exercised solely for shares of Triangle Stock, (ii) the number of shares of Triangle Stock subject to each United Federal Option will be equal to the number of shares of United Federal Stock subject to such United Federal Option immediately prior to the Effective Time multiplied by the Exchange Rate rounded down to the nearest whole share, and (iii) the per share exercise price under each such United Federal Option will be adjusted by dividing the per share exercise price thereunder by the Exchange Rate and rounding up to the nearest cent, provided that the number of shares of Triangle Stock subject to each United Federal Option and the per share exercise price will, in accordance with the terms of the United Federal Option and the per share exercise price, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction subsequent to the Effective Time. Pursuant to the terms of United Federal's Incentive Stock Option Plan, any unvested United Federal incentive options shall vest in full upon the consummation of the Merger.

         Indemnification. Pursuant to the Agreement, Triangle will indemnify the present and former officers and directors of United Federal against liabilities from actions in their official capacities as directors and officers of United Federal to the same extent United Federal indemnifies its directors and officers.

         Stock Option Agreement Between Triangle and United Federal. In negotiating the Agreement, Triangle requested and received from United Federal a stock option agreement dated March 4, 1998, whereby United Federal has granted to Triangle an option to purchase 611,788 shares of United Federal Stock at an exercise price of $17.00 per share. The Stock Option Agreement expires on December 31, 1998, unless such date is extended by mutual agreement of Triangle and United Federal. The options are exercisable only in the event (i) United Federal, without Triangle's permission, agrees to be acquired by, merge with or sell all or substantially all of its assets to another entity, (ii) any person or entity acquires 10% or more of the outstanding shares of United Federal Stock , (iii) any person or entity makes a bona fide acquisition proposal to United Federal or its shareholders, or (iv) any person or entity files an application to acquire United Federal or all or substantially all of its assets. In such event, Triangle may exercise the option prior to December 31, 1998. Triangle may exercise the option only with the prior approval of the Federal Reserve and the OTS.

EXPENSES AND FEES

         The Agreement provides that United Federal and Triangle each will pay its own legal, accounting and financial advisory fees and all its other costs and expenses (including filing fees, printing costs and travel expenses) incurred or to be incurred in connection with the performance of its obligations under the Agreement or otherwise in connection with the Merger. Triangle may terminate the Agreement and abandon the Merger if United Federal's expenses for legal, accounting and other professional fees (excluding fees for the United Federal Fairness Opinion) exceed $80,000.

DISTRIBUTION OF TRIANGLE CERTIFICATES

         Registrar and Transfer Company, Cranford, New Jersey, will serve as the Exchange Agent to effect the exchange of certificates in connection with the Merger. Immediately prior to the Effective Time, Triangle shall deposit with the Exchange Agent the number of shares of Triangle Stock and the amount of cash necessary to consummate the Merger. Promptly after the Effective Time, the Exchange Agent will forward to each holder of record of United Federal Stock as of the Effective Time a letter of transmittal and instructions for the record holder's use in effecting the surrender of the certificates in exchange for certificates representing shares of Triangle Stock. Shareholders of United Federal should not surrender their certificates for exchange until such letter of transmittal and instructions are received. Upon surrender of any certificate for exchange and cancellation, together with a duly endorsed letter of transmittal, if applicable, the holder of such certificate shall be entitled to receive in exchange therefor certificates evidencing the number of whole shares of Triangle Stock into which their shares of United Federal Stock will have been converted, together with cash for any fractional share.

         Until surrendered as described above, each United Federal certificate will be deemed for all corporate purposes to evidence only the right to receive the number of shares of Triangle Stock to which the shareholder has become entitled. However, after the Effective Time and regardless of whether they have surrendered their United Federal certificates, United Federal shareholders shall be entitled to vote and to receive any dividends or other distributions (for which the record date is after the Effective Time) on the number of whole shares of Triangle Stock into which their United Federal Stock has been converted; provided, however, that no such dividends or other distributions will be paid to the holders of such United Federal certificates unless and until their United Federal certificates are surrendered. Upon surrender of each United Federal certificate, there will be paid the amount, without interest thereon, of dividends and other distributions, if any, that became payable on the shares of Triangle Stock represented by such certificate after the Effective Time but had not been paid to the record owner thereof.

         Shareholders whose United Federal certificates have been lost, stolen or destroyed will be required to furnish evidence satisfactory to Triangle of ownership of such United Federal certificates and of such loss, theft or destruction, and to furnish appropriate and customary indemnification (which may include an indemnity bond), in order to receive the Triangle certificates or cash to which they are entitled.

         If any certificates for shares of Triangle Stock are to be issued in a name other than that in which the certificates surrendered for exchange are issued, the certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer. The person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificates surrendered, provide funds for such purpose, or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

         After the Effective Time, there will be no transfers on the transfer books of United Federal of the shares of United Federal Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing such shares are presented for transfer to the Exchange Agent, they will be canceled and exchanged for a certificate representing shares of Triangle Stock pursuant to the terms of the Agreement.

         Neither United Federal, Triangle, the Exchange Agent nor any other person will be liable to former holders of United Federal Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar law.

RESALE OF TRIANGLE STOCK

         Although the shares of Triangle Stock to be issued in the Merger have been registered under the Securities Act, such shares may not be traded freely and without restriction by those shareholders deemed to be "affiliates" of United Federal prior to the Effective Time. "Affiliates" are generally defined as persons who control, are controlled by, or are under common control with United Federal and generally include directors, executive officers, and any current shareholder of United Federal who owns an amount of United Federal Stock equal to or greater than 10% of the issued and outstanding shares of United Federal Stock. Persons deemed to be affiliates of United Federal may not resell shares of Triangle Stock received by them in connection with the Merger unless
(i) sales are made pursuant to an effective registration statement under the Securities Act, (ii) sales are made in compliance with Rule 145 promulgated under the Securities Act, or (iii) sales are made pursuant to another exemption from registration under the Securities Act. In addition, as a condition of treating the Merger as a pooling-of-interests for accounting purposes, affiliates of Triangle and United Federal will be prohibited from selling or transferring any shares of Triangle Stock from the date generally 30 days prior to consummation of the Merger and until Triangle shall have published results of its financial operations for a period covering at least 30 days following the Effective

Time. The stock certificates representing the shares of Triangle Stock issued to persons deemed to be affiliates of United Federal in the Merger will bear a legend summarizing the above restrictions, and Triangle will instruct its transfer agent to impose stop orders with respect to such certificates.

         This Proxy Statement/Prospectus may not be used for the resale of any shares of Triangle Stock received in connection with the Merger.

               PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
                                   (Unaudited)

         The following unaudited pro forma combined condensed balance sheet as of March 31, 1998 and the unaudited pro forma combined condensed statements of income for the three months ended March 31, 1998 and for the years ended December 31, 1997, 1996 and 1995 combine (i) the historical and supplemental financial statements of Triangle and the historical financial statements of United Federal using the pooling-of-interests method of accounting for business combinations, (ii) Triangle and United Federal pro forma financial information, and (iii) the completed acquisition of Guaranty State Bancorp, Durham, North Carolina (the "Guaranty Acquisition"). The pro forma combined condensed balance sheet gives effect to the Merger and the Guaranty Acquisition as if they had occurred on March 31, 1998. The pro forma income statements give effect to the Merger and the Guaranty Acquisition as if they had occurred on January 1, 1995. The historical financial statements of Triangle for all periods have been restated to include the Guaranty Acquisition, using the pooling-of-interests method. The pooling-of-interests method of accounting requires all assets and liabilities to be carried at their book values. See "INFORMATION ABOUT TRIANGLE AND TRIANGLE BANK - Recent Acquisitions" and "- Trust Securities Issuance".

         The pro forma statements are provided for informational purposes. The unaudited pro forma financial information presented is not necessarily indicative of what the actual financial position or results of operations would have been had such transactions been completed as of March 31, 1998, or as of the beginning of each of the periods presented and is not indicative of future financial position or future results. The unaudited pro forma financial information does not reflect any non-recurring expenses which may be incurred in connection with the transactions. Current estimates of non-recurring expenses for the Merger in 1998 are $1.5 million after tax. The cost savings associated with the possible operating efficiencies and synergies have not been quantified, nor are any such savings assured. The pro forma financial statements should be read in conjunction with the audited historical and supplemental consolidated financial statements and the notes thereto of Triangle, the unaudited consolidated interim financial statements of Triangle, the audited financial statements and the notes thereto of United Federal and the unaudited consolidated interim financial statements of United Federal, all incorporated herein by reference.

                             Triangle Bancorp, Inc.
                   Pro Forma Combined Condensed Balance Sheets
                                 March 31, 1998
                                   (Unaudited)
                                 (In thousands)
                               Pro Forma Combined

                                                                                       Triangle Bancorp
                                             Triangle   Guaranty State                   and Guaranty       United
                                             Bancorp        Bancorp      Adjustments     State Bancorp     Federal    Adjustments
                                             -------        -------      -----------     -------------     -------    -----------
Assets
Cash and Due From Banks                  $      48,272     $   3,746    $          -     $     52,018    $   14,205  $          -
Investment Securities                          496,123        19,087                          515,210        19,211             -
Federal Funds Sold                              27,525         2,125                           29,650             -             -
Loans and Leases, net                          952,120        75,137                        1,027,437       258,743             -
Premises and Equipment                          33,481         2,249                           35,730         5,619             -
Intangible Assets                               26,813             5                           26,818             -             -
Other Assets                                    22,773         1,214               -           23,987         7,872             -
                                            ----------      --------    ------------       ----------      --------  ------------
Total Assets                                $1,607,107      $103,743               -       $1,710,850      $305,650             -
                                            ==========      ========    ============       ==========      ========  ============

Liabilities
Noninterest Bearing Demand                    $185,546       $13,076    $          -         $198,622        $8,116    $        -
Interest Bearing Demand                        166,623         4,873               -           71,496        16,430             -
Savings and Money Market Deposits              243,960        27,385               -          271,345        20,025             -
Time Deposits                                  664,183        44,129               -          708,312       223,791             -
                                            ----------      --------    ------------       ----------      --------  ------------
Total Deposits                               1,260,312        89,463               -        1,349,775       268,362             -
                                            ----------      --------    ------------       ----------      --------  ------------
Borrowed Funds                                 188,809         1,800               -          190,609         5,000             -
Corporation-obligated Manditorily
  Redeemable Capital Securities                 19,951             -               -           19,951             -             -
Other Liabilities                               16,488           837               -           17,325         9,383             -
                                            ----------      --------    ------------       ----------      --------  ------------
Total Liabilities                            1,485,560        92,100               -        1,577,660       282,745             -
                                            ----------      --------    ------------       ----------      --------  ------------

Shareholders' Equity
Common Stock                                    76,737           893        4,835(1)           82,465            33     4,210 (1)
Surplus                                              -         4,835      (4,835)(1)                -         4,210    (4,210)(1)
Retained Earnings                               46,332         5,820               -           52,152        18,592             -
Unrealized Gain (Loss) on Securities AFS       (1,522)            95               -          (1,427)            70             -
                                            ----------      --------    ------------       ----------      --------  ------------
Total Shareholders' Equity                     121,547        11,643               -          133,190        22,905             -
                                            ----------      --------    ------------       ----------      --------  ------------
Total Liabilities and Shareholders Equity   $1,607,107      $103,743    $          -       $1,710,850      $305,650  $          -
                                            ==========      ========    ============       ==========      ========  ============

                                            Pro Forma Combined
                                            Triangle Bancorp,
                                         Guaranty State Bancorp,
                                           and United Federal
                                           ------------------
Assets
Cash and Due From Banks                       $     66,223
Investment Securities                              534,421
Federal Funds Sold                                  29,650
Loans and Leases, net                            1,286,180
Premises and Equipment                              41,349
Intangible Assets                                   26,818
Other Assets                                        31,859
                                                ----------
Total Assets                                    $2,016,500
                                                ==========

Liabilities
Noninterest Bearing Demand                        $206,738
Interest Bearing Demand                            187,926
Savings and Money Market Deposits                  291,370
Time Deposits                                      932,103
                                                ----------
Total Deposits                                   1,618,137
                                                ----------
Borrowed Funds                                     195,609
Corporation-obligated Manditorily
  Redeemable Capital Securities                     19,951
Other Liabilities                                   26,708
                                                ----------
Total Liabilities                                1,860,405
                                                ----------

Shareholders' Equity
Common Stock                                        86,708
Surplus                                                  -
Retained Earnings                                   70,744
Unrealized Gain (Loss) on Securities AFS           (1,357)
                                                ----------
Total Shareholders' Equity                         156,095
                                                ----------
Total Liabilities and Shareholders Equity       $2,016,500
                                                ==========

(1) To reclass surplus to no par value common stock

                             Triangle Bancorp, Inc.
                Pro Forma Combined Condensed Statements of Income
                        Three Months Ended March 31, 1998
                                   (Unaudited)
                      (In thousands except per share data)
                               Pro Forma Combined

                                                                                                                  Pro Forma
                                                                                Pro Forma                         Combined
                                                                                Combined                       Triangle Bancorp,
                                                         Guaranty            Triangle Bancorp                   Guaranty State
                                       Triangle            State               and Guaranty        United         Bancorp and
                                        Bancorp           Bancorp              State Bancorp       Federal       United Federal
                                        -------           -------              -------------       -------       --------------
Interest Income
Loans                                   $21,928             1,811                 $23,739           $5,779           $29,518
Federal Funds Sold                          101                26                     127                -               127
Investment Securities                     7,850               291                   8,141              509             8,650
                                        -------             -----                 -------           ------           -------
Total Interest Income                    29,879             2,128                  32,007            6,288            38,295
                                        -------             -----                 -------           ------           -------

Interest Expense
Deposits                                 11,976               943                  12,919            3,445            16,364
Borrowed Funds                            3,640                28                   3,668               75             3,743
                                        -------             -----                 -------           ------           -------
Total Interest Expense                   15,616               971                  16,587            3,520            20,107
                                        -------             -----                 -------           ------           -------

Net Interest Income before
  Provision for Loan Losses              14,263             1,157                  15,420            2,768            18,188
Provision for Loan Losses                 1,072                80                   1,152              300             1,452
                                        -------             -----                 -------           ------           -------

Net Interest Income after
  Provision for Loan Losses              13,191             1,077                  14,268            2,468            16,736

Noninterest Income                        2,990               105                   3,095              842             3,937
Noninterest Expenses                      9,292               676                   9,968            2,569            12,537
                                        -------             -----                 -------           ------           -------

Net Income before Taxes                   6,889               506                   7,395              741             8,136
Income Taxes                              2,312               172                   2,484              271             2,755
                                        -------             -----                 -------           ------           -------

Net Income                               $4,577             $ 344                  $4,911            $ 470            $5,381
                                         ======             =====                  ======            =====            ======

Basic Earnings per Share (1)             $ 0.23             $0.37                  $ 0.23            $0.15            $ 0.22
                                         ======             =====                  ======            =====            ======

Diluted Earnings per Share (1)           $ 0.23             $0.35                  $ 0.22            $0.14            $ 0.21
                                         ======             =====                  ======            =====            ======

(1) Earnings per share data has been adjusted to reflect the three-for-two stock split effected in the form of a 50% stock dividend which was paid on June 30, 1998 to shareholders of record on June 15, 1998.

                             Triangle Bancorp, Inc.
                Pro Forma Combined Condensed Statements of Income
                          Year Ended December 31, 1997
                                   (Unaudited)
                      (In thousands except per share data)
                                    Pro Forma

                                                                                                              Pro Forma
                                                                             Pro Forma                         Combined
                                                                             Combined                       Triangle Bancorp,
                                                         Guaranty         Triangle Bancorp                   Guaranty State
                                       Triangle            State            and Guaranty        United         Bancorp and
                                        Bancorp           Bancorp           State Bancorp       Federal       United Federal
                                        -------           -------           -------------       -------       --------------
Interest Income
Loans                                   $82,153           $6,877               $89,030          $20,032           $109,062
Federal Funds Sold                        2,030              133                 2,163                -              2,163
Investment Securities                    22,365            1,220                23,585            2,925             26,510
                                        -------           ------               -------           ------            -------
Total Interest Income                   106,548            8,230               114,778           22,957            137,735
                                        -------           ------               -------           ------            -------

Interest Expense
Deposits                                 44,814            3,724                48,538           12,779             61,317
Borrowed Funds                            8,148              130                 8,378               79              8,357
                                        -------           ------               -------           ------            -------
Total Interest Expense                   52,962            3,854                56,816           12,858             69,674
                                        -------           ------               -------           ------            -------

Net Interest Income before
  Provision for Loan Losses              53,586            4,376                57,962           10,099             68,061
Provision for Loan Losses                 3,458              211                 3,669            1,451              5,120
                                        -------           ------               -------           ------            -------

Net Interest Income after
  Provision for Loan Losses              50,128            4,165                54,293            8,648             62,941

Noninterest Income                       13,213              407                13,620            3,630             17,250
Noninterest Expenses                     37,577            2,876                40,453            9,672             50,125
                                        -------           ------               -------           ------            -------

Net Income before Taxes                  25,764            1,696                27,460            2,606             30,066
Income Taxes                              9,180              566                 9,736              803             10,539

Net Income                              $16,584           $1,140               $17,724           $1,803            $19,527
                                        =======           ======               =======           ======            =======

Basic Earnings per Share (1)              $0.85            $1.29                 $0.83            $0.59              $0.81
                                        =======           ======               =======           ======            =======

Fully Diluted Earnings per Share (1)      $0.83            $1.24                 $0.80            $0.57              $0.78
                                        =======           ======               =======           ======            =======


(1) Earnings per share data has been adjusted to reflect the three-for-two stock split effected in the form of a 50% stock dividend which was paid on June 30, 1998 to shareholders of record on June 15, 1998.


                                                                      Triangle Bancorp, Inc.
                                                         Pro Forma Combined Condensed Statements of Income
                                                                   Year Ended December 31, 1996
                                                                            (Unaudited)
                                                               (In thousands except per share data)
                                                                             Pro Forma



                                                                                                              Pro Forma
                                                                             Pro Forma                        Combined
                                                                             Combined                       Triangle Bancorp,
                                                         Guaranty         Triangle Bancorp                   Guaranty State
                                       Triangle            State            and Guaranty        United         Bancorp and
                                        Bancorp           Bancorp           State Bancorp       Federal       United Federal
                                        -------           -------           -------------       -------       --------------
Interest Income
Loans                                   $67,633            $6,198             $73,831          $14,614            $88,445
Federal Funds Sold                          296               268                 564                -                564
Investment Securities                    22,030             1,129              23,159            5,387             28,546
                                        -------            ------             -------             ----            -------
Total Interest Income                    89,959             7,595              97,554           20,001            117,555
                                        -------            ------             -------             ----            -------

Interest Expense
Deposits                                 38,977             3,396              42,373           11,757             54,130
Borrowed Funds                            5,345               207               5,552               68              5,620
                                        -------            ------             -------             ----            -------
Total Interest Expense                   44,322             3,603              47,925           11,825             59,750
                                        -------            ------             -------             ----            -------

Net Interest Income before
  Provision for Loan Losses              45,637             3,992              49,629            8,176             57,805
Provision for Loan Losses                 2,330               143               2,473               42              2,515
                                        -------            ------             -------             ----            -------

Net Interest Income
  after Provision for Loan Losses        43,307             3,849              47,156            8,134             55,290

Noninterest Income                        9,902               334              10,236            2,988             13,224
Noninterest Expenses                     32,720             2,587              35,307            9,571             44,878
                                        -------            ------             -------             ----            -------

Net Income before Taxes                  20,489             1,596              22,085            1,551             23,636
Income Taxes                              7,269               516               7,785            1,055              8,840
                                        -------            ------             -------             ----            -------

Net Income                              $13,220            $1,080             $14,300             $496            $14,796
                                        =======            ======             =======             ====            =======

Basic Earnings per Share (1)              $0.70             $1.23               $0.69            $0.16              $0.63
                                        =======            ======             =======             ====            =======

Diluted Earnings per Share (1)            $0.68             $1.18               $0.67            $0.16              $0.61
                                        =======            ======             =======             ====            =======

(1) Earnings per share data has been adjusted to reflect the three-for-two stock split effected in the form of a 50% stock dividend which was paid on June 30, 1998 to shareholders of record on June 15, 1998.

                                                                                   Triangle Bancorp, Inc.
                                                            Pro Forma Combined Condensed Statements of Income
                                                                      Year Ended December 31, 1995
                                                                               (Unaudited)
                                                                  (In thousands except per share data)





                                                                                                        Pro Forma
                                                                         Pro Forma                      Combined
                                                                         Combined                    Triangle Bancorp,
                                                     Guaranty         Triangle Bancorp                Guaranty State
                                       Triangle        State            and Guaranty     United         Bancorp and
                                        Bancorp       Bancorp           State Bancorp    Federal       United Federal
                                        -------       -------           -------------    -------       --------------
Interest Income
Loans                                   $56,497        $5,384              $61,881        $11,508          $73,389
Federal Funds Sold                          525           229                  754              -              754
Investment Securities                    16,702         1,055               17,757          7,903           25,660
Total Interest Income                    73,724         6,668               80,392         19,411           99,803


Interest Expense
Deposits                                 31,288         2,909               34,197         10,806           45,003
Borrowed Funds                            2,981             -                2,981          1,396            4,377
Total Interest Expense                   34,269         2,909               37,178         12,202           49,380

Net Interest Income before
  Provision for Loan Losses              39,455         3,759               43,214          7,209           50,423
Provision for Loan Losses                   523           183                  706          (675)               31

Net Interest Income after
  Provisions for Loan Losses             38,932         3,576               42,508          7,884           50,392


Noninterest Income                        8,445           293                8,738          2,918           11,656
Noninterest Expenses                     33,601         2,452               36,053          7,019           43,072

Net Income before Taxes                  13,776         1,417               15,193          3,783           18,976
Income Taxes                              4,662           445                5,107          1,353            6,460

Net Income                               $9,114          $972              $10,086         $2,430          $12,516

Basic Earnings per Share (1)              $0.48         $1.09                $0.49          $0.79            $0.53

Fully Diluted Earnings per Share (1)      $0.47         $1.09                $0.48          $0.79            $0.52

(1) Earnings per share data has been adjusted to reflect the three-for-two stock split effected in the form of a 50% stock dividend which was paid on June 30, 1998 to shareholders of record on June 15, 1998.

                  INFORMATION ABOUT TRIANGLE AND TRIANGLE BANK

General

         Triangle is a business corporation incorporated on November 27, 1991, under the laws of the State of North Carolina for the purpose of becoming a one-bank holding company. Triangle acquired Triangle Bank in August 1992 as part of the reorganization of Triangle Bank into a one-bank holding company structure. Pursuant to the reorganization, the former shareholders of Triangle Bank became shareholders of Triangle. Triangle holds all of the outstanding stock of Triangle Bank. Prior to 1997, Triangle had not engaged in any material activities independent of the activities of Triangle Bank. In May 1997, Triangle established a Delaware grantor trust subsidiary to effect the issuance of $20 million in trust preferred securities. On October 2, 1997, Triangle acquired Bank of Mecklenburg as a wholly-owned subsidiary, and on October 31, 1997, Triangle acquired Coastal Leasing LLC as a wholly-owned subsidiary. See "-Trust Securities Issuance" and " -Recent Acquisitions."

         Triangle Bank, headquartered in Raleigh, North Carolina, is chartered as a state bank under the laws of the State of North Carolina and is a member of the Federal Reserve System. Deposit insurance is provided by the Bank Insurance Fund ("BIF") of the FDIC. The sole business of Triangle Bank is to provide banking services to businesses and individuals through its 61 offices in 41 cities located in the Triangle area and throughout the central and eastern region of North Carolina. Triangle also offers securities and insurance products to its customers. Triangle Bank primarily serves small and medium-sized businesses as well as consumers within its markets. Triangle Bank began business on January 4, 1988. On June 30, 1991, Enterprise Bancorp, Inc., a North Carolina bank holding company, and its wholly-owned subsidiary, Enterprise Bank, National Association, a national bank, merged into Triangle Bank. On December 28, 1993, New East Bancorp and its five subsidiary North Carolina-chartered banks merged into Triangle Bank. On February 23, 1995, Columbus National Bank, a national bank headquartered in Whiteville, North Carolina, merged into Triangle Bank. On March 31, 1995, Standard Bank and Trust Company, a North Carolina-chartered commercial bank headquartered in Dunn, North Carolina, merged into Triangle Bank. Also, on March 31, 1995, Atlantic Community Bancorp, Inc. ("Atlantic"), a North Carolina corporation and registered bank holding company headquartered in Rocky Mount, North Carolina, merged with and into Triangle. Atlantic's wholly-owned subsidiary, Unity Bank & Trust Company, a North Carolina-chartered commercial bank also headquartered in Rocky Mount, North Carolina, merged into Triangle Bank on May 11, 1995. On November 1, 1995, The Village Bank, a North Carolina-chartered commercial bank headquartered in Chapel Hill, North Carolina, merged into Triangle Bank. On September 21, 1995, Triangle Bank acquired three branches and approximately $40 million in deposits from NationsBank of North Carolina, and on January 12, 1996, Triangle acquired four branches and approximately $55 million in deposits from First Union National Bank of North Carolina. On October 24, 1996, Granville United Bank, a North Carolina-chartered commercial bank headquartered in Oxford, North Carolina, merged into Triangle Bank. On August 15, 1997, Triangle Bank acquired eight branches from United Carolina Bank and two branches from Branch Banking and Trust Company and on October 2, 1997, Triangle acquired Bank of Mecklenburg as a wholly-owned subsidiary. See "-Recent Acquisitions."

Triangle Stock

         For information regarding Triangle Stock, the market therefor and other matters, see "SUMMARY - Market for Triangle Stock and United Federal Stock."

         Triangle has outstanding warrant agreements acquired upon its merger with Atlantic in March 1995. Triangle has reserved 18,000 shares of Triangle Stock for such warrants. Each warrant entitles the holder to purchase a number of shares of Triangle Stock at a purchase price of $6.11 per share. The warrants expire on December 31, 2000.

         In April 1995, Triangle's Board of Directors authorized the repurchase of up to 1% of the shares of Triangle Stock outstanding at that time which represented approximately 88,000 shares of Triangle Stock. The repurchase was principally undertaken to fund Triangle's various stock benefit plans. Through March 31, 1997, Triangle had repurchased 61,400 shares pursuant to this authorization prior to its expiration in April 1997. In May 1997, Triangle's Board of Directors authorized the repurchase of up to 170,000 shares of Triangle Stock. The repurchase was principally undertaken to fund Triangle's various stock benefit plans. The repurchase was rescinded on October 3, 1997. Between May and October 1997, Triangle repurchased 67,300 shares pursuant to the authorization. In April 1998, Triangle's Board of Directors authorized the repurchase of up to 100,000 shares of Triangle Stock. The repurchase is being undertaken principally to fund Triangle's various stock benefit plans. Through July 31, 1998, Triangle had repurchased 28,300 shares pursuant to the authorization.

Security Ownership of Management

         Information regarding the ownership of Triangle Stock by management of Triangle and information regarding directors and executive officers of Triangle, executive compensation and certain relationships and related transactions with management of Triangle is incorporated herein by reference to Triangle's Annual Report on Form 10-K for the year ended December 31, 1997.

Recent Acquisitions

         On August 15, 1997, Triangle Bank acquired two branch offices from Branch Banking and Trust Company and eight branch offices from United Carolina Bank (the "Branch Acquisition"), all of which branches were divested in connection with the merger of those two companies. The ten branches are located in the North Carolina counties of Duplin, Lee, Richmond, Robeson, Washington and Wayne. In the Branch Acquisition, Triangle Bank assumed approximately $192.0 million in deposits and approximately $61.0 million in aggregate principal amount in loans. Triangle Bank paid a premium of approximately $15.8 million for the assumption of the deposits. The Branch Acquisition was accounted for as a purchase, and as such is reflected in Triangle's audited and unaudited financial statements beginning on August 15, 1997.

         On October 2, 1997, Triangle acquired Bank of Mecklenburg as a wholly-owned subsidiary. Bank of Mecklenburg operates three branches in Charlotte, North Carolina and offers generally the same products and services as Triangle Bank. At March 31, 1998, Bank of Mecklenburg had $245 million in assets, $210 million in deposits and $21 million in shareholders' equity. The Mecklenburg acquisition was accounted for under the pooling-of-interests method of accounting and all historical financial data of Triangle has been restated to include the balances and results of operations of Bank of Mecklenburg.

         On October 31, 1997, Triangle acquired Coastal Leasing LLC as a wholly-owned subsidiary. Coastal Leasing is a business equipment leasing company headquartered in Greenville, North Carolina. At March 31, 1998, Coastal Leasing had $16 million in assets and $3 million in shareholders' equity. The Coastal Leasing acquisition was accounted for under the pooling-of-interests method of accounting and 1997 historical financial data of Triangle has been restated to include the balances and results of operations of Coastal Leasing.

         On April 16, 1998, Triangle acquired Guaranty State Bancorp and merged its wholly-owned subsidiary, Guaranty State Bank, into Triangle Bank. Guaranty State Bank was a North Carolina commercial bank whose deposits were insured by the Bank Insurance Fund (the "BIF") of the FDIC. At March 31, 1998, Guaranty had total assets of $104 million, total deposits of $89 million, and shareholders' equity of 12 million. Guaranty State Bank operated five branches in Durham, North Carolina, four of which became branches of Triangle Bank. The Guaranty Acquisition was accounted for under the pooling-of-interests method of accounting, and all historical financial data of Triangle has been restated to include the balances and results of operations of Guaranty. See "PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION."

Trust Securities Issuance

         In May 1997, Triangle caused a Delaware statutory business trust subsidiary to be created which issued trust preferred securities in the amount of $19.33 million to eight qualified institutional buyers, and $619,000 in trust common securities to Triangle (collectively, the "Trust Securities"), both sales occurring on June 3, 1997. The Trust Securities have a maturity of 30 years, pay dividends at the rate of 9.375% and may be treated as tier 1 capital by Triangle. To fund the trust, Triangle sold to the trust $19.95 million of junior subordinated notes with a yield and maturity identical to the Trust Securities. Holders of the Trust Securities are entitled to receive preferential cumulative cash distributions accumulating from the date of original issuance and payable semi-annually in arrears on the first day of June and December of each year, commencing December 1, 1997, at an annual rate equal to 9.375%. The distribution rate and distribution payment dates of the Trust Securities correspond to the interest rate and interest payment dates of the junior subordinated debentures, which are the sole assets of the trust. Triangle, through various agreements, has irrevocably and unconditionally guaranteed all of the trust's obligations under the Trust Securities regarding the payment of distributions and payment on liquidation or redemption of the Trust Securities, but only to the extent of funds held by the trust. The Trust Securities are subject to mandatory redemption in whole, but not in part, upon repayment of the junior subordinated debentures at their stated maturity or upon their early redemption. The junior subordinated debentures may be redeemed prior to their stated maturity upon the occurrence of certain events or at the option of Triangle on or after June 1, 2007. Triangle caused the Trust Securities to be issued because they are a relatively inexpensive form of capital that qualifies as regulatory capital for Triangle. The sale of the Trust Securities was effected in a transaction exempt from the registration requirements of the Securities Act. In November 1997, the trust preferred securities sold to institutional buyers were registered under the Securities Act and an exchange offer conducted whereby all but $1.0 million of such trust preferred securities were exchanged for registered securities.

                        INFORMATION ABOUT UNITED FEDERAL

General

         United Federal is a federally-chartered savings bank under the supervision of the OTS. United Federal commenced operations as a North Carolina-chartered savings institution in 1902. In 1980 United Federal converted to a capital stock savings bank, and in 1990 United Federal converted to a federal savings bank. United Federal conducts business from its main office located at 116 South Franklin Street, Rocky Mount, North Carolina with additional full service branches located in Rocky Mount, Cary, Greenville, Morehead City, New Bern, Pinetops, Raleigh, Spring Hope, Tarboro, Warrenton and Wilson. United Federal also operates loan production offices in both Charlotte and Wilmington, North Carolina. United Federal's primary market area is eastern North Carolina. United Federal provides a range of mortgage, commercial and consumer banking services.

United Federal Stock

         United Federal Stock is traded on the Nasdaq Small-Cap Market. United Federal has paid quarterly cash dividends each quarter since the first quarter 1995. See "SUMMARY - Market for Triangle Stock and United Federal Stock."

Security Ownership of Management and Principal Shareholders

         Information regarding the ownership of United Federal Stock by principal shareholders and by management of United Federal, and information regarding directors and executive officers of United Federal, executive compensation and certain relationships and related transactions with management of United Federal is incorporated herein by reference to United Federal's Annual Report on Form 10-K for the year ended December 31, 1997.

                       COMPARISON OF UNITED FEDERAL STOCK
                               AND TRIANGLE STOCK

         Upon consummation of the Merger, the shareholders of United Federal will become shareholders of Triangle, and their rights as such will be determined by North Carolina corporation law and Triangle's Articles of Incorporation and Bylaws. The following is a summary of certain provisions of United Federal's Federal Stock Charter and Bylaws and Triangle's Articles of Incorporation and Bylaws, the relevant provisions of North Carolina law and the material changes in the rights of shareholders of United Federal that would occur as a result of the Merger. The following discussion is qualified in its entirety by reference to United Federal's Federal Stock Charter and Bylaws and Triangle's Articles of Incorporation and Bylaws and the North Carolina Business Corporation Act ("NCBCA"). SHARES OF TRIANGLE STOCK AND UNITED FEDERAL STOCK ARE NOT, AND CANNOT BE, INSURED BY THE FDIC.

Capital Structure

         The authorized capital stock of United Federal consists of 10,000,000 shares of common stock, par value $0.01 per share, of which 3,263,314 shares were outstanding as of March 31, 1998. The authorized capital stock of Triangle consists of 50,000,000 shares of common stock, no par value per share, of which 21,520,699 shares were outstanding as of March 31, 1998 (after giving effect to the three-for-two stock split) and of which it is anticipated approximately 24.6 million shares will be outstanding upon consummation of the Merger.

Governing Law

         Triangle is chartered under the laws of the State of North Carolina and is subject to the provisions of the NCBCA. United Federal is chartered under the laws of the United States and is subject to the provisions of the Home Owners Loan Act (the "HOLA"). The following is a brief summary of certain material provisions of the NCBCA and certain material differences between the Federal Stock Charter and Bylaws of United Federal and the Articles of Incorporation and Bylaws of Triangle.

Voting

         The holders of United Federal Stock and Triangle Stock are entitled to one vote per share held of record on all matters submitted to a vote of shareholders. The shareholders of United Federal have the right to vote cumulatively in the elections of directors, whereby a shareholder can multiply the number of shares he or she owns by the number of directors being elected and distribute the resulting number of votes among one or more of the nominees. The shareholders of Triangle do not have the right to vote cumulatively in the election of directors. As a result of the absence of cumulative voting, the majority of votes represented at a legal quorum may elect all directors and the remaining minority shareholders may not elect any directors. The absence of cumulative voting makes it more difficult for shareholders who hold a minority of outstanding shares of Triangle Stock to elect representatives of their choice.

Preemptive Rights

         The holders of United Federal Stock and Triangle Stock do not have preemptive rights to acquire other or additional shares that may be issued from time to time. As shareholders of Triangle Stock have no preemptive rights, their ownership interest in Triangle Stock may be diluted if Triangle issues additional shares of Triangle Stock in the future.

State Law Anti-Takeover Provisions

            North Carolina Shareholder Protection Act. The North Carolina Shareholder Protection Act (the "Shareholder Act") generally requires that, unless certain "fair price" and procedural requirements are satisfied, the affirmative vote of 95% of the voting shares of a corporation is required to approve certain business combination transactions with another entity that is the beneficial owner, directly or indirectly, of more than 20% of the voting shares of the corporation or which is an affiliate of the corporation and previously has been a 20% beneficial holder of such voting shares. Triangle is not subject to the provisions of the Shareholder Act pursuant to the terms of its Articles of Incorporation.

            North Carolina Control Share Acquisition Act. The North Carolina Control Share Acquisition Act (the "Control Act") generally provides that, except as provided below, "Control Shares" will not have any voting rights. Control Shares are shares acquired by a person under certain circumstances which when added to other shares owned, would give such person effective control over one-fifth, one-third or a majority of all voting power in the election of the corporation's directors. However, voting rights will be restored to Control Shares by a resolution approved by the affirmative vote of the holders of a majority of the corporation's voting stock (other than shares held by the owner of the Control Shares, officers of the corporation, and directors employed by the corporation). If voting rights are granted to Control Shares which give the holder a majority of all voting power in the election of the corporation's directors, then the corporation's other shareholders may require the corporation to redeem their shares at their fair value. Triangle is not subject to the provisions of the Control Act pursuant to the terms of its Articles of Incorporation.

         United Federal, as a federally chartered savings bank, is not subject to North Carolina law.

Business Combinations and Changes in Control

            While Triangle is subject to the NCBCA, Triangle's Articles of Incorporation provide that the affirmative vote of the holders of not less than 80% of the outstanding shares of Triangle Stock is required to approve certain transactions with Triangle or any affiliate of Triangle specified therein, including any merger, consolidation, sale of assets, share exchange, or dissolution. The supermajority provision is inapplicable if the transaction has been approved (or in the case of a dissolution recommended for shareholder approval) by two-thirds of all directors of Triangle then in office or if the other entity is a corporation of which a majority of the outstanding shares of all classes of stock entitled to vote in elections of directors is owned of record or beneficially by Triangle or its affiliates.

            For purposes of such provision, an "affiliate" is any individual, corporation, partnership, trust, estate, or other entity who directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the party specified. Triangle's Articles of Incorporation further provide that the Board of Directors, when evaluating the merits of any transaction described in such provision, including any merger, consolidation, sale of assets, or share exchange, or any offer of a party to make a tender or exchange offer for any equity security of Triangle, shall, in connection with the exercise of its judgment in determining what is in the best interest of Triangle and its shareholders, give due consideration to all relevant factors, including, without limitation, the social and economic effects on the employees, depositors, customers, suppliers, and other constituents of Triangle and its affiliates, and on the communities in which Triangle and its affiliates operate or are located.

            The supermajority provision of Triangle's Articles of Incorporation may have the effect of delaying, deferring, or preventing a change in control of Triangle, which some holders of Triangle Stock may deem to be in their best interests.

            The constituency provision of Triangle's Articles of Incorporation may discourage or make more difficult certain acquisition proposals or business combinations and, therefore, may adversely affect the ability of shareholders to benefit from certain transactions opposed by the Board of Directors of Triangle. The constituency provision would allow the Board of Directors of Triangle to take into account the effects of an acquisition proposal on a broad number of constituencies and to consider any potential adverse effect in determining whether to accept or reject such proposal.

            Neither United Federal's Federal Stock Charter nor its Bylaws contain any anti-takeover provisions. However, federal law provides that the affirmative vote of two-thirds of the outstanding shares of United Federal Stock is required to approve any merger or consolidation with another entity or the transfer of all or substantially all of United Federal's assets to another entity.

Amendment of Articles of Incorporation

            Triangle is subject to the requirements of the NCBCA with respect to amendments of its Articles of Incorporation. Generally, the NCBCA requires that the votes cast in favor of an amendment to the Articles of Incorporation must exceed the votes cast against such amendment in order for Triangle to amend its Articles of Incorporation. While Triangle is subject to the NCBCA, Triangle's Articles of Incorporation require the affirmative vote of 75% of all shares present at a meeting where the issue considered is to amend its Articles of Incorporation. This provision of Triangle's Articles of Incorporation makes it more difficult for amendments to the Articles of Incorporation to be approved by Triangle's shareholders. Accordingly, such provision makes it more difficult for provisions in the Articles of Incorporation to be changed in the event of a hostile takeover attempt.

       United Federal's Charter provides that an amendment to the Charter requires the affirmative vote of a majority of all outstanding shares.

Amendment of Bylaws

            Triangle's bylaws may be amended or repealed and new bylaws may be adopted by action of the Board of Directors or shareholders of Triangle, except as otherwise provided in Triangle's Articles of Incorporation or by the NCBCA. Under the NCBCA and the bylaws of Triangle, the Board of Directors may not readopt, amend or repeal a bylaw adopted, amended or repealed by the shareholders if neither the Articles of Incorporation nor a bylaw adopted by the shareholders authorizes the Board of Directors to adopt, amend or repeal that particular bylaw or the bylaws generally. The shareholders may amend or repeal the bylaws of Triangle, even though the bylaws may also be amended or repealed by the Board of Directors. Triangle's bylaws further provide that the Board of Directors has no power to adopt a bylaw: (1) changing the statutory requirement for a quorum of directors or action by directors or changing the statutory requirement for a quorum of shareholders or action by shareholders; (2) providing for management of Triangle otherwise than by the Board of Directors or a committee thereof; (3) increasing or decreasing the fixed number of the size of the Board of Directors or the range of directors, or changing from a fixed number to a range, or visa versa; or (4) classifying and staggering the election of directors. United Federal's Bylaws may be amended by a majority of the full Board of Directors or by a majority of the votes cast at a meeting of shareholders.

            The bylaws of Triangle currently provide that the number of directors shall be at least 10 but no more than 28. The Board of Directors may set the number of directors in this range without shareholder approval. In addition, the bylaws require the affirmative vote of 75% of shares of Triangle voting, in person or by proxy, to increase or decrease the range and prohibit the Board of Directors from changing the range without shareholder approval. The supermajority requirement for a shareholder vote to change the range of the number of directors makes it more difficult for Triangle's shareholders to increase the size of the Board of Directors and elect directors to fill the vacancies created thereby. Accordingly, one or more shareholders seeking to gain control of the Board (for example, a tender offer or entity attempting a hostile takeover) would find its task more difficult. This requirement makes it more difficult for the size of the Board of Directors to be increased without the existing Board of Directors' consent.

            The Charter of United Federal provides that the number of directors shall be at least six but not more than 15. The Bylaws of United Federal have set the number of directors at six.

Share Purchase and Option Plans for Affiliates

            Triangle, under the NCBCA, and United Federal, under federal law, each may issue rights, options, or warrants for the purchase of shares of its capital stock, with the Board of Directors determining the terms upon which the rights, options or warrants are issued, their form and content, and the consideration for which the shares are to be issued. Shares of capital stock of Triangle or United Federal may be issued for consideration determined by the Board of Directors to be adequate. The foregoing rights, options, warrants or shares of capital stock of Triangle or United Federal may generally be issued to or for the benefit of officers, directors, and employees of Triangle or United Federal or their respective subsidiaries free of restrictions, except as set forth above or as required under the Securities Act. See "THE MERGER - Resale of Triangle Stock."

Redemption and Repurchase of Stock

            Triangle and United Federal each may repurchase or redeem shares of its stock, provided that certain requirements as to the effect of the repurchase on the company's solvency and the relationship between its assets and liabilities are fulfilled.

            As a bank holding company, Triangle is required to give the Federal Reserve Bank of Richmond (the "Federal Reserve Bank") prior written notice of any repurchase or redemption of any shares of its outstanding equity securities if the gross consideration to be paid for such repurchase or redemption, when aggregated with the net consideration paid by Triangle for all repurchases or redemption of its equity securities during the 12 months preceding the date of notification, equals or exceeds 10% of its consolidated net worth as of the date of such notice. The Federal Reserve Bank must either approve the transaction described in the notice within 30 days of receipt of the notice or refer it to the Federal Reserve for action within 60 days after the Federal Reserve Bank's receipt thereof.

            As a federal savings bank, United Federal is required to give the OTS prior written notice of any repurchase or redemption of any shares of its outstanding equity securities, and the OTS must approve the transaction. Repurchase or redemption by United Federal of shares of United Federal Stock would trigger, under current law, the payment of tax on the assumed recapture of United Federal's tax bad debt reserves.

Transferability by Certain Persons

            The public sale by Triangle of its stock and resales of its stock by certain persons who are at the time of resale "affiliates" of Triangle must be registered under the Securities Act and the North Carolina Securities Act or meet certain statutory and regulatory requirements to qualify for an exemption from registration. The exemption from registration under the Securities Act most often used by affiliates of public corporations is Rule 144 which requires, among other things, that affiliates' shares be sold in "brokers' transactions" without any solicitation of offers to purchase such shares.

            The sale of United Federal Stock by United Federal is not subject to registration under the Securities Act, but is subject to registration requirements under regulations of the OTS.

Assessments; Impairment of Capital

            No assessment provisions are contained in North Carolina law with respect to the Triangle Stock or Triangle's shareholders or are contained in federal law with respect to United Federal Stock or United Federal's shareholders for the amount of any impairment in the capital stock of Triangle or United Federal due to losses or any other cause when the surplus and undivided profits of Triangle or United Federal are insufficient to make good such impairment.

Number, Election and Removal of Directors

            The Board of Directors of Triangle is divided into three classes, with the number of directors in each class to be as nearly equal in number as possible. Directors of each class are elected to hold office for three years. Each director holds office until the annual meeting for the year in which his or her term expires and until his or her successor is elected and qualified or until his or her earlier death, resignation, retirement, removal or disqualification.

            Triangle's Articles of Incorporation provide that a director may be removed without cause by the shareholders only if (i) the removal without cause is recommended to the shareholders by the Board of Directors pursuant to a vote of not less than 75% of the directors then in office and (ii) the shareholders approve such removal by a vote of 75% of the votes present at the meeting where the issue is considered. Directors also are removable by the shareholders with cause pursuant to a vote of 75% of the outstanding shares of Triangle Stock, but no specific director recommendation is required. The Articles of Incorporation define "cause" as "personal dishonesty, incompetence, mental and physical incapacity, breach of fiduciary duty involving personal profit, a failure to perform stated duties, or a violation of any law, rule or regulation (other than a traffic violation or similar routine offense) based on a conviction for such offense or an opinion of counsel to Triangle to such effect."

            The supermajority provisions of Triangle's Articles of Incorporation discourages hostile takeover attempts so that Triangle will be able to follow through with its business plan which it has developed in the interest of all Triangle shareholders. Management believes that, for a financial institution, allowing Board members to be removed and replaced without cause by the shareholders would open Triangle to acquisition or control by interests that might not follow through with the Board's business plan for Triangle.

            The Board of Directors of United Federal is divided into three classes, with the number of directors in each class to be as nearly equal in number as possible. Directors of each class are elected to hold office for three years. Each director holds office until the annual meeting for the year in which his or her term expires and until his or her successors are elected and qualified or until his or her earlier death, resignation, retirement, removal or disqualification. A director may be removed from office, only with cause, by a vote of shareholders holding a majority of the shares entitled to vote at an election of directors.

Indemnification and Elimination of Director Liability

            Triangle. The NCBCA provides for indemnification by a corporation of its officers, directors, employees and agents, and any person who is or was serving at the corporation's request as a director, officer, employee or agent of another entity or enterprise or as a trustee or administrator under an employee benefit plan, against liability and expenses, including reasonable attorneys' fees, in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities.

            Permissible Indemnification. Under the NCBCA, a corporation may, but is not required to, indemnify any such person against liability and expenses incurred in any such proceeding, provided such person conducted himself or herself in good faith and (i) in the case of conduct in his or her official corporate capacity, reasonably believed that his or her conduct was in the corporation's best interests, and (ii) in all other cases, reasonably believed that his or her conduct was at least not opposed to the corporation's best interests; and, in the case of a criminal proceeding, where he or she had no reasonable cause to believe his or her conduct was unlawful. However, a corporation may not indemnify such person either in connection with a proceeding by or in the right of the corporation in which such person was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to such person (whether or not involving action in an official capacity) in which such person was adjudged liable on the basis that personal benefit was improperly received.

            Mandatory Indemnification. Unless limited by the corporation's charter, the NCBCA requires a corporation to indemnify a director or officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which such person was a party because he or she is or was a director or officer of the corporation against reasonable expenses incurred in connection with the proceeding.

            Advance for Expenses. Expenses incurred by a director, officer, employee or agent of the corporation in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors in the specific case, or as authorized by the charter or bylaws or by any applicable resolution or contract, upon receipt of an undertaking by or on behalf of such person to repay amounts advanced unless it ultimately is determined that such person is entitled to be indemnified by the corporation against such expenses.

            Voluntary Indemnification. In addition to and separate and apart from "permissible" and "mandatory" indemnification described above, a corporation may, by charter, bylaw, contract or resolution, indemnify or agree to indemnify any one or more of its directors, officers, employees or agents against liability and expenses in any proceeding (including any proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities. However, the corporation may not indemnify or agree to indemnify a person against liability or expenses he may incur on account of activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of the corporation. Any provision in a corporation's charter or bylaws or in a contract or resolution may include provisions for recovery from the corporation of reasonable costs, expenses and attorneys' fees in connection with the enforcement of rights to indemnification granted therein and may further include provisions establishing reasonable procedures for determining and enforcing such rights.

            Court-Ordered Indemnification. Unless otherwise provided in the corporation's charter, a director or officer of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court deems necessary, may order indemnification if it determines either (i) that the director or officer is entitled to mandatory indemnification as described above, in which case the court also will order the corporation to pay the reasonable expenses incurred to obtain the court-ordered indemnification, or (ii) that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such person met the requisite standard of conduct or was adjudged liable to the corporation in connection with a proceeding by or in the right of the corporation or on the basis that personal benefit was improperly received in connection with any other proceeding so charging (but if adjudged so liable, indemnification is limited to reasonable expenses incurred).

            Parties Entitled to Indemnification. The NCBCA defines "director" to include ex-directors and the estate or personal representative of a director. Unless its charter provides otherwise, a corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent as to a director and also may indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, as may be provided in its charter or bylaws, by general or specific action of its board of directors, or by contract.

            Indemnification by Triangle and United Federal. The Bylaws of Triangle provide for indemnification of its directors and officers to the fullest extent permitted by North Carolina law. Under the NCBCA, a corporation also may purchase insurance on behalf of any person who is or was a director or officer against any liability arising out of his status as such. Triangle currently maintains directors' and officers' liability insurance.

            Elimination of Director Liability. Pursuant to the NCBCA, the Articles of Incorporation of Triangle provide for the elimination of personal liability of directors for monetary damage to the fullest extent permitted by applicable law. The limitation on monetary damages does not preclude other equitable remedies such as injunctive relief or rescission. Further, such limitation may not be available for violations of federal and state banking and securities laws.

            United Federal. Neither United Federal's Federal Stock Charter nor its Bylaws provide any indemnification of United Federal's directors or officers. Indemnification would only be allowed pursuant to applicable regulations of the OTS which provide that a federal savings institution shall indemnify any person against whom an action is brought or threatened because that person was or is a director, officer or employee of the institution for the amount which that person becomes liable under a judgment and reasonable costs and attorneys fees, only if final judgment on the merits is rendered in that person's favor or, in case of settlement, final judgment against the person or final judgment in the person's favor other than on the merits if a majority of the disinterested directors of the institution determine that the person was acting in good faith, within the scope of his or her employment or authority and could reasonably have believed to be acting in the best interest of the savings institution.

            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Triangle or United Federal, Triangle and United Federal have been informed that, in the opinion of the Commission, such indemnification is against public policy expressed in the Securities Act and is, therefore, unenforceable.

Dividend Policy

            The holders of Triangle Stock are entitled to receive dividends when and if declared by its Board of Directors out of funds legally available therefor. Triangle has paid quarterly cash dividends each quarter since the third quarter of 1994. There can be no assurance that after the Merger any dividends will be declared or paid or, if declared and paid, continued in the future. The declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements, and Triangle's Board of Directors' consideration of other relevant factors. Subject to the foregoing, it is currently Triangle's intent to pay quarterly cash dividends. The principal sources of funds for the payment of dividends by Triangle are dividends from Triangle Bank and Bank of Mecklenburg. See "CERTAIN REGULATORY MATTERS Dividends" for information regarding certain restrictions on the payment of dividends by Triangle Bank and Bank of Mecklenburg to Triangle.

            The holders of United Federal Stock are entitled to receive dividends when and if declared by the United Federal Board out of funds legally available therefor. United Federal has paid quarterly cash dividends each quarter since the first quarter of 1995. Like Triangle, the payment of cash dividends by United Federal is limited by certain regulatory restrictions and is dependent upon business conditions, operating results, capital and reserve requirements, and the United Federal Board's consideration of other relevant factors.

                           CERTAIN REGULATORY MATTERS

General

            Financial institution holding companies and financial institutions are extensively regulated under both federal and state law. The following discussion summarizes some of the statutory and regulatory restrictions imposed upon the operations of Triangle, Triangle Bank, Bank of Mecklenburg and United Federal. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable law or regulation may have a material effect on the business of Triangle, Triangle Bank, Bank of Mecklenburg and United Federal. Supervision, regulation, and examination of financial institutions by the regulatory agencies are intended primarily for the protection of depositors rather than the holders of United Federal Stock or Triangle Stock.

            From time to time bills are introduced in the United States Congress which would provide for wide-ranging proposals for altering the structure, regulation, and competitive relationships of the nation's financial institutions. Among such bills which have recently been considered by Congress and which may be introduced in the future are proposals to prohibit financial institutions and holding companies from conducting certain activities, to subject financial institutions to increased disclosure and reporting requirements, and to further alter the regulatory structure relative to financial institutions.

            Legislation passed by the House of Representatives and pending in the U.S. Senate ("H.R. 10") provides for affiliation between banking and other forms of financial services and, to a limited extent, commercial enterprises. H.R. 10 would repeal provisions of the 1933 Glass-Steagall Act and the 1956 Bank Holding Company Act and make other changes in law to allow for the merger of banking , insurance, and securities organizations under a holding company structure. Bank holding companies would be permitted to acquire a limited number of commercial businesses not related to financial services. Subject to certain general exceptions, H.R. 10 would also amend the 1934 Securities Exchange Act to establish functional regulation of bank securities activities.

            Holding companies affiliated with securities or insurance firms acquiring a bank would be able to continue the nonfinancial activities they engaged in as of September 30, 1997, as long as the activities did not constitute more than 15% of the company's annual gross revenues before the acquisition of the bank. Presently, insurance and securities firms are not subject to the commercial business restrictions applicable to bank and bank holding companies.

            It cannot be predicted with accuracy whether or in what form any of these proposals, including H.R. 10, will be adopted or the extent of their effect upon all financial institutions.

Bank Holding Company Regulation

            Triangle is a bank holding company, registered with the Federal Reserve under the BHC Act, and with the Commissioner under the North Carolina Bank Holding Company Act of 1984, as amended (the "North Carolina Act"). As such, Triangle is subject to the supervision, examination, and reporting requirements contained in the BHC Act and the North Carolina Act and the regulations of the Federal Reserve and the Commissioner.

            The BHC Act requires that a bank holding company obtain the prior approval of the Federal Reserve before (i) acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank, (ii) taking any action that causes a bank to become a subsidiary of the bank holding company, (iii) acquiring all or substantially all of the assets of any bank, or
(iv) merging or consolidating with any other bank holding company.

            The BHC act generally prohibits a bank holding company, with certain exceptions, from engaging in activities other than banking, or managing or controlling banks or other permissible subsidiaries, and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be closely related to banking, or managing or controlling banks, as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance underwriting activities have all been determined by regulations of the Federal Reserve to be permissible activities of bank holding companies. Pursuant to delegated authority, the Federal Reserve Bank of Richmond has authority to approve certain activities of holding companies within its district, including the Corporation, provided the nature of the activity has been approved by the Federal Reserve. Despite prior approval, the Federal Reserve has the power to order a holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness or stability of any bank subsidiary of that bank holding company.

            Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the Federal Reserve on any extensions of credit to the bank holding company or any of its subsidiaries, investments in the stock or securities thereof and the acceptance of such stock or securities as collateral for loans to any borrower. A bank holding company and its subsidiaries are also prevented from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

            The Federal Reserve may issue cease and desist orders against bank holding companies and non-bank subsidiaries to stop actions believed to present a serious threat to a subsidiary bank. The Federal Reserve also regulates certain debt obligations, change in control of bank holding companies and capital requirements.

Bank Regulation

            As North Carolina-chartered commercial banks, Triangle Bank and Bank of Mecklenburg are subject to numerous state and federal statutes and regulations that affect their business, activities and operations. Triangle Bank and Bank of Mecklenburg are supervised and examined by the Federal Reserve. In addition, Triangle Bank and Bank of Mecklenburg are supervised and examined by the Commissioner. The Federal Reserve and the Commissioner are required to regularly examine the operations of banks over which they exercise jurisdiction. They have the authority to approve or disapprove the establishment of branches, mergers, consolidations, and other similar corporate actions, and to prevent the continuance or development of unsafe or unsound banking practices and other violations of law. The Federal Reserve and the Commissioner regulate and monitor all areas of the operations of banks and their subsidiaries, including loans, mortgages, issuances of securities, capital adequacy, loss reserves, and compliance with the Community Reinvestment Act and other laws and regulations. Interest and certain other charges collected and contracted for by the banks are also subject to state usury laws and certain federal laws concerning interest rates.

            The deposit accounts of Triangle Bank and most of the deposit accounts of Bank of Mecklenburg are insured by the BIF of the FDIC up to a maximum of $100,000 per insured depositor. Approximately $32 million of the deposits at Bank of Mecklenburg are insured up to applicable limits by the SAIF. The deposit accounts of United Federal are insured by the SAIF of the FDIC up to a maximum of $100,000 per insured depositor and will remain so insured after the Merger. The FDIC issues regulations and conducts periodic examinations, requires the filing of reports, and generally supervises the operations of its insured banks. The approval of the FDIC is required prior to a bank's merger or consolidation, assumption of deposit liabilities, or establishment or relocation of an office facility, unless, as in the case of Triangle Bank, such matters are subject to the jurisdiction of the Federal Reserve. This supervision and regulation is intended primarily for the protection of depositors. Any insured bank that is not operated in accordance with or does not conform to federal regulations, policies, and directives may be sanctioned for noncompliance. Civil and criminal proceedings may be instituted against any insured bank or any director, officer, or employee of such bank for the violation of applicable laws and regulations, breaches of fiduciary duties, or engaging in any unsafe or unsound practice. The FDIC has the authority to terminate insurance of accounts pursuant to procedures established for that purpose.

Dividends

            Although Triangle is not subject to any direct legal or regulatory restrictions on dividends (other than the requirements under the NCBCA that a distribution may not be made if after giving it effect the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than its liabilities), Triangle's ability to pay cash dividends is dependent upon the amount of dividends paid by its subsidiaries, Triangle Bank, Bank of Mecklenburg, and Coastal Leasing LLC. The ability of Triangle Bank and Bank of Mecklenburg to pay dividends is subject to statutory and regulatory restrictions on the payment of cash dividends, including the requirement under the North Carolina banking laws that cash dividends be paid only out of undivided profits and only if the bank has surplus of a specified level. Federal bank regulatory agencies also have the general authority to limit the dividends paid by insured banks and bank holding companies if such payment may be deemed to constitute an unsafe and unsound practice. If, in the opinion of the federal banking regulator, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such agency may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "--Prompt Corrective Action." Moreover, the federal agencies have issued policy statements that provide that bank holding companies insured banks should generally only pay dividends out of current operating earnings.

Capital Requirements

            Triangle, its commercial bank subsidiaries, and United Federal are all required by federal regulations to maintain certain minimum capital levels. Federal regulators impose capital requirements on federally insured depository institutions and their holding companies to ensure that such institutions have a sufficient capital base to absorb operating losses and to provide a cushion to the federal deposit insurance funds.

            The Federal Reserve has established risk-based capital guidelines for bank holding companies and state member banks based on the capital framework for international banking organizations developed by the Basle Committee on Banking Regulations and Supervisory Practices. The minimum standard for the ratio of capital to risk-weighted assets (including certain off balance sheet obligations, such as standby letters of credit) is 8%. At least half of this capital must consist of common equity, retained earnings and a limited amount of perpetual preferred stock, less certain goodwill items ("Tier I capital"). The remainder ("Tier 2 capital") may consist of a limited amount of other preferred stock, subordinated debt and a limited amount of loan loss reserves.

            The Federal Reserve also has adopted a minimum (leverage) ratio of Tier 1 capital to total assets of 4%. The 4% Tier I capital to total assets ratio constitutes the leverage standard for bank holding companies and state member banks, and will be used in conjunction with the risk-based ratio in determining the overall capital adequacy of banking organizations. In proposing such standards, the Federal Reserve emphasized that in all cases the suggested standards are supervisory minimums and that an institution would be permitted to maintain such minimum levels of capital only if it were a strong banking organization, rated composite one under the CAMELS rating system for banks or the BOPEC rating system for bank holding companies. The Federal Reserve noted that most expansion-oriented banking organizations have maintained leverage capital ratios of between 4% and 5% of total assets, and it is likely that these ratios will be applied to Triangle. At March 31, 1998, Triangle had not been advised by the Federal Reserve of a minimum leverage capital ratio requirement specifically applicable to it. At March 31, 1998, Triangle, Triangle Bank, Bank of Mecklenburg and United Federal exceeded their respective capital requirements.

            Upon consummation of the Merger, Triangle and Triangle Bank will continue to remain in compliance with all existing capital requirements as shown in the tables below.

                                                Triangle Bancorp, Inc.
                                           PRO FORMA CAPITAL CALCULATION
                                                As of March 31, 1998

                                                                                    Pro Forma
                                                                                     Combined
                                              Triangle                             Triangle and              Minimum
                                               Bancorp         United Federal     United Federal          Regulatory Ratios
                                              --------         --------------     --------------          -----------------

Tier 1 capital to risk weighted assets         10.96%               9.06%            10.62%                   4.0%
Total capital to risk weighted assets          12.21%              10.11%            11.87%                   8.0%
Leverage ratio(1)                               7.80%               7.54%             7.75%                   4.0%

(1) Leverage ratio is calculated as Tier 1 capital divided by quarterly average assets less goodwill and other disallowed intangibles.

                                                    Triangle Bank
                                            PRO FORMA CAPITAL CALCULATION
                                                As of March 31, 1998

                                                                                     Pro Forma
                                                                                     Combined
                                                                                   Triangle Bank
                                                    Triangle                           and               Minimum
                                                       Bank       United Federal   United Federal    Regulatory Ratios
                                                   ----------    --------------    --------------    -----------------


Tier 1 capital to risk weighted assets               12.84%         9.06%             11.88%              4.0%
Total capital to risk weighted assets                14.10%        10.11%             13.14%              8.0%
Leverage ratio(1)                                     6.87%         7.54%              6.98%              4.0%

(1) Leverage ratio is calculated as Tier 1 capital divided by quarterly average assets less goodwill and other disallowed intangibles.

            The capital requirements currently in effect could be increased by the federal regulators. Moreover, the management of Triangle may determine that it is advisable, or banking regulators may require, that Triangle and Triangle Bank and Bank of Mecklenburg raise additional capital as a result of growth, unanticipated losses or inadequate financial performance, or for other reasons. No assurances can be given that any such additional capital would be available to Triangle, Triangle Bank or Bank of Mecklenburg.

            Failure to meet capital guidelines could subject a bank or thrift to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "--Prompt Corrective Action."

            The federal bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. In this regard, the Federal Reserve, the FDIC and the OCC have, pursuant to FDICIA, proposed an amendment to the risk-based capital standards that would calculate the change in an institution's net economic value attributable to increases and decreases in market interest rates and would require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures. The OTS has already included an interest-rate risk component in its risk-based capital guidelines for savings associations that it regulates.

Interstate Banking and Branching

            In September 1994, Congress passed the Interstate Banking and Branching Efficiency Act (the "Interstate Act"). The Interstate Act permits adequately capitalized bank holding companies to acquire control of banks in any state. States may require the bank being acquired to have been in existence for a certain length of time but not in excess of five years. No bank may acquire more than 10% of nationwide insured deposits or 30% of any state's insured deposits. States have the right to waive the 30% limit. As of June 1, 1997, banks may merge under the Interstate Act with other banks across state lines. States could opt-in to such interstate branching earlier or could opt-out of interstate branching by June 1, 1997. The states of Texas and Montana have opted out of interstate branching. Under the Interstate Act, establishing new branches in another state will require that state's specific approval. Legislation to have North Carolina opt in for earlier adoption of interstate branching was passed in 1995. During 1993, North Carolina adopted legislation authorizing interstate mergers. There can be no prediction as to what impact such legislation or the Interstate Act might have upon Triangle and its subsidiaries.

Support of Subsidiary Institutions

            Under Federal Reserve policy, Triangle is expected to act as a source of financial strength for, and to commit resources to support, each of its banking subsidiaries. This support may be required at times when, absent such Federal Reserve policy, Triangle may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its banking subsidiaries are subordinate in right of payment to deposits and to certain other indebtedness of such banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

            Under the Federal Deposit Insurance Act (the "FDIA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC's claim for damages is superior to claims of stockholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors, and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. The subsidiary depository institutions of Triangle are subject to these cross-guarantee provisions. As a result, any loss suffered by the FDIC in respect of any of these subsidiaries would likely result in assertion of the cross-guarantee provisions, the assessment of such estimated losses against the depository institution's banking or thrift affiliates, and a potential loss of UPC's respective investments in such other subsidiary depository institutions.

Prompt Corrective Action

            FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective in December 1992, the federal banking regulators are required to establish five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) and to make certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

            Under the final agency rules implementing the prompt corrective action provisions, an institution that (i) has a Total Capital Ratio of 10% or greater, a Tier 1 Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be well capitalized. An institution with a Total Capital Ratio of 8.0% or greater, a Tier 1 Capital Ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater is considered to be adequately capitalized. A depository institution that has a Total Capital Ratio of less than 8.0%, a Tier 1 Capital Ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be undercapitalized. A depository institution that has a Total Capital Ratio of less than 6.0%, a Tier 1 Capital Ratio of less than 3.0%, or a Leverage Ratio of less than 3.0% is considered to be significantly undercapitalized, and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be critically undercapitalized. For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards, plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

            An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. Under FDICIA, a bank holding company must guarantee that a subsidiary depository institution meet its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of FDICIA.

            For those institutions that are significantly undercapitalized or undercapitalized and either fail to submit an acceptable capital restoration plan or fail to implement on a approved capital restoration plan, the appropriate federal banking agency must require the institution to take one or more of the following actions: (i) sell enough shares, including voting shares, to become adequately capitalized; (ii) merge with (or be sold to) another institution (or holding company), but only if grounds exist for appointing a conservator or receiver; (iii) restrict certain transactions with banking affiliates as if the "sister bank" exception to the requirements of Section 23A of the Federal Reserve Act did not exist; (iv) otherwise restrict transactions with bank or non-bank affiliates; (v) restrict interest rates that the institution pays on deposits to "prevailing rates" in the institutions' "region;" (vi) restrict asset growth or reduce total assets; (vii) alter, reduce, or terminate activities; (viii) hold a new election of directors; (ix) dismiss any director or senior executive officer who held office for more than 180 days immediately before the institution became undercapitalized, provided that in requiring dismissal of a director or senior officer, the agency must comply with certain procedural requirements, including the opportunity for an appeal in which the director or officer will have the burden of proving his or her value to the institution'; (x) employ "qualified" senior executive officers;
(xi) cease accepting deposits from correspondent depository institutions; (xii) divest certain nondepository affiliates which pose a danger to the institution; or (xiii) be divested by a parent holding company. In addition, without the prior approval of the appropriate federal banking agency, a significantly undercapitalized institution may not pay any bonus to any senior executive officer to increase the rate of compensation for such an officer.

            At March 31, 1998, Triangle Bank, Bank of Mecklenburg and United Federal had the requisite capital levels to qualify as well capitalized.

Legislation and Governmental Polices, Monetary Policy and Economic Controls

            Legislative and regulatory proposals regarding changes in banking, and the regulation of banks, savings and loan associations, and other financial institutions are considered from time to time by the executive branch of the Federal government, Congress, and various state governments, including North Carolina. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry generally. It cannot be predicted whether any of these proposals will be adopted, and, if adopted, how these will affect Triangle, Triangle Bank, Bank of Mecklenburg or United Federal.

            Triangle, Triangle Bank, Bank of Mecklenburg, and United Federal are directly affected by government monetary policy and by regulatory measures affecting the financial services industry in general. Of primary importance is the Federal Reserve, whose actions directly affect the money supply and, in general, affect the lending ability of financial institutions by increasing or decreasing the cost and availability of funds to financial institutions. The Federal Reserve regulates the availability of credit in order to combat recession and curb inflationary pressures in the economy by open market operations in United States government securities, changes in the discount rate on member bank borrowings and changes in reserve requirements against bank deposits.

            Deregulation of interest rates paid by banks and savings and loan associations on deposits and the types of deposits that may be offered by such institutions have eliminated minimum balance requirements and rate ceilings on various types of time deposit accounts. The effect of these specific actions and, in general, the deregulation of deposit interest rates have made such institutions much more sensitive to fluctuations in money market rates. In view of the changing conditions in the national economy and money markets, as well as the effect of actions by monetary and fiscal authorities, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand, or the business and earnings of Triangle, Triangle Bank, Bank of Mecklenburg or United Federal.

                              LEGAL AND TAX MATTERS

            Alexander M. Donaldson, Esq., Senior Vice President and General Counsel of Triangle, will deliver an opinion at the Effective Time to the effect that Triangle Stock to be issued to the shareholders of United Federal in connection with the Merger, when issued as contemplated in the Agreement, will be validly issued, fully paid, and non-assessable. As of July 31, 1998, Mr. Donaldson owned of record 1,588 shares of Triangle Stock.

            PricewaterhouseCoopers LLP, tax advisors to Triangle, has delivered an opinion to Triangle and United Federal concerning certain federal income tax consequences of the Merger as required by the Agreement. See "THE MERGER-Certain Federal Income Tax Consequences."

            Certain other legal matters in connection with the Merger will be passed upon for Triangle by Mr. Donaldson and for United Federal by Muldoon, Murphy & Faucette, Washington, D.C.

                                     EXPERTS

            The consolidated and supplemental consolidated balance sheets of Triangle Bancorp, Inc. as of December 31, 1997 and 1996, and the consolidated and supplemental consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997, have been incorporated by reference herein and in the Registration Statement in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

            The consolidated balance sheets of United Federal Savings Bank as of December 31, 1997 and 1996, and the consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997, have been incorporated by reference herein and in the Registration Statement in reliance on the report of McGladrey & Pullen LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

            Representatives of McGladrey & Pullen LLP are expected to be present at the United Federal Special Meeting, and will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

                                  OTHER MATTERS

            As of the date of this Proxy Statement/Prospectus, the Board of Directors of United Federal did not know of any matters that will be presented for consideration at the United Federal Special Meeting other than as described in this Proxy Statement/Prospectus. However, if any other proper matters shall come before the United Federal Special Meeting or any adjournment thereof and be voted upon, the enclosed proxy will be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by such proxy as to any such matters.

            The Schedules to the Agreement and Plan of Reorganization and Merger are not included, but copies may be obtained upon request from Susan C. Gilbert, Secretary of Triangle Bancorp, Inc., 4300 Glenwood Avenue, Raleigh, North Carolina 27612, (919) 881-0455, extension 151.

                                   APPENDIX I


                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER
                              DATED MARCH 4, 1998,
                          AMENDED AS OF AUGUST 7, 1998

                               AMENDMENT NO. 1 TO
                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER
                                  By and Among
                          UNITED FEDERAL SAVINGS BANK,
                                  TRIANGLE BANK
                                       and
                             TRIANGLE BANCORP, INC.


            THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (hereinafter called "Agreement") entered into as of the 7th day of August, 1998, by and among UNITED FEDERAL SAVINGS BANK ("United Federal"), TRIANGLE BANK ("Triangle") and TRIANGLE BANCORP, INC. (the "Holding Company").

            WHEREAS, United Federal, Triangle and the Holding Company are parties to an Agreement and Plan of Reorganization and Merger dated March 4, 1998 (the "Merger Agreement), pursuant to which United Federal will merge with Triangle Bank (the "Merger"); and,

            WHEREAS, to ensure the completion of the Merger despite recent fluctuations in the price of the Holding Company's common stock ("Triangle Stock"), the parties wish to amend the price structure contained in the Merger Agreement; and,

            WHEREAS, the parties also wish to amend the Merger Agreement to reflect the three-for-two stock split effected by the Holding Company on June 30, 1998.

            NOW, THEREFORE, in consideration of the premises, the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions, covenants and promises herein contained, and subject to the terms and conditions hereof, the Holding Company, Triangle and United Federal hereby adopt and make this Agreement and mutually agree as follows:

1. Section 1.05.a. of the Merger Agreement is deleted and replaced in its entirety as follows:

            "At the Effective Time, all rights of United Federal's shareholders with respect to all then outstanding shares of United Federal's common stock ($0.01 par value) ("United Federal Stock") shall cease to exist, and, as consideration for and to effectuate the Merger (and except as otherwise provided below) each such outstanding share of United Federal Stock (other than any shares held by the Holding Company) shall be converted, without any action on the part of the holder of such share, the Holding Company, Triangle or United Federal, into 0.945 (the "Exchange Rate") newly issued shares of the Holding Company's no par value common stock ("Triangle Stock"), provided, however, that in the event the average closing sales price of Triangle Stock for the twenty
(20) trading days preceding a date three (3) business days before the Effective Time (the "Average Closing Price") is between $18.67 and $21.17, the Exchange Rate shall be increased to provide a per share value of not less than $20.00 for each share of United Federal Stock, and in the event the Average Closing Price of Triangle Stock is between $25.51 and $28.00, the Exchange Rate shall be decreased to provide a per share value of not more than $24.11, and provided that in the event the Average Closing Price of Triangle Stock is between $18.66 and $17.25, the Exchange Rate shall be fixed at 1.071; and in the event the Average Closing Price of Triangle Stock is less than $17.25, the Exchange Rate shall be increased to provide a value of not less than $18.47 per share of United Federal Stock, provided that Triangle or United Federal may terminate the Agreement and abandon the Merger if the Average Closing Price of Triangle Stock is less than $16.82, and provided further that in the event the Average Closing Price of Triangle Stock is greater than $28.00, either party, at its option and without penalty, may terminate this Agreement (except the Holding Company in the event provided below), provided that in the event either party does not so terminate this Agreement, the Agreement shall remain in effect; and provided further that, after determining the Exchange Rate required by the Average Closing Price of Triangle Stock, the Exchange Rate shall be adjusted in the following manner: (i) if between January 1, 1998 and a date five
(5) business days prior to the Closing charge-offs by United Federal (net of recoveries) for all loans (excluding any charge-offs for Pea Island) exceed $500,000 the Exchange Rate shall be reduced by .0015 for each $100,000 in charge-offs in excess of $500,000, (ii) if at month-end preceding the Closing non-performing assets of United Federal exceed $2,000,000, the Exchange Rate shall be reduced by .00375 for every $1,000,000 in excess of $2,000,000, on an interpolated dollar-for-dollar basis (for purposes of this clause non-performing assets are defined as all loans (excluding mortgage loans originated by United Federal for sale in the secondary market and mortgage loans which are guaranteed by the FHA or VA) which are over ninety (90) days delinquent, on non-accrual status, or for which the borrower has filed a petition for relief under the United States Bankruptcy Code, and all other collateral property received under loan arrangements currently held for resale), or (iii) if on a date five (5) business days prior to the Closing the loan loss reserve of United Federal is less than the sum of $2,900,000 plus one and one-half percent (1.5%) for every dollar in total loan growth over the December 31, 1997 level of $254,000,000, the Exchange Rate shall be reduced by .00375 for every $250,000 shortfall in the loan loss reserve (excluding any write-off of Pea Island loans) on an interpolated dollar-for-dollar basis; then if the aggregate reduction caused by clauses (i), (ii) and (iii) above is less than or equal to .00375, the Exchange Rate shall not be adjusted, but if the aggregate reduction is greater than
 .00375 the Exchange Rate shall be adjusted, provided that in the event the adjustment provided for herein causes the Exchange Rate (i) to decrease by more than one and one-half (1.5) basis points, either party hereto at its option and without penalty may terminate this Agreement, provided that in the event that either party does not so terminate this Agreement, this Agreement shall remain in effect, or (ii) to yield a per share dollar value to a holder of United Federal Stock of less than $18.47, United Federal may terminate this Agreement at its option and without penalty, provided that in the event that United Federal does not so terminate this Agreement, this Agreement shall remain in effect."

            In the event the Holding Company enters into a binding written agreement to be acquired by a third party which causes the Average Closing Price of Triangle Stock to exceed $28.00, the Holding Company shall not have the right to terminate this Agreement based on the Average Closing Price as provided above. Further, in such event, the Exchange Rate shall be adjusted to yield a per share dollar value to a holder of United Federal Stock of not more than $24.11. In such event, United Federal may still exercise its right to terminate this Agreement as provided in this Paragraph 1.05.a.

            At the Effective Time, and without any action by United Federal, Triangle, the Holding Company or any holder thereof, United Federal's stock transfer books shall be closed as to holders of United Federal Stock immediately prior to the Effective Time and, thereafter, no transfer of United Federal Stock by any such holder may be made or registered; and the holders of shares of

United Federal Stock shall cease to be, and shall have no further rights as, shareholders of United Federal other than as provided herein. Following the Effective Time, certificates representing shares of United Federal Stock outstanding at the Effective Time (herein sometimes referred to as "Old Certificates") shall evidence only the right of the registered holder thereof to receive, and may be exchanged for, certificates for the number of whole shares of the Triangle Stock to which such holders shall have become entitled on the basis set forth above, plus cash for any fractional share interests as provided herein."

2. All other terms of the Merger Agreement shall remain in full form and effect.

IN WITNESS WHEREOF, United Federal, Triangle and the Holding Company each has caused this Agreement to be executed in its name by its duly authorized officers as of the date first above written.


                                            TRIANGLE BANCORP, INC.



                                            By:      /s/ Michael S. Patterson
                                                     ------------------------
                                                     Michael S. Patterson
                                                     President and Chief Executive Officer
ATTEST:
/s/ Susan C. Gilbert
--------------------
Susan C. Gilbert, Secretary
                                            TRIANGLE BANK
[Corporate Seal]

                                            By:      /s/ Michael S. Patterson
                                                     --------------------------
                                                     Michael S. Patterson
                                                     President and Chief Executive Officer
ATTEST:

/s/ Susan C. Gilbert
--------------------
Susan C. Gilbert, Secretary

[Corporate Seal]
                                            UNITED FEDERAL SAVINGS BANK


                                            By:      /s/ John A. Barker
                                                     ------------------
                                                     John A. Barker
                                                     President and Chief Executive Officer
ATTEST:


/s/ Paula V. Walker
-------------------
Paula V. Walker, Assistant Secretary

[Corporate Seal]


                                                 TABLE OF CONTENTS

ARTICLE I.  AGREEMENT TO MERGE...............................................................................  2
         1.01.             Names of Merging Corporations...................................................... 2
         1.02.             Nature of Transaction.............................................................. 2
         1.03              Effect of Merger; Surviving Corporation............................................ 2
         1.04.             Assets and Liabilities of United Federal........................................... 2
         1.05.             Conversion and Exchange of Stock................................................... 2
                  a.       Conversion of United Federal Stock................................................. 2
                  b.       Exchange Procedures................................................................ 4
                  c.       Treatment of  Fractional Shares.................................................... 4
                  d.       Surrender of Certificates.......................................................... 4
                  e.       Antidilutive Adjustments........................................................... 5
                  f.       Lost Certificates.................................................................. 5
                  g.       Treatment of United Federal's Stock Options........................................ 5
                  h.       Outstanding Triangle Stock......................................................... 6
         1.06.             Articles, Bylaws and Management.................................................... 6
         1.07.             Closing; Articles of Merger; Effective Time........................................ 6

ARTICLE II.  REPRESENTATIVES AND WARRANTIES
   OF UNITED FEDERAL.......................................................................................... 7

         2.01.             Organization; Standing; Power...................................................... 7
         2.02              Capital Stock...................................................................... 7
         2.03              Principal Shareholders............................................................. 8
         2.04              Subsidiaries....................................................................... 8
         2.05              Convertible Securities, Options, Etc............................................... 8
         2.06              Authorization and Validity of Agreement............................................ 8
         2.07              Validity of Transactions; Absence of Required Consents
                             or Waivers....................................................................... 9
         2.08              United Federal Books and Records................................................... 9
         2.09              United Federal Reports............................................................. 9
         2.10              United Federal Financial Statements................................................10
         2.11              Tax Returns and Other Tax Matters..................................................10
         2.12              Adverse of Material Changes or Certain Other Events................................11
         2.13              Absence of Undisclosed Liabilities.................................................11
         2.14              Compliance with Existing Obligations...............................................11
         2.15              Litigation and Compliance with Law.................................................11
         2.16              Real Properties....................................................................12
         2.17              Loans, Accounts, Notes and Other Receivables.......................................13
         2.18              Securities Portfolio and Investments...............................................14
         2.19              Personal Property and Other Assets.................................................14
         2.20              Patents, Trademarks and Licenses...................................................14
         2.21              Environmental Matters..............................................................14

                                       i

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

         2.22              Absence of Brokerage or Finders Commissions........................................16
         2.23              Material Contracts.................................................................16
         2.24              Employment Matters; Employee Relations.............................................17
         2.25              Employee Agreements; Employee Benefit Plans........................................17
         2.26              Insurance..........................................................................18
         2.27              Insurance of Deposits..............................................................19
         2.28              Affiliates.........................................................................19
         2.29              Obstacles to Regulatory Approval, Accounting Treatment or
                           Tax Treatment......................................................................19
         2.30              Disclosure.........................................................................19
         2.31              Dissenter's Rights.................................................................19

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF THE HOLDING
  COMPANY AND TRIANGLE........................................................................................20

         3.01              Organization; Standing; Power......................................................20
         3.02              Capital Stock......................................................................20
         3.03              Authorization and Validity of Agreement............................................20
         3.04              Validity of Transactions; Absence of Required Consents
                             or Waivers.......................................................................20
         3.05              Holding Company Books and Records..................................................21
         3.06              Holding Company Reports............................................................21
         3.07              Holding Company Financial Statements...............................................22
         3.08              Absence of Material Adverse Changes................................................22
         3.09              Litigation and Compliance with Law.................................................22
         3.10              Absence of Brokerage or Finders Commission.........................................23
         3.11              Obstacles to Regulatory Approval, Accounting Treatment
                             or Tax Treatment.................................................................23
         3.12              Disclosure.........................................................................23

ARTICLE IV.  COVENANTS OF UNITED FEDERAL......................................................................24

         4.01              Affirmative Covenants of United Federal............................................24
                  a.       "Affiliates" of United Federal.....................................................24
                  b.       Conduct of Business Prior to Effective Time........................................24
                  c.       Periodic Information Regarding Loans and Other Information.........................25
                  d.       Notice of Certain Changes or Events................................................26
                  e.       Consents to Assignment of Leases...................................................26
                  f.       Further Action; Instruments of Transfer, etc.......................................26
                  g.       Loan Loss Reserve..................................................................26
                  h.       Incentive Compensation.............................................................26
         4.02              Negative Covenants of United Federal...............................................27
                  a.       Amendments to Charter or Bylaws....................................................27
                  b.       Change in Capital Stock............................................................27
                  c.       Options, Warrants and Rights.......................................................27

                                       ii

           d.       Dividend.......................................................................... 27
                  e.       Employment, Benefit or Retirement Agreement........................................27
                  f.       Increase in Compensation; Additional Compensation..................................27
                  g.       Accounting Practices...............................................................28
                  h.       Acquisitions; Additional Branch Offices............................................28
                  i.       Changes in Business Practices......................................................28
                  j.       Exclusive Merger Agreement.........................................................28
                  k.       Acquisition or Disposition of Assets...............................................28
                  l.       Debt; Liabilities..................................................................29
                  m.       Liens; Encumbrances................................................................29
                  n.       Waiver of Rights...................................................................29
                  o.       Other Contacts.....................................................................30

ARTICLE V.  COVENANTS OF THE HOLDING COMPANY AND TRIANGLE.....................................................30

         5.01.             Advisory Board of Directors........................................................30
         5.02.             NYSE Notification of Listing of Additional Shares
                             of Triangle Stock................................................................30
         5.03.             Notice of Certain Changes of Events................................................30
         5.04              The Holding Company to Provide Necessary Information...............................30

ARTICLE VI.  MUTUAL AGREEMENTS................................................................................31

         6.01.             Shareholders' Meeting; Registration Statement;
                             Proxy Statement/Prospectus.......................................................31
                  a.       Meeting of Shareholders............................................................31
                  b.       Preparation and Distribution of Proxy Statement/Prospectus.........................31
                  c.       Registration Statement and "Blue Sky" Approvals....................................31
                  d.       Recommendation of United Federal's Board of Directors..............................32
                  e.       Information for Proxy Statement/Prospectus and
                             Registration Statement...........................................................32
         6.02.             Regulatory Approvals...............................................................32
         6.03.             Access.............................................................................32
         6.04.             Costs..............................................................................33
         6.05              Announcements......................................................................33
         6.06.             Environmental Studies..............................................................33
         6.07.             Employees, Severance Payments, Employee Benefits...................................34
                  a.       Consulting and Employment Agreements...............................................34
                  b.       Employment of United Federal Employees.............................................34
                  c.       Severance Payment..................................................................35
                  d.       Employee Benefits..................................................................35
         6.08.             Confidentiality....................................................................36
         6.09.             Reorganization for Tax Purposes....................................................36
         6.10.             Accounting Treatment...............................................................37
         6.11.             Other Permissible Transactions.....................................................37

                                      iii

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

         6.12.             Dividend Coordination..............................................................37

                                       iv

ARTICLE VII.  CONDITIONS PRECEDENT TO MERGER..................................................................37

         7.01              Conditions to all Parties' Obligations.............................................37
                  a.       Approval by Governmental or Regulatory Authorities; No
                             Disadvantageous Conditions.......................................................37
                  b.       Effectiveness of Registration Statement; Compliance with
                             Securities and Other "Blue Sky" Requirements.....................................38
                  c.       Adverse Proceedings, Injunction, Etc...............................................38
                  d.       Approval by Boards of Directors and Shareholders...................................38
                  e.       Fairness Opinions..................................................................38
                  f.       Tax Opinion........................................................................39
                  g.       No Termination or Abandonment......................................................39
         7.02              Additional Conditions to United Federal's Obligations..............................39
                  a.       Material Adverse Change............................................................39
                  b.       Compliance with Laws...............................................................39
                  c.       The Holding Company's and Triangle's Representations and
                             Warranties and Performance of Agreements;
                              Officers' certificate...........................................................39
                  d.       Legal Opinion of the Holding Company's Counsel.....................................40
                  e.       Other Documents and Information from the Holding Company...........................40 and Triangle.....................................................................40
                  f.       Acceptance by United Federal's Counsel.............................................40
         7.03              Additional Conditions to the Holding Company's and Triangle's
                            Obligations.......................................................................40
                  a.       Material Adverse Change............................................................40
                  b.       Compliance with Laws; Adverse Proceedings; Injunction, Etc.........................40
                  c.       United Federal's Representations and Warranties
                             and Performance of Agreements; Officers' Certificates............................40
                  d.       Agreements from United Federal Affiliates..........................................41
                  e.       Accounting Treatment...............................................................41
                  f.       Legal Opinion of United Federal's Counsel..........................................41
                  g.       Other Documents and Information from United Federal................................41
                  h.       Consents to Assignment of Real Property Leases.....................................41
                  i        Acceptance by the Holding Company's Counsel........................................41
                  j.       Expenses...........................................................................41
                  k.       Tainted Shares.....................................................................41
                  l.       Mortgage Loan Portfolio............................................................42

ARTICLE VIII.  TERMINATION; BREACH; REMEDIES..................................................................42

         8.01              Mutual Termination.................................................................42
         8.02              Unilateral Termination.............................................................42
                  a.       Termination by the Holding Company.................................................42
                  b.       Termination by United Federal......................................................43
         8.03              Breach; Remedies...................................................................44

                                       v



                  a.       Breach of Agreement................................................................44
                  b.       Payment of Expenses................................................................44

ARTICLE IX.  INDEMNIFICATION..................................................................................44

         9.01              Indemnification Following Effective Time...........................................44
         9.02              Procedure for Claiming Indemnification.............................................44

ARTICLE X.  MISCELLANEOUS PROVISIONS..........................................................................45

         10.01             "Previously Disclosed" Information:  "Material Adverse Effect".....................45
         10.02             Survival of Representations, Warranties, Indemnification and
                             Other Agreements.................................................................45
                  a.       Representatives, Warranties and Other Agreements...................................45
                  b.       Indemnification....................................................................46
         10.03             Waiver.............................................................................46
         10.04             Amendment..........................................................................46
         10.05             Notice.............................................................................46
         10.06             Further Assurance..................................................................47
         10.07             Headings and Captions..............................................................47
         10.08             Entire Agreement...................................................................47
         10.09             Severability of Provisions.........................................................47
         10.10             Assignment.........................................................................47
         10.11             Counterparts.......................................................................47
         10.12             Governing Law......................................................................47
         10.13             Inspection.........................................................................48


                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER
                                  BY AND AMONG
                          UNITED FEDERAL SAVINGS BANK,
                                  TRIANGLE BANK
                                       AND
                             TRIANGLE BANCORP, INC.


                  THIS AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (hereinafter called "Agreement") entered into as of the 4th day of March, 1998, by and among UNITED FEDERAL SAVINGS BANK ("United Federal"), TRIANGLE BANK ("Triangle") and TRIANGLE BANCORP, INC. (the "Holding Company").

                  WHEREAS, United Federal is a federally-chartered savings bank with its principal office and place of business located in Rocky Mount, North Carolina, and,

                  WHEREAS, Triangle is a North Carolina banking corporation with its principal office and place of business located in Raleigh, North Carolina and also is the wholly-owned subsidiary of the Holding Company, a North Carolina business corporation with its principal office and place of business located in Raleigh, North Carolina; and,

                  WHEREAS, the Holding Company and United Federal have agreed that it is in their mutual best interests and in the best interests of their respective shareholders for United Federal to merge with and into Triangle (the "Merger") with the effect that each of the outstanding shares of United Federal's common stock will be converted into newly issued shares of the Holding Company's common stock, all in the manner and upon the terms and conditions contained in this Agreement; and,

                  WHEREAS, to effectuate the foregoing, the Holding Company, Triangle and United Federal desire to adopt this Agreement as a plan of reorganization in accordance with the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended; and,

                  WHEREAS, while United Federal's Board of Directors has approved this Agreement, United Federal has executed this Agreement subject to the approval of its shareholders and has agreed to call a special meeting of its shareholders for the purpose of voting on the Agreement and will recommend to its shareholders that they approve the Agreement and the transactions described herein; and,

                  WHEREAS, the Holding Company's and Triangle's Boards of Directors have approved this Agreement and the transactions described herein, including the issuance by the Holding Company of shares of its common stock to United Federal's shareholders to effectuate such transactions.

                  NOW, THEREFORE, in consideration of the premises, the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions, covenants and promises herein contained, and subject to the terms and conditions hereof, the Holding Company, Triangle and United Federal hereby adopt and make this Agreement and mutually agree as follows:


                          ARTICLE I. AGREEMENT TO MERGE

         1.01. NAMES OF MERGING CORPORATIONS. The names of the corporations proposed to be merged are UNITED FEDERAL SAVINGS BANK ("United Federal") and TRIANGLE BANK ("Triangle").

         1.02. NATURE OF TRANSACTION. Subject to the provisions of this Agreement, at the "Effective Time" (as defined in Paragraph 1.07. below), United Federal shall be merged into and with Triangle (the "Merger").

         1.03. EFFECT OF MERGER; SURVIVING CORPORATION. At the Effective Time, by reason of the Merger the separate corporate existence of United Federal shall cease while the corporate existence of Triangle as the surviving corporation in the Merger shall continue with all of its purposes, objects, rights, privileges, powers and franchises, all of which shall be unaffected and unimpaired by the Merger. Following the Merger, Triangle shall operate as the wholly-owned banking subsidiary of the Holding Company and, as a North Carolina banking corporation, will continue to conduct its business at the then legally established branches and main offices of Triangle and United Federal. The duration of the corporate existence of Triangle, as the surviving corporation, shall be perpetual and unlimited.

         1.04. ASSETS AND LIABILITIES OF UNITED FEDERAL....At the Effective Time
and by reason of the Merger, all of United Federal's property, assets and rights of every kind and character (including without limitation all real, personal or mixed property, all debts due on whatever account including the liquidation account established by United Federal in connection with its conversion to the stock form of organization, all other choses in action and all and every other interest of or belonging to or due to United Federal, whether tangible or intangible) shall be transferred to and vest in Triangle, and Triangle shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature (including all trust and fiduciary properties, powers and rights) of United Federal, all without any conveyance, assignment or further act or deed; and Triangle shall become responsible for all of the liabilities, duties and obligations of every kind, nature and description (including duties as trustee or fiduciary) of United Federal as of the Effective Time.

         1.05.    CONVERSION AND EXCHANGE OF STOCK.

                  A. CONVERSION OF UNITED FEDERAL STOCK. At the Effective Time, all rights of United Federal's shareholders with respect to all then outstanding shares of United Federal's common stock ($0.01 par value) ("United Federal Stock") shall cease to exist, and, as consideration for and to effectuate the Merger (and except as otherwise provided below) each such outstanding share of United Federal Stock (other than any shares held by the Holding Company) shall be converted, without any action on the part of the holder of such share, the Holding Company, Triangle or United Federal, into 0.63 (the "Exchange Rate") newly issued shares of the Holding Company's no par value common stock ("Triangle Stock"), provided, however, that in the event the average closing sales price of Triangle Stock for the twenty (20) trading days preceding a date three (3) business days before the Effective Time (the "Average Closing Price") is between $28.00 and $31.75, the Exchange Rate shall be increased to provide a per share value of not less than $20.00 for each share of United Federal Stock, and in the event the Average Closing Price of Triangle Stock is between $38.27 and $42.00, the Exchange Rate shall be decreased to provide a per share value of not more than $24.11, and provided further that in the event the Average Closing Price of Triangle Stock is less than $28.00 or is greater than $42.00, either party, at its option and without penalty, may terminate this Agreement (except the Holding Company in the event provided below), provided that in the event either party does not so terminate this Agreement, the Agreement shall remain in effect; and provided further that, after determining the Exchange Rate required by the Average Closing Price of Triangle Stock, the Exchange Rate shall be adjusted in the following manner: (i) if between January 1, 1998 and a date five (5) business days prior to the Closing charge-offs by United Federal (net of recoveries) for all loans (excluding any charge-offs for Pea Island) exceed $500,000 the Exchange Rate shall be reduced by .0010 for each $100,000 in charge-offs in excess of $500,000, (ii) if at month-end preceding the Closing non-performing assets of United Federal exceed $2,000,000, the Exchange Rate shall be reduced by .0025 for every $1,000,000 in excess of $2,000,000, on an interpolated dollar-for-dollar basis (for purposes of this clause non-performing assets are defined as all loans (excluding mortgage loans originated by United Federal for sale in the secondary market and mortgage loans which are guaranteed by the FHA or VA) which are over ninety (90) days delinquent, on non-accrual status, or for which the borrower has filed a petition for relief under the United States Bankruptcy Code, and all other collateral property received under loan arrangements currently held for resale), or (iii) if on a date five (5) business days prior to the Closing the loan loss reserve of United Federal is less than the sum of $2,900,000 plus one and one-half percent (1.5%) for every dollar in total loan growth over the December 31, 1997 level of $254,000,000, the Exchange Rate shall be reduced by .0025 for every $250,000 shortfall in the loan loss reserve (excluding any write-off of Pea Island loans) on an interpolated dollar-for-dollar basis; then if the aggregate reduction caused by clauses (i),
(ii) and (iii) above is less than or equal to .0025, the Exchange Rate shall not be adjusted, but if the aggregate reduction is greater than .0025 the Exchange Rate shall be adjusted, provided that in the event the adjustment provided for herein causes the Exchange Rate (i) to decrease by more than one (1) basis point, either party hereto at its option and without penalty may terminate this Agreement, provided that in the event that either party does not so terminate this Agreement, this Agreement shall remain in effect, or (ii) to yield a per share dollar value to a holder of United Federal Stock of less than $20.00, United Federal may terminate this Agreement at its option and without penalty, provided that in the event that United Federal does not so terminate this Agreement, this Agreement shall remain in effect.

                  In the event the Holding Company enters into a binding written agreement to be acquired by a third party which causes the Average Closing Price of Triangle Stock to exceed $42.00, the Holding Company shall not have the right to terminate this Agreement based on the Average Closing Price as provided above. Further, in such event, the Exchange Rate shall be adjusted to yield a per share dollar value to a holder of United Federal Stock of not more than $24.11. In such event, United Federal may still exercise its right to terminate this Agreement as provided in this Paragraph 1.05.a.

                  At the Effective Time, and without any action by United Federal, Triangle, the Holding Company or any holder thereof, United Federal's stock transfer books shall be closed as to holders of United Federal Stock immediately prior to the Effective Time and, thereafter, no transfer of United Federal Stock by any such holder may be made or registered; and the holders of shares of United Federal Stock shall cease to be, and shall have no further rights as, shareholders of United Federal other than as provided herein. Following the Effective Time, certificates representing shares of United Federal Stock outstanding at the Effective Time (herein sometimes referred to as "Old Certificates") shall evidence only the right of the registered holder thereof to receive, and may be exchanged for, certificates for the number of whole shares of the Triangle Stock to which such holders shall have become entitled on the basis set forth above, plus cash for any fractional share interests as provided herein.

                  B. EXCHANGE PROCEDURES.......As promptly as practicable
following the Effective Time, the Holding Company shall cause Registrar and Transfer Company, the transfer agent for Triangle Stock (the "Exchange Agent"), to mail to each former shareholder of United Federal of record immediately prior to the Effective Time written instructions and transmittal materials (a "Transmittal Letter") for use in surrendering Old Certificates to the Exchange Agent. Upon the proper delivery to the Exchange Agent (in accordance with the above instructions, and accompanied by a properly completed Transmittal Letter) by a former shareholder of United Federal of his or her Old Certificates, the Exchange Agent shall register in the name of such shareholder the shares of the Triangle Stock and deliver said New Certificates to the individual shareholder entitled thereto upon and in exchange for the surrender and delivery to the Exchange Agent by said individual shareholder of his or her Old Certificates.

                  C. TREATMENT OF FRACTIONAL SHARES....No scrip or certificates representing fractional shares of Triangle Stock will be issued to any former shareholder of United Federal, and, except as provided below, no such shareholder will have any right to vote or receive any dividend or other distribution on, or any other right with respect to, any fraction of a share of the Triangle Stock resulting from the above exchange. In the event the exchange of shares would result in the creation of fractional shares, then, in lieu of the issuance of fractional shares of Triangle Stock, the Holding Company shall deliver cash to the Exchange Agent in an amount equal to the aggregate market value of all such fractional shares, and the Exchange Agent shall divide such cash among and remit it (without interest) to the former shareholders of United Federal in accordance with their respective interests. For purposes of this Paragraph 1.05.c., the "aggregate market value" of all fractional shares of the Triangle Stock shall be equal to the total of such fractional shares multiplied by the closing sales price of Triangle Stock as quoted on the New York Stock Exchange ("NYSE") (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) on the third to last trading day preceding the Effective Time (as defined in Paragraph 1.07 below).

                  D. SURRENDER OF CERTIFICATES. No certificate for any shares, or cash for any fractional share, of Triangle Stock shall be delivered to any former shareholder of United Federal unless and until such shareholder shall have properly surrendered to the Exchange Agent the Old Certificate(s) formerly representing his or her shares of United Federal Stock, together with a properly completed Transmittal Letter in such form as shall be provided to the shareholder by the Holding Company for that purpose. Further, until such Old Certificate(s) are so surrendered, no dividend or other distribution payable to holders of record of Triangle Stock as of any date subsequent to the Effective Time shall be delivered to the holder of such Old Certificate(s). However, upon the proper surrender of such Old Certificate(s) the Exchange Agent shall pay to the registered holder of the shares of Triangle Stock represented by such Old Certificate(s) the amount of any such cash, dividends or distributions which have accrued but remain unpaid with respect to such shares. Neither the Holding Company, Triangle, United Federal nor the Exchange Agent, shall have any obligation to pay any interest on any such cash, dividends or distributions for any period prior to such payment. Further, and notwithstanding any other provision of this Agreement, neither the Holding Company, Triangle, United Federal nor the Exchange Agent shall be liable to a former holder of United Federal Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.

                  E. ANTIDILUTIVE ADJUSTMENTS. If, following the date of this Agreement, the Holding Company shall change the number of outstanding shares of Triangle Stock as a result of a dividend payable in shares of Triangle Stock, a stock split, a reclassification or other subdivision or combination of outstanding shares, and if the record date of such event occurs prior to the Effective Time, then an appropriate and proportionate adjustment shall be made to the Exchange Rate so as to appropriately and proportionately increase or decrease the number of shares of Triangle Stock to be issued in exchange for each of the shares of United Federal Stock.

                  F. LOST CERTIFICATES. Any shareholder of United Federal whose certificate evidencing shares of United Federal Stock has been lost, destroyed, stolen or otherwise is missing shall be entitled to receive a certificate representing the shares of Triangle Stock to which he or she is entitled in accordance with and upon compliance with conditions imposed by the Exchange Agent or the Holding Company (including without limitation a requirement that the shareholder provide a lost instruments indemnity or surety bond in form, substance and amount satisfactory to the Exchange Agent and the Holding Company).

                  G.       TREATMENT OF UNITED FEDERAL'S STOCK OPTIONS.

                           (I) At the Effective Time, each option or other right
to purchase shares of United Federal Stock pursuant to stock options ("United Federal Options") granted by United Federal under the United Federal Savings Bank 1993 Incentive Stock Option Plan and the United Federal Savings Bank 1993 Stock Option Plan for outside Directors (collectively, the "United Federal Stock Plans"), which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Triangle Stock, and the Holding Company shall assume each United Federal Option, in accordance with the terms of the United Federal Stock Plans and stock option agreement by which it is evidenced, except that from and after the Effective Time (A) the Holding Company and its Compensation Committee shall be substituted for United Federal and the Committee of United Federal's Board of Directors (including, if applicable, the entire Board of Directors of United Federal) administering the United Federal Stock Plans, (B) each United Federal Option assumed by the Holding Company may be exercised solely for shares of Triangle Stock, (C) the number of shares of Triangle Stock subject to such United Federal Option shall be equal to the number of shares of United Federal Stock subject to such United Federal Option immediately prior to the Effective Time multiplied by the Exchange Rate and rounding down to the nearest whole share, and (D) the per share exercise price under each such United Federal Option shall be adjusted by dividing the per share exercise price under each such United Federal Option by the Exchange Rate and rounding up to the nearest cent

                           (II) As soon as practicable after the Effective Time,
the Holding Company shall deliver to the participants in the United Federal Stock Plans an appropriate notice setting forth such participant's rights pursuant thereto and the grants pursuant to the United Federal Stock Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by Paragraph 1.05.a. after giving effect to the Merger). At or prior to the Effective Time, the Holding Company shall take all corporate action necessary to reserve for issuance sufficient shares of Triangle Stock for delivery upon exercise of United Federal Options assumed by it in accordance with this Paragraph 1.05.h. As soon as practicable after the Effective Time, the Holding Company shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Triangle Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding

                           (III) All restrictions or limitations on transfer
with respect to United Federal Stock awarded under the United Federal Stock Plans or any other plan, program, or arrangement of United Federal, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plans, program, or arrangement, shall remain in full force and effect with respect to shares of Triangle Stock into which such restricted stock is converted pursuant to this Agreement.

                           (IV) Notwithstanding the foregoing provisions of this
Paragraph 1.05.g., in no event shall options to purchase more than 125,500 shares of United Federal Stock be converted into options to purchase Triangle Stock in connection with the transactions contemplated by this Agreement. United Federal agrees to cooperate with the Holding Company to insure the implementation of this Paragraph 1.05.g.

                  H. OUTSTANDING TRIANGLE STOCK.The status of the shares of Triangle Stock and of shares of common stock of Triangle which are outstanding immediately prior to the Effective Time shall not be affected by the Merger.

         1.06. ARTICLES, BYLAWS AND MANAGEMENT. The Articles of Incorporation and Bylaws of Triangle in effect at the Effective Time shall be the Articles of Incorporation and Bylaws of Triangle as the surviving corporation. The officers and directors of Triangle in office at the Effective Time shall continue to hold such offices until removed as provided by law or until the election or appointment of their respective successors.

         1.07. CLOSING; ARTICLES OF MERGER; EFFECTIVE TIME. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Holding Company in Raleigh, North Carolina, or at such other place as the Holding Company shall designate, on a date specified by the Holding Company (the "Closing Date") after the expiration of any and all required waiting periods following the effective date of required approvals of the Merger by governmental or regulatory authorities (but in no event later than December 31, 1998). At the Closing, the Holding Company, Triangle and United Federal shall take such actions (including without limitation the delivery of certain closing documents) as are required herein and as shall otherwise be required by law to consummate the Merger and cause it to become effective, and shall execute Articles of Merger under North Carolina law which shall contain a "Plan of Merger" substantially in the form attached as Schedule A hereto.

         Subject to the terms and conditions set forth herein (including without limitation the receipt of all required approvals of governmental and regulatory authorities), the Merger shall be effective on the date and at the time (the "Effective Time") designated in the Articles of Merger executed at the Closing and filed with the North Carolina Secretary of State in accordance with law; provided, however, that the date and time so specified as the Effective Time shall in no event be later than December 31, 1998. If the Articles of Merger do not designate a date or specific time as the Effective Time, then the Effective Time shall be that date and time when the Articles of Merger are properly filed with the North Carolina Secretary of State.

         At the Holding Company's option, it may elect to have United Federal become a wholly-owned subsidiary whereby United Federal would convert to a North Carolina chartered commercial bank (the "Bank Conversion") and immediately thereafter merge with an interim commercial bank subsidiary to be established by the Holding Company (the "Interim Merger"), with United Federal being the surviving corporation. Thereafter, the merger of United Federal and Triangle Bank would be effected at a date selected by the Holding Company. If the Holding Company elects such option, the effectiveness of the Bank Conversion would immediately precede the Interim Merger which, when effective, would be the Effective Time. The Interim Merger would be effected pursuant to Plan of Merger substantially in the form of Schedule A. Further, in such event, the provisions of this Article I which require amendment to provide for the Interim Merger shall be deemed to be so amended.

          ARTICLE II. REPRESENTATIONS AND WARRANTIES OF UNITED FEDERAL

         Except as otherwise specifically provided herein or as "Previously Disclosed" (as defined in Paragraph 10.01. below) to the Holding Company, United Federal hereby makes the following representations and warranties to the Holding
Company:

         2.01. ORGANIZATION; STANDING; POWER. United Federal (I) is duly organized and incorporated, validly existing and in good standing as a savings bank under the laws of the United States; (II) has all requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as now being conducted; (III) is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification necessary, except where failure so to qualify would not have a Material Adverse Effect on United Federal; and (IV) is not transacting business or operating any properties owned or leased by it in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a Material Adverse Effect on United Federal.

         2.02. CAPITAL STOCK. United Federal's authorized capital stock consists of 10,000,000 shares of common stock, $0.01 par value per share. As of February 12, 1998, 3,201,314 shares of United Federal Stock were issued and outstanding, which constitute United Federal's only issued and outstanding securities. Options to purchase 125,500 shares of United Federal Stock are outstanding under the United Federal Stock Plans.

                  Each outstanding share of United Federal Stock (I) has been duly authorized and is validly issued and outstanding, and is fully paid and non-assessable, (II) has not been issued in violation of the preemptive rights of any shareholder, and (III) has been issued pursuant to and in compliance with the requirements of an applicable exemption from the registration requirements under the Securities Act of 1933, as amended (the "1933 Act").

                  The United Federal Stock is registered with the Office of Thrift Supervision ("OTS") under the Securities Exchange Act of 1934 (the "Exchange Act"); United Federal is subject to the periodic reporting requirements of the Exchange Act as administered by the OTS.

         2.03 PRINCIPAL SHAREHOLDERS. No person or entity is known to United Federal to beneficially own, directly or indirectly, more than 5% of the outstanding shares of United Federal Stock.

         2.04 SUBSIDIARIES. United Federal's only subsidiary is First Service Corporation of NC ("First Service"). First Service has one subsidiary, The Eagles Nest Bay Company ("Eagles Nest"), and, other than the ownership of First Service and Eagles Nest, neither United Federal nor First Service owns any stock or other equity interest in any corporation, service corporation, joint venture, partnership or other entity. First Service's authorized capital stock consists of 3,000 shares of common stock, $100.00 par value per share ("First Service Stock"), of which 2,250 shares are issued and outstanding and constitute the only securities issued by First Service. Eagles Nest's authorized capital stock consists of 100,000 shares of common stock, $1.00 par value per share ("Eagles Nest Stock"), of which 10,000 shares are issued and outstanding and constitute the only securities issued by Eagles Nest. All outstanding shares of First Service Stock are owned of record and beneficially by United Federal and all outstanding shares of Eagles Nest Stock are owned of record and beneficially by First Service. Each outstanding share of First Service Stock and Eagles Nest Stock (I) has been duly authorized, is validly issued and outstanding, and is fully paid and non-assessable, (II) has not been issued in violation of the preemptive rights of any shareholder, and (III) has been issued pursuant to and in compliance with the requirements of an applicable exemption from registration requirements under the 1933 Act.

         2.05. CONVERTIBLE SECURITIES, OPTIONS, ETC.. With the exception of options to purchase an aggregate of 125,500 shares of United Federal Stock which have been issued and are outstanding under the United Federal Stock Plans, neither United Federal, First Service nor Eagles Nest has any outstanding (I) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of United Federal Stock, First Service Stock or Eagles Nest Stock or any other securities of United Federal, First Service or Eagles Nest, (II) options, warrants, rights, calls or other commitments of any nature which entitle any person to receive or acquire any shares of United Federal Stock, First Service Stock or Eagles Nest Stock or any other securities of United Federal, First Service or Eagles Nest, or (III) plan, agreement or other arrangement pursuant to which shares of United Federal Stock, First Service Stock or Eagles Nest Stock or any other securities of United Federal, First Service or Eagles Nest, or options, warrants, rights, calls or other commitments of any nature pertaining thereto, have been or may be issued.

         2.06. AUTHORIZATION AND VALIDITY OF AGREEMENT. This Agreement has been duly and validly approved by United Federal's Board of Directors and executed and delivered on United Federal's behalf. Subject only to approval of this Agreement by the shareholders of United Federal in the manner required by law (as contemplated by Paragraph 6.01.a. below), (I) United Federal has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described herein, (II) all corporate proceedings and approvals required to authorize United Federal to enter into this Agreement and to perform its obligations and agreements and carry out the transactions described herein have been duly and properly completed or obtained, and (III) this Agreement has been executed on behalf of United Federal and constitutes a valid and binding agreement of United Federal enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors' rights generally, (B) by legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

         2.07. VALIDITY OF TRANSACTIONS; ABSENCE OF REQUIRED CONSENTS OR WAIVERS. Except where the same would not have a Material Adverse Effect on United Federal, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by United Federal with any of its obligations or agreements contained herein, will: (I) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, United Federal's Charter or Bylaws, or any contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which United Federal is bound or by which it, its business, capital stock or any of its properties or assets may be affected; (II) result in the creation or imposition of any lien, claim, interest, charge, restriction or encumbrance upon any of United Federal's properties or assets; (III) violate any applicable federal or state statute, law, rule or regulation, or any judgment, order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body; (IV) result in the acceleration of any obligation or indebtedness of United Federal; or (V) interfere with or otherwise adversely affect United Federal's ability to carry on its business as presently conducted.

         No consents, approvals or waivers are required to be obtained from any person or entity in connection with United Federal's execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of United Federal's shareholders as described in Paragraph 7.01.c. below and of governmental or regulatory authorities as described in Paragraph 7.01.a. below and other consents or approvals, the failure of which to obtain would not have a Material Adverse Effect on United Federal or its ability to consummate the Merger.

         2.08. UNITED FEDERAL BOOKS AND RECORDS. United Federal's books of account and business records have been maintained in material compliance with all applicable legal and accounting requirements and in accordance with good business practices, and such books and records are complete and reflect accurately in all material respects United Federal's items of income and expense and all of its assets, liabilities and stockholders' equity. The minute books of United Federal accurately reflect in all material respects the corporate actions which its shareholders and board of directors, and all committees thereof, have taken during the time periods covered by such minute books. All such minute books have been or will be made available to Triangle and its representatives.

         2.09. UNITED FEDERAL REPORTS. Since January 1, 1992, and where the failure to file has had or could have a Material Adverse Effect on United Federal, United Federal has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (I) the OTS, (II) the Federal Deposit Insurance Corporation (the "FDIC"), or (III) any other governmental or regulatory authorities having jurisdiction over United Federal. All such reports, registrations and statements filed by United Federal with the OTS, FDIC, or other such regulatory authority are collectively referred to herein as the "United Federal Reports." As of their respective dates, each United Federal Report complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which it was filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and United Federal has not been notified that any such United Federal Report was deficient in any material respect as to form or content. Following the date of this Agreement, United Federal shall deliver to Triangle, simultaneous with the filing thereof, a copy of each report, registration, statement or other regulatory filing made by United Federal with the OTS, the FDIC or any other such regulatory authority.

         2.10. UNITED FEDERAL FINANCIAL STATEMENTS. United Federal has delivered to Triangle a copy (I) of its balance sheets as of December 31, 1995 and December 31, 1996, and its statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1994, December 31, 1995 and December 31, 1996, together with notes thereto (the "United Federal Financial Statements"), and (II) a copy of its balance sheet as of September 30, 1997 and its statement of operations for the nine months ended September 30, 1997 (the "United Federal Interim Financial Statements"); and, following the date of this Agreement, United Federal promptly will deliver to Triangle all other annual or interim financial statements prepared by or for United Federal. The United Federal Financial Statements and the United Federal Interim Financial Statements (including any related notes and schedules thereto) (I) are in accordance with United Federal's books and records, and (II) were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated and present fairly in all material respects United Federal's consolidated financial condition, assets and liabilities, results of operations, changes in stockholders' equity and changes in cash flows as of the dates indicated and for the periods specified therein. The United Federal Financial Statements have been audited and certified by United Federal's independent certified public accountants, McGladrey & Pullen LLP.

         2.11. TAX RETURNS AND OTHER TAX MATTERS. (I) United Federal has timely filed or caused to be filed all federal, state and local tax returns and reports which are required by law to have been filed, and, to the knowledge of management of United Federal, all such returns and reports were true, correct and complete and contained all material information required to be contained therein; (II) all federal, state and local income, profits, franchise, sales, use, occupation, property, excise and other taxes (including interest and penalties), charges and assessments which have become due from or been assessed or levied against United Federal or its property have been fully paid, and, with respect to any such taxes to become due from United Federal for any period or periods through and including September 30, 1997, adequate provision has been made for the payment of all such taxes and such provision is reflected in the United Federal Financial Statements; (III) United Federal's tax returns and reports have been examined or closed by applicable statutes of limitations through the tax year ended December 31, 1993, and United Federal has not received any indication of the pendency of any audit or examination in connection with any tax return or report and has no knowledge that any such return or report is subject to adjustment; and (IV) United Federal has not executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitation) with respect to any tax year, the audit of any tax return or report or the assessment or collection of any tax. Any deferred taxes of United Federal have been provided for in the United Federal Financial Statements in all material respects.

         2.12.    ABSENCE OF MATERIAL ADVERSE CHANGES OR CERTAIN OTHER EVENTS

                           (I) Since December 31, 1996, United Federal has
conducted its business only in the ordinary course, and there has been no Material Adverse Change in United Federal, and there has occurred no event or development and, to the knowledge of management of United Federal, there currently exists no condition or circumstance which, with the lapse of time or otherwise, is reasonably likely to cause, create or result in a Material Adverse Change, in United Federal.

                           (II) Since December 31, 1996, and other than in the
ordinary course of its business, including its normal salary review for 1997 and 1998, United Federal has not incurred any material liability or engaged in any material transaction or entered into any material agreement, increased the salaries, compensation or general benefits payable to its employees, suffered any loss, destruction or damage to any of its properties or assets, or made a material acquisition or disposition of any assets or entered into any material contract or lease.

         2.13. ABSENCE OF UNDISCLOSED LIABILITIES. United Federal has no liabilities or obligations, whether known or unknown, matured or unmatured, accrued, absolute, contingent or otherwise, whether due or to become due (including without limitation tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (I) those reflected in the United Federal Financial Statements and the United Federal Interim Financial Statements, or (II) obligations or liabilities incurred in the ordinary course of its business since September 30, 1997, and which are not reasonably likely to, individually or in the aggregate, cause a Material Adverse Change in United Federal.

         2.14. COMPLIANCE WITH EXISTING OBLIGATIONS. United Federal has performed in all material respects all obligations required to be performed by it under, and it is not in default in any material respect under, or in violation in any material respect of, the terms and conditions of its Charter or Bylaws, and any contract, agreement, lease, mortgage, note, bond, indenture, license, obligation, understanding or other undertaking (whether oral or written) to which it is bound or by which it, its business, capital stock or any of its properties or assets may be affected.

         2.15.    LITIGATION AND COMPLIANCE WITH LAW.

                           (I) There are no actions, suits, arbitrations,
controversies or other proceedings (or, to the knowledge of management of United Federal, any facts or circumstances which reasonably could result in such), including without limitation any action by any governmental or regulatory authority, which currently exists or is ongoing, pending or, to the knowledge of management of United Federal threatened, contemplated or probable of assertion, against, relating to or otherwise affecting United Federal or any of its properties or assets which, if determined adversely, could result in liability on the part of United Federal for, or subject it to, monetary damages, fines or penalties, or an injunction, and which could have a Material Adverse Effect on United Federal or on the ability of United Federal to consummate the Merger;

                           (II) United Federal has all licenses, permits,
orders, authorizations or approvals ("Permits") of any federal, state, local or foreign governmental or regulatory body that are material to or necessary for the conduct of its business or to own, lease and operate its properties; all such Permits are in full force and effect; no violations are or have been recorded in respect of any such Permits; and no proceeding is pending or, to the knowledge of management of United Federal, threatened or probable of assertion to suspend, cancel, revoke or limit any Permit;

                           (III) United Federal is not subject to any
supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any regulatory or other governmental authority (including without limitation the OTS or the FDIC) relating to its financial condition, directors or officers, operations, capital, regulatory compliance or otherwise; there are no judgments, orders, stipulations, injunctions, decrees or awards against United Federal which in any manner limit, restrict, regulate, enjoin or prohibit any present or past business or practice of United Federal; and United Federal has not been advised and has no reason to believe that any regulatory or other governmental authority or any court is contemplating, threatening or requesting the issuance of any such agreement, order, injunction, directive, memorandum, judgment, stipulation, decree or award; and,

                           (IV) United Federal is not in violation or default in
any material respect under, and has complied in all material respects with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions or decrees of any court or federal, state, municipal or other governmental or regulatory authority having jurisdiction or authority over it or its business operations, properties or assets (including without limitation all provisions of North Carolina law relating to usury, the Consumer Credit Protection Act, and all other laws and regulations applicable to extensions of credit by United Federal) and there is no basis for any claim by any person or authority for compensation, reimbursement or damages or otherwise for any violation of any of the foregoing that would have a Material Adverse Effect on United Federal.

         2.16. REAL PROPERTIES. United Federal has Previously Disclosed to the Holding Company a listing of all real property owned or leased by United Federal (including United Federal's banking facilities and all other real estate or foreclosed properties owned by United Federal) (the "Real Property") and all leases, if any, pertaining to any such Real Property to which United Federal is a party (the "Real Property Leases"). With respect to all Real Property owned by United Federal, United Federal has good and marketable fee simple title to such Real Property and owns the same free and clear of all mortgages, liens, leases, encumbrances, title defects and exceptions to title other than (I) the lien of current taxes not yet due and payable, and (II) such imperfections of title and restrictions, covenants and easements (including utility easements) which do not affect materially the value of the Real Property and which do not and will not materially detract from, interfere with or restrict the present or future use of the properties subject thereto or affected thereby. With respect to each Real Property Lease (I) such lease is valid and enforceable in accordance with its terms, (II) there currently exists no circumstance or condition which constitutes an event of default by United Federal or its lessor or which, with the passage of time or the giving of required notices will or could constitute such an event of default, and (III) subject to any required consent of the lessor, each such Real Property Lease may be assigned to Triangle and the execution and delivery of this Agreement does not constitute an event of default thereunder.

         To the knowledge of management of United Federal, the Real Property complies in all material respects with all applicable federal, state and local laws, regulations, ordinances or orders of any governmental authority, including those relating to zoning, building and use permits, and the Real Property may be used under applicable zoning ordinances for commercial banking facilities as a matter of right rather than as a conditional or nonconforming use.

         All improvements and fixtures included in or on the Real Property are in good condition and repair, ordinary wear and tear excepted, and, except as may have been Previously Disclosed pursuant to Paragraph 2.21 below, there does not exist any condition which interferes with United Federal's use or affects the economic value thereof.

         2.17.    LOANS, ACCOUNTS, NOTES AND OTHER RECEIVABLES.

                  (I) All loans, accounts, notes and other receivables reflected as assets on United Federal's books and records (A) have resulted from bona fide business transactions in the ordinary course of United Federal's operations, (B) were made in accordance with United Federal's customary loan policies and procedures, and (C) are owned by United Federal free and clear of all liens, encumbrances, assignments, participation or repurchase agreements or other exceptions to title or to the ownership or collection rights of any other person or entity.

                   (II) All records of United Federal regarding all outstanding loans, accounts, notes and other receivables, and all other real estate owned, are accurate in all material respects, and, with respect to each loan which United Federal's loan documentation indicates is secured by any real or personal property or property rights ("Loan Collateral"), such loan is secured by valid, perfected and enforceable liens on all such Loan Collateral having the priority described in United Federal's records of such loan.
                  (III) Each loan reflected as an asset on United Federal's books, and each guaranty therefor, is the legal, valid and binding obligation of the obligor or guarantor thereon, and no defense, offset or counterclaim has been asserted with respect to any such loan.

                  (IV) United Federal has Previously Disclosed to the Holding Company a listing of (A) each loan, extension of credit or other asset of United Federal which, as of September 30, 1997, is classified by the OTS, the FDIC or by United Federal as "Loss", "Doubtful", "Substandard" or "Special Mention" (or otherwise by words of similar import), or which United Federal has designated as a special asset or for special handling or placed on any "watch list" because of concerns regarding the ultimate collectibility or deteriorating condition of such asset or any obligor or Loan Collateral therefor, and (B) each loan or extension of credit of United Federal which, as of September 30, 1997, was past due thirty (30) days or more as to the payment of principal and/or interest, or as to which any obligor thereon (including the borrower or any guarantor) otherwise was in default, is the subject of a proceeding in bankruptcy or otherwise has indicated any inability or intention not to repay such loan or extension of credit. Each such listing is accurate and complete as of the date indicated.

                  (V) To the knowledge of management of United Federal, each of United Federal's loans and other extensions of credit (with the exception of those loans and extensions of credit specified in the written listings described in Subparagraph (iv) above) is collectible in the ordinary course of United Federal's business in an amount which is not less than the amount at which it is carried on United Federal's books and records.

                  (VI) United Federal's reserve for possible loan losses (the "Loan Loss Reserve") shown in the United Federal Interim Financial Statements has been established in conformity with GAAP, sound banking practices and all applicable requirements of the OTS and rules and policies of the OTS and the FDIC and, in the best judgment of United Federal's management, is reasonable in view of the size and character of United Federal's loan portfolio, current economic conditions and other relevant factors, and is adequate to provide for losses relating to or the risk of loss inherent in United Federal's loan portfolio and other real estate owned.

         2.18 SECURITIES PORTFOLIO AND INVESTMENTS. All securities owned by United Federal (whether owned of record or beneficially) are held free and clear of all mortgages, liens, pledges, encumbrances or any other restriction or rights of any other person or entity, whether contractual or statutory, which would materially impair the ability of United Federal to dispose freely of any such security and/or otherwise to realize the benefits of ownership thereof at any time (other than pledges of securities in the ordinary course of United Federal's business to secure public funds deposits and in connection with repurchase agreements with customers and Federal Home Loan Bank borrowings). There are no voting trusts or other agreements or undertakings to which United Federal is a party with respect to the voting of any such securities. With respect to all "repurchase agreements" to which United Federal has "purchased" securities under agreement to resell (if any), United Federal has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed to United Federal which is secured by such collateral.

         Since September 30, 1997, there has been no significant deterioration or Material Adverse Change in the quality, or any material decrease in the value, of United Federal's securities portfolio.

         2.19. PERSONAL PROPERTY AND OTHER ASSET. All assets of United Federal (including without limitation all banking equipment, data processing equipment, vehicles, and all other personal property located in or used in the operation of each office of United Federal or otherwise used by United Federal in the operation of its business) are owned by United Federal free and clear of all liens, leases, encumbrances, title defects or exceptions to title. All of United Federal's banking equipment is in good operating condition and repair, ordinary wear and tear excepted.

         2.20. PATENTS, TRADEMARKS AND LICENSES. United Federal owns, possesses or has the right to use any and all patents, licenses, trademarks, trade names, copyrights, trade secrets and proprietary and other confidential information necessary to conduct its business as now conducted; and, to the knowledge of management of United Federal, United Federal has not violated, or is currently in conflict with, any patent, license, trademark, trade name, copyright or proprietary right of any other person or entity.

         2.21. ENVIRONMENTAL MATTERS. United Federal has Previously Disclosed and provided to the Holding Company copies of all written reports, correspondence, notices or other materials, if any, in its possession pertaining to environmental reports, surveys, assessments, notices of violation, notices of regulatory requirements, penalty assessments, claims, actions or proceedings, past or pending, of the Real Property or any of its Loan Collateral and any improvements thereon, or to any violation of Environmental Laws (as defined below) on, affecting or otherwise involving the Real Property, any Loan Collateral or otherwise involving United Federal.

                  To the knowledge of management of United Federal:

                  (I) there has been no presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control or clean-up, in a reportable or regulated quantity, of any hazardous, toxic or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, oil or other petroleum products or byproducts, asbestos or materials containing (or presumed to contain) asbestos, polychlorinated biphenyls, or radioactive materials, and/or any hazardous, toxic, regulated or dangerous waste, substance or material defined as such by the United States Environmental Protection Agency or any other federal, state or local government or agency or political subdivision thereof, or for the purpose of any Environmental Laws (as defined herein), as may now or hereafter (through the Effective Time) be defined or in effect ("Hazardous Substances") by any person on, from or relating to any parcel of the Real Property

                  (II) United Federal has not violated any federal, state or local law, rule, regulation, order, permit or other requirement relating to health, safety or the environment or imposing liability, responsibility or standards of conduct applicable to environmental conditions (all such laws, rules, regulations, orders and other requirements being herein collectively referred to as "Environmental Laws"), and there has been no violation of any Environmental Laws (including any violation with respect to or relating to any Loan Collateral) by any other person or entity for whose liability or obligation with respect to any particular matter or violation United Federal is or may be responsible or liable;
                  (III) United Federal is not subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control or clean-up of any Hazardous Substances on, from or relating to the Real Property or any Loan Collateral, by United Federal or any other person or entity; and,

                  (IV) No facts, events or conditions relating to the Real Property or any Loan Collateral, or the operations of United Federal at any of its office locations, will prevent, hinder or limit continued compliance with Environmental Laws, or give rise to any investigatory, remedial or corrective actions, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws.

                  For purposes of this Agreement, "Environmental Laws" shall include:

                  (I) all federal, state and local statutes, regulations, ordinances, orders, decrees, and similar provisions having the force or effect of law,

                  (II)  all contractual agreements, and

                  (III)  all common law,

concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, discharge, release, threatened release, control or clean-up of any Hazardous Substances (including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendment and Reauthorization Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Oil Pollutant Act, the Coastal Zone Management Act, any "Superfund" or "Superlien" law, the North Carolina Oil Pollution and Hazardous Substances Control Act, the North Carolina Water and Air Resources Act, and the North Carolina Occupational Safety and Health Act, including any amendments thereto from time to time) as such may now or hereafter (through the Effective Time) be defined or in effect.

         2.22. ABSENCE OF BROKERAGE OR FINDERS COMMISSIONS. (I) All negotiations relative to this Agreement and the transactions described herein have been carried on by United Federal directly with the Holding Company; (II) no person or firm has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of, United Federal's Board of Directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with the transactions described herein; and (II) United Federal has not agreed to pay any brokerage fee or other commission to any person or entity in connection with the transactions described herein.

         2.23. MATERIAL CONTRACTS. Except for leases on United Federal's branch offices, United Federal is not a party to or bound by any agreement involving money or other property in an amount or with a value in excess of $25,000 (I) which is not to be performed in full prior to December 31, 1998, (II) which calls for the provision of goods or services to United Federal and cannot be terminated without material penalty upon written notice to the other party thereto, (III) which is material to United Federal and was not entered into in the ordinary course of business, (IV) which involves hedging, options or any similar trading activity, or interest rate exchanges or swaps, (V) which commits United Federal to extend any loan or credit (with the exception of letters of credit, lines of credit and loan commitments extended in the ordinary course of United Federal's business), (VI) which involves the purchase or sale of any assets of United Federal, or the purchase, sale, issuance, redemption or transfer of any capital stock or other securities issued by United Federal, or
(VII) with any director, officer or principal shareholder of United Federal (including without limitation any employment or consulting agreement, but not including any agreement relating to loans or other banking services which were made in the ordinary course of United Federal's business and on substantially the same terms and conditions as were prevailing at that time for similar agreements with unrelated persons).

         United Federal is not in default in any material respect, and there has not occurred any event which with the lapse of time or giving of notice or both would constitute such a default, under any contract, lease, insurance policy, commitment or arrangement to which it is a party or by which it or its property is or may be bound or affected or under which it or its property receives benefits, where the consequences of such default would have a Material Adverse Effect on United Federal.

         2.24. EMPLOYMENT MATTERS; EMPLOYEE RELATIONS. United Federal (I) has paid in full to or accrued on behalf of all its directors, officers and employees all wages, salaries, commissions, bonuses, fees, sick pay, severance pay, all other amounts promised to the extent required by law or when United Federal has a policy of making such payments and other direct compensation for all services performed by them to the date of this Agreement and (II) is in compliance with all federal, state and local laws, statutes, rules and regulations with regard to employment and employment practices, terms and conditions, and wages and hours and other compensation matters; and no person has, to the knowledge of management of United Federal, asserted that United Federal is liable in any amount for any arrearages in wages or employment taxes or for any penalties for failure to comply with any of the foregoing.

                  There is no action, suit or proceeding by any person pending or, to the knowledge of management of United Federal, threatened, against United Federal (or any of its employees), involving employment discrimination, sexual harassment, wrongful discharge or similar claims.

                  United Federal is not a party to or bound by any collective bargaining agreement with any of its employees, any labor union or any other collective bargaining unit or organization. There is no pending or threatened labor dispute, work stoppage or strike involving United Federal and any of its employees, or any pending or threatened proceeding in which it is asserted that United Federal has committed an unfair labor practice; and management of United Federal is not aware of any activity involving United Federal or any of its employees seeking to certify a collective bargaining unit or engaging in any other labor organization activity.

         2.25.    EMPLOYMENT AGREEMENTS; EMPLOYEE BENEFIT PLANS.

                  (I) United Federal is not a party to or bound by any employment agreements with any of its directors, officers or employees.

                  (II) United Federal has Previously Disclosed and has delivered or made available to the Holding Company prior to the execution of this Agreement copies, in each case, of all pension, stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by United Federal for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "United Federal Benefit Plans"). Any of the United Federal Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "United Federal ERISA Plan." No United Federal ERISA Plan is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) or is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA. Neither United Federal nor any affiliate of United Federal has ever been required to contribute to a multi-employer plan, as defined in Section 3(37) of ERISA.

                  (III) All United Federal Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable laws, rules or regulations, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on United Federal. Each United Federal ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and management of United Federal is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the knowledge of management of United Federal, United Federal has not engaged in a transaction with respect to any United Federal Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject United Federal to a tax imposed by either Section 4975 of the Internal Revenue Code or
Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on United Federal.

                  (IV) United Federal has no liability for retiree health and life benefits under any of the United Federal Benefit Plans and there are no restrictions on the rights of United Federal to amend or terminate any United Federal Benefit Plan without incurring any liability thereunder, which liability is reasonably likely to have a Material Adverse Effect on United Federal.

                  (V) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of United Federal from United Federal under any United Federal Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any United Federal Benefit Plan or otherwise, or (C) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase, or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on United Federal.

                  (VI) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of United Federal and their respective beneficiaries have been fully reflected on the United Federal Financial Statements to the extent required by and in accordance with GAAP.

         2.26. INSURANCE. United Federal has in effect a "blanket bond" and such other policies of general liability, casualty, directors and officers liability, employee fidelity, errors and omissions and other property and liability insurance as have been Previously Disclosed to the Holding Company (the "Policies"). The Policies provide coverage in such amounts and against such liabilities, casualties, losses or risks as is customary or reasonable for entities engaged in United Federal's business or as is required by applicable law or regulation; and, in the reasonable opinion of management of United Federal, the insurance coverage provided under the Policies is considered reasonable and adequate in all respects for United Federal. Each of the Policies is in full force and effect and is valid and enforceable in accordance with its terms, and is underwritten by an insurer of recognized financial responsibility and which is qualified to transact business in North Carolina;

and United Federal has taken all requisite actions (including the giving of required notices) under each such Policy in order to preserve all rights thereunder with respect to all matters. United Federal is not in default under the provisions of, has not received notice of cancellation or nonrenewal of or any material premium increase on, and has no knowledge of any failure to pay any premium on or any inaccuracy in any application for any Policy. There are no pending claims with respect to any Policy (and management of United Federal is not aware of any facts which would form the basis of any such claim), and management of United Federal has no knowledge of any state of facts or of the occurrence of any event that is reasonably likely to form the basis for any such claim.

         2.27. INSURANCE OF DEPOSITS. All deposits of United Federal are insured by the Savings Association Bank Insurance Fund of the FDIC to the maximum extent permitted by law, all deposit insurance premiums and assessments due from United Federal to the FDIC have been paid in full in a timely fashion, and, to the knowledge of management of United Federal, no proceedings have been commenced or are contemplated by the FDIC or otherwise to terminate such insurance.

                  2.28. AFFILIATES. United Federal has Previously Disclosed to the Holding Company a listing of those persons deemed by United Federal as of the date of this Agreement to be "Affiliates" of United Federal (as that term is defined in Rule 405 promulgated under the Securities Act of 1933), including persons, trusts, estates, corporations or other entities related to persons deemed to be Affiliates of United Federal.

                  2.29. OBSTACLES TO REGULATORY APPROVAL, ACCOUNTING TREATMENT OR TAX TREATMENT. To the knowledge of management of United Federal, there exists no fact or condition (including United Federal's record of compliance with the Community Reinvestment Act) relating to United Federal that may reasonably be expected to (I) prevent or materially impede or delay the Holding Company or Triangle from obtaining the regulatory approvals required in order to consummate transactions described herein, (II) prevent the Merger from qualifying to be a reorganization under Section 368(a)(1)(A) of the Code, or (III) prevent the Merger from being treated as a "pooling-of-interests" for accounting purposes; and, if any such fact or condition becomes known to United Federal, United Federal shall promptly (and in any event within three days after obtaining such knowledge) communicate such fact or condition to the President of the Holding Company.

         2.30. DISCLOSURE. To the knowledge of management of United Federal, no written statement, certificate, schedule, list or other written information furnished by or on behalf of United Federal at any time to the Holding Company or Triangle in connection with this Agreement (including without limitation information "Previously Disclosed" by United Federal), when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by United Federal to the Holding Company or Triangle will be a true and complete copy of such document, unmodified except by another document delivered by United Federal.

         2.31. DISSENTERS' RIGHTS. Holders of United Federal Stock do not have any dissenters rights.

                   ARTICLE III. REPRESENTATIONS AND WARRANTIES
                       OF THE HOLDING COMPANY AND TRIANGLE

          Except as otherwise specifically described herein or as "Previously Disclosed" (as defined in Paragraph 10.01. below) to United Federal, the Holding Company and Triangle each hereby makes the following representations and warranties to United Federal.

         3.01. ORGANIZATION; STANDING; POWER. The Holding Company and Triangle each (I) is duly organized and incorporated, validly existing and in good standing under the laws of North Carolina, (II) has all requisite power and authority (corporate and other) to own its respective properties and conduct its respective businesses as now being conducted, (III) is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its respective businesses makes such qualification necessary, except where failure so to qualify would not have a Material Adverse Effect on the Holding Company, and (IV) is not transacting business, or operating any properties owned or leased by it, in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a Material Adverse Effect on the Holding Company.

         3.02. CAPITAL STOCK. The Holding Company's authorized capital stock consists of 20,000,000 shares of Triangle Stock. As of December 31, 1997, an aggregate of 12,980,925 shares of Triangle Stock were issued and outstanding. The Holding Company's outstanding capital stock has been duly authorized and validly issued, and is fully paid and nonassessable, and the shares of Triangle Stock issued to United Federal's shareholders pursuant to this Agreement, when issued as described herein, will be duly authorized, validly issued, fully paid, nonassessable and freely tradable by all holders other than Affiliates.

         3.03. AUTHORIZATION AND VALIDITY OF AGREEMENT. This Agreement has been duly and validly approved by the Holding Company's and Triangle's Boards of Directors and executed and delivered on the Holding Company's and Triangle's behalf. (I) The Holding Company and Triangle each has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described herein, (II) all corporate proceedings required to be taken to authorize the Holding Company and Triangle to enter into this Agreement and to perform their obligations and agreements and carry out the transactions described herein have been duly and properly taken, and (III) this Agreement constitutes the valid and binding agreement of the Holding Company and Triangle enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors' rights generally, (B) by legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

         3.04. VALIDITY OF TRANSACTIONS; ABSENCE OF REQUIRED CONSENTS OR WAIVERS. Except where the same would not have a Material Adverse Effect on the Holding Company, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by the Holding Company or Triangle with any of its obligations or agreements contained herein, will: (I) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, the Holding Company's or Triangle's Articles of Incorporation or Bylaws, or any contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which the Holding Company or Triangle is bound or by which it, its business, capital stock or any of its properties or assets may be affected;
(II) result in the creation or imposition of any lien, claim, interest, charge, restriction or encumbrance upon any of the Holding Company's or Triangle's properties or assets; (III) violate any applicable federal or state statute, law, rule or regulation, or any order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body; (IV) result in the acceleration of any obligation or indebtedness of the Holding Company or Triangle; or (V) interfere with or otherwise adversely affect the Holding Company's or Triangle's ability to carry on its business as presently conducted.

         No consents, approvals or waivers are required to be obtained from any person or entity in connection with the Holding Company's or Triangle's execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for the approval of Triangle's sole shareholder as described in Paragraph 7.01.d. below and of governmental or regulatory authorities described in Paragraph 7.01.a. below.

         3.05. HOLDING COMPANY BOOKS AND RECORDS..The Holding Company's and Triangle's books of account and business records have been maintained in substantial compliance with all applicable legal and accounting requirements and in accordance with good business practices, and such books and records are complete and reflect accurately in all material respects the Holding Company's and Triangle's items of income and expense and all of their assets, liabilities and stockholders' equity. The minute books of the Holding Company and Triangle accurately reflect in all material respects the corporate actions which their shareholders and boards of directors, and all committees thereof, have taken during the time periods covered by such minute books. All such minute books have been or will be made available to United Federal and its representatives.

         3.06 HOLDING COMPANY REPORTS. Since January 1, 1992, and where the failure to file has had or could have a Material Adverse Effect on the Holding Company, the Holding Company and its consolidated subsidiaries have filed all reports, registrations and statements, together with any amendments that were required to be made with respect thereto, that were required to be filed with
(I) the SEC, (II) the Board of Governors of the Federal Reserve System (the "FRB"), (III) the FDIC, (IV) the North Carolina Commissioner of Banks (the "Commissioner"), and (V) any other governmental or regulatory authorities having jurisdiction over the Holding Company or its subsidiaries. All such reports and statements filed with the SEC, the FRB, the FDIC, the Commissioner or other such regulatory authority are collectively referred to herein as the "Holding Company Reports." As of their respective dates, the Holding Company Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and the Holding Company has not been notified that any of the Holding Company Reports were deficient in any material respect as to form or content. Following the date of this Agreement, the Holding Company shall deliver to United Federal upon its request a copy of any report, registration, statement or other regulatory filing made by the Holding Company or its subsidiaries with the SEC, the FRB, the FDIC, the Commissioner or any other such regulatory authority.

         3.07. HOLDING COMPANY FINANCIAL STATEMENTS. The Holding Company has delivered to United Federal (I) a copy of the Holding Company's consolidated balance sheets as of December 31, 1995 and December 31, 1996, and its consolidated statements of income, changes in shareholders' equity, and cash flows for the years ended December 31, 1994, December 31, 1995 and December 31, 1996 (the "Holding Company Financial Statements"), and (II) a copy of the Holding Company's balance sheet as of September 30, 1997 and its statement of operations for the nine months ended September 30, 1997 (the "Holding Company Interim Financial Statements"). The Holding Company Financial Statements and the Holding Company Interim Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and present fairly in all material respects the Holding Company's consolidated financial condition, assets and liabilities, results of operations, changes in shareholders' equity and changes in cash flows as of the dates and for the periods specified therein. The Holding Company Financial Statements have been audited by the Holding Company's independent accountants, Coopers & Lybrand L.L.P.

         3.08 ABSENCE OF MATERIAL ADVERSE CHANGES. Since September 30, 1997 there has been no material adverse change, and there has occurred no event or development and, to the best knowledge of management of the Holding Company, there currently exists no condition or circumstance which, with the lapse of time or otherwise, is reasonably likely to cause, create or result in a Material Adverse Change in the Holding Company.

         3.09 LITIGATION AND COMPLIANCE WITH LAW.
                  (I) There are no actions, suits, arbitrations, controversies or other proceedings or investigations (or, to the knowledge of management of the Holding Company, any facts or circumstances which reasonably could result in such), including without limitation any such action by any governmental or regulatory authority, which currently exists or is ongoing, pending or, to the knowledge of management of the Holding Company, threatened, contemplated or probable of assertion, against, relating to or otherwise affecting the Holding Company or any of its properties or assets which, if determined adversely, could result in liability on the part of the Holding Company for, or subject it to, monetary damages, fines or penalties, or an injunction, and which could have a Material Adverse Change in the Holding or on the ability of the Holding Company or Triangle to consummate the Merger;

                  (II) The Holding Company and its subsidiaries each has all licenses, permits, orders, authorizations or approvals ("Permits") of any federal, state, local or foreign governmental or regulatory body that are material to or necessary for the conduct of its business or to own, lease and operate its properties; all such Permits are in full force and effect; no violations are or have been recorded in respect of any such Permits; and no proceeding is pending or, to the knowledge of management of the Holding Company, threatened or probable of assertion to suspend, cancel, revoke or limit any Permit;

                  (III) Neither the Holding Company nor any of its subsidiaries is subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any regulatory or other governmental authority (including without limitation the FDIC, the FRB or the Commissioner) relating to its financial condition, directors or officers, operations, capital, regulatory compliance or otherwise; there are no judgments, orders, stipulations, injunctions, decrees or awards against the Holding Company or any of its subsidiaries which in any manner limit, restrict, regulate, enjoin or prohibit any present or past business or practice of the Holding Company or any of its subsidiaries; and neither the Holding Company nor any of its subsidiaries has been advised or has any reason to believe that any regulatory or other governmental authority or any court is contemplating, threatening or requesting the issuance of any such agreement, order, injunction, directive, memorandum, judgment, stipulation, decree or award; and,

                  (IV) Neither the Holding Company nor any of its subsidiaries is in violation or default in any material respect under, and each has complied in all material respects with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions or decrees of any court or federal, state, municipal or other governmental or regulatory authority having jurisdiction or authority over it or its business operations, properties or assets (including without limitation all provisions of North Carolina law relating to usury, the Consumer Credit Protection Act, and all other laws and regulations applicable to extensions of credit by the Holding Company's bank subsidiaries) and there is no basis for any claim by any person or authority for compensation, reimbursement or damages or otherwise for any violation of any of the foregoing that would have a Material Adverse Effect on the Holding Company.

         3.10.    ABSENCE OF BROKERAGE OR FINDERS COMMISSIONS.

                  (I) All negotiations relative to this Agreement and the transactions described herein have been carried on by the Holding Company and Triangle directly with United Federal; (II) no person or firm has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of, the Holding Company, Triangle or their Boards of Directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with the transactions described herein; and
(III) neither the Holding Company nor Triangle has agreed to pay any brokerage fee or other commission to any person or entity in connection with the transactions described herein.

         3.11. OBSTACLES TO REGULATORY APPROVAL, ACCOUNTING TREATMENT OR TAX TREATMENT. To the knowledge of management of the Holding Company, no fact or condition (including the Holding Company's bank subsidiaries' records of compliance with the Community Reinvestment Act) relating to the Holding Company exists that may reasonably be expected to (I) prevent or materially impede or delay the Holding Company regulatory approvals required in order to consummate the transactions described herein, (II) prevent the Merger from qualifying to be a reorganization under Section 368(a)(1)(A) of the Code, or (III) prevent the Merger from being treated as a "pooling-of-interests" for accounting purposes; and, if any such fact or condition becomes known to the executive officers of the Holding Company, it promptly (and in any event within three days after obtaining such knowledge) shall communicate such fact or condition to the President of United Federal.

         3.12. DISCLOSURE. To the knowledge of management of the Holding Company, no written statement, certificate, schedule, list or other written information furnished by or on behalf of the Holding Company or Triangle at any time to United Federal in connection with this Agreement (including without limitation information "Previously Disclosed" by the Holding Company and Triangle), when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by the Holding Company or Triangle to United Federal is or will be a true and complete copy of such document, unmodified except by another document delivered by the Holding Company or Triangle.

                     ARTICLE IV. COVENANTS OF UNITED FEDERAL

         4.01. AFFIRMATIVE COVENANTS OF UNITED FEDERAL. United Federal hereby covenants and agrees as follows with the Holding Company and Triangle.

                  A. "AFFILIATES" OF UNITED FEDERAL. United Federal will use its best efforts to cause each person who shall be deemed by the Holding Company or its counsel, in their sole discretion, to be an Affiliate of United Federal (as defined in Paragraph 2.28 above), to execute and deliver to the Holding Company at least forty-five (45) days prior to the Closing a written agreement (the "Affiliates' Agreement") relating to restrictions on shares of Triangle Stock to be received by such Affiliates pursuant to this Agreement and which Affiliates' Agreement shall be in form and content reasonably satisfactory to the Holding Company and substantially in the form attached as Schedule B to this Agreement. Certificates for the shares of Triangle Stock issued to Affiliates of United Federal shall bear a restrictive legend (substantially in the form as shall be set forth in the Affiliates' Agreement) with respect to the restrictions applicable to such shares.

                  B. CONDUCT OF BUSINESS PRIOR TO EFFECTIVE TIME. While the parties recognize that the operation of United Federal until the Effective Time is the responsibility of United Federal and its Board of Directors and officers, United Federal agrees that, between the date of this Agreement and the Effective Time, it will carry on its business, in and only in the regular and usual course in substantially the same manner as such business heretofore was conducted, and, to the extent consistent with such business and within its ability to do so, United Federal agrees that it will:

                  (I) preserve intact its present business organization, keep available its present officers and employees, and preserve its relationships with customers, depositors, creditors, correspondents, suppliers, and others having business relationships with it;

                  (II) maintain all its properties and equipment in customary repair, order and condition, ordinary wear and tear excepted;

                  (III) maintain its books of account and records in the usual, regular and ordinary manner in accordance with sound business practices applied on a consistent basis;

                  (IV) comply with all laws, rules and regulations applicable to it, its properties and to the conduct of its business;

                  (V) continue to maintain in force insurance such as is described in Paragraph 2.26. above; not modify any bonds or policies of insurance in effect as of the date hereof unless the same, as modified, provides substantially equivalent coverage; and not cancel, allow to be terminated or, to the extent available, fail to renew, any such bond or policy of insurance unless the same is replaced with a bond or policy providing substantially equivalent coverage;

                  (VI) provide to the Holding Company on a monthly basis United Federal's market value report on its investment portfolio and on its hedging portfolio; and,

                  (VII) promptly provide to the Holding Company such information about United Federal and its financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations, as the Holding Company reasonably shall request.

                  C. PERIODIC INFORMATION REGARDING LOANS AND OTHER INFORMATION. All new extensions of unsecured credit in excess of $50,000 and of secured credit in excess of $100,000 will be submitted by United Federal to the Holding Company on an after-the-fact basis for the Holding Company's review within fifteen (15) business days of the end of the month in which the extension of credit was made.

                  Additionally, United Federal agrees to make available and provide to the Holding Company the following information with respect to United Federal's loans and other extensions of credit (such assets herein referred to as "Loans") as of December 31, 1997, and each month thereafter until the Effective Time, such information for each month to be in form and substance as is usual and customary in the conduct of United Federal's business and to be furnished within fifteen (15) business days of the end of each month ending after the date hereof:

                      (I) a list of Loans past due for sixty (60) days or more as to principal or interest;

                      (II) an analysis of the Loan Loss Reserve and management's assessment of the adequacy of the Loan Loss Reserve, which analysis and assessment shall include a list of all classified or "watch list" Loans, along with the outstanding balance and amount specifically allocated to the Loan Loss Reserve for each such classified or "watch list" Loan (this report shall be delivered quarterly rather than monthly);

                      (III) a list of Loans in nonaccrual status;

                      (IV) a list of all Loans over $50,000 without principal reduction for a period of longer than one year;

                      (V) a list of all foreclosed real property or other real estate owned and all repossessed personal property;

                      (VI) a list of reworked or restructured Loans over $25,000 and still outstanding, including original terms, restructured terms and status;

                      (VII) a list of any actual or threatened litigation by or against United Federal pertaining to any Loans or credits, which list shall contain a description of circumstances surrounding such litigation, its present status and management's evaluation of such litigation;

                      (VIII) mortgage pipeline report, including hedged and unhedged positions; and

                      (IX) a list of the aggregate dollar amount of fundings and commitments for floor planning, indirect lending, and speculative lending.

                  Further, United Federal shall provide to the Holding Company a copy of the monthly package, including financial information, sent by United Federal to its board members at the same time as such packages are sent to such members.

                  D. NOTICE OF CERTAIN CHANGES OR EVENTS. Following the execution of this Agreement and up to the Effective Time, United Federal promptly will notify the Holding Company in writing of and provide to it such information as it shall request regarding (I) any Material Adverse Change in United Federal or of the actual or prospective occurrence of any condition or event which, with the lapse of time or otherwise, is reasonably likely to cause, create or result in a Material Adverse Change in United Federal, or (II) the actual or prospective existence or occurrence of any condition or event which, with the lapse of time or otherwise, has caused or may or could cause any statement, representation or warranty of United Federal herein, or any information that has been Previously Disclosed by United Federal to the Holding Company or Triangle, to be or become materially inaccurate, misleading or incomplete, or which has resulted or may or could cause, create or result in the material breach or violation of any of United Federal's covenants or agreements contained herein or in the failure of any of the conditions described in Paragraphs 7.01. or 7.03. below.

                  E. CONSENTS TO ASSIGNMENT OF LEASES. United Federal will use its reasonable best efforts to obtain all consents of its landlords and lessors to the Merger as may be required under the Real Property Leases and all other leases, each of which consents shall be in form and substance reasonably satisfactory to the Holding Company.

                  F. FURTHER ACTION; INSTRUMENTS OF TRANSFER, ETC. United Federal covenants and agrees with the Holding Company and Triangle that it (I) will use its reasonable best efforts in good faith to take or cause to be taken all action required of it hereunder as promptly as practicable so as to permit the consummation of the transactions described herein at the earliest possible date, (II) shall perform all acts and execute and deliver to the Holding Company all documents or instruments required herein or as otherwise shall be reasonably necessary or useful to or requested by either of them in consummating such transactions, and (III) will cooperate with the Holding Company and Triangle in every way in carrying out, and will pursue diligently the expeditious completion of, such transactions.

                  G. LOAN LOSS RESERVE. Beginning in the month after the execution of this Agreement, United Federal will, on a monthly basis until the Effective Time, add to its loan loss reserve an amount equal to $1.50 for each $100.00 in aggregate commercial loan growth each month.

                  H. INCENTIVE COMPENSATION. Beginning in the month after the execution of this Agreement, United Federal will not pay incentive compensation
(I) to any lending officer that approves his or her own loans, or (II) in excess of $500.00 per loan for loans (excluding mortgage loans originated for sale in the secondary market) approved by a credit administrator in excess of a loan officer's authority.

         4.02. NEGATIVE COVENANTS OF UNITED FEDERAL. United Federal hereby covenants and agrees that, between the date hereof and the Effective Time, it will not do any of the following things or take any of the following actions without the prior written consent and authorization of the President or an Executive Vice President of the Holding Company.

                  A. AMENDMENTS TO CHARTER OR BYLAWS. United Federal will not amend its Charter or Bylaws.

                  B. CHANGE IN CAPITAL STOCK. Except for United Federal Stock to be issued under the United Federal Stock Plans, United Federal will not (I) make any change in its authorized capital stock, or create any other or additional authorized capital stock or other securities, or (II) issue, sell, purchase, redeem, retire, reclassify, combine or split any shares of its capital stock or other securities issued by it, other than the issuance of shares upon the exercise of stock options which are outstanding as of the date of this Agreement (including securities convertible into capital stock), or enter into any agreement or understanding with respect to any such action.

                  C. OPTIONS, WARRANTS AND RIGHTS. United Federal will not grant or issue any options, warrants, calls, puts or other rights of any kind relating to the purchase, redemption or conversion of shares of its capital stock or any other securities (including securities convertible into capital stock) or enter into any agreement or understanding with respect to any such action.

                  D. DIVIDENDS. Except for the payment of a six cents ($.06) cash dividend per share each quarter (consistent with past practices) United Federal will not declare or pay any dividends or make any other distributions on or in respect of any shares of its capital stock or otherwise to its shareholders.

                  E. EMPLOYMENT, BENEFIT OR RETIREMENT AGREEMENTS OR PLANS. Except as required by law and except as may occur under the United Federal Stock Plans, United Federal will not (I) enter into or become bound by any contract, agreement or commitment for the employment or compensation of any officer, employee or consultant which is not immediately terminable by United Federal without cost or other liability on no more than thirty (30) days notice; (II) adopt, enter into or become bound by any new or additional profit-sharing, bonus, incentive, change in control or "golden parachute", stock option, stock purchase, pension, retirement, insurance (hospitalization, life or other) or similar contract, agreement, commitment, understanding, plan or arrangement (whether formal or informal) with respect to or which provides for benefits for any of its current or former directors, officers, employees or consultants; or
(III) enter into or become bound by any contract with or commitment to any labor or trade union or association or any collective bargaining group.

                  F. INCREASE IN COMPENSATION; ADDITIONAL COMPENSATION. Except as otherwise provided herein, United Federal will not increase the compensation or benefits of, or pay any bonus or other special or additional compensation to, any of its directors, officers, employees or consultants. Notwithstanding anything contained herein to the contrary, this Paragraph 4.02.f. shall not prohibit annual merit increases in the salaries of its employees or other payments, including bonuses, made to employees or directors in connection with existing compensation or benefit plans, so long as such increases or payments, including bonuses, are effected at such times and in such manner and amounts as shall be consistent with United Federal's past compensation policies and practices and, in the case of payments made pursuant to compensation or benefit plans, consistent with the terms of those plans.

                  G. ACCOUNTING PRACTICES. United Federal will not make any changes in its accounting methods, practices or procedures or in depreciation or amortization policies, schedules or rates heretofore applied (except as required by generally accepted accounting principles or governmental regulations).

                  H. ACQUISITIONS; ADDITIONAL BRANCH OFFICES. United Federal will not directly or indirectly (I) acquire or merge with, or acquire any branch or all or any significant part of the assets of, any other person or entity,
(II) open any new branch office, or (III) enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction or the opening of a new branch office.

                  I. CHANGES IN BUSINESS PRACTICES. Except as may be required by the OTS, the FDIC, or any other governmental or other regulatory agency or as shall be required by applicable law, regulation or this Agreement, United Federal will not (I) change in any material respect the nature of its business or the manner in which it conducts its business, (II) discontinue any material portion or line of its business, or (III) change in any material respect its lending, investment, asset-liability management or other material banking or business policies (except to the extent required by Paragraph 4.01.b. above).

                  J. EXCLUSIVE MERGER AGREEMENT. United Federal will not directly or indirectly, through any person (I) encourage, solicit or attempt to initiate or procure discussions, negotiations or offers with or from any person or entity (other than the Holding Company and Triangle) relating to a merger or other acquisition of United Federal, or the purchase or acquisition of any United Federal Stock, any branch office of United Federal or all or any significant part of United Federal's assets; or provide assistance to any person in connection with any such offer; (II) except as the fiduciary duties of its Board of Directors may require, disclose to any person or entity any information not customarily disclosed to the public concerning United Federal or its business, or afford to any other person or entity access to its properties, facilities, books or records; (III) except for the fiduciary duties of its Board of Directors may require, sell or transfer any branch office of United Federal or all or any significant part of United Federal's assets to any other person or entity; or (IV) except for the fiduciary duties of its Board of Directors may require, enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction.

                  K. ACQUISITION OR DISPOSITION OF ASSETS. United Federal will not, without the prior written consent of the Holding Company, which consent shall not be unreasonably withheld:

                           (I) sell or lease (as lessor), or enter into or
become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of any real estate; or sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of any equipment or any other fixed or capital asset having a value on United Federal's books or a fair market value, whichever is greater, of more than $10,000 for any individual item or asset, or more than $25,000 in the aggregate for all such items or assets;

                           (II) purchase or lease (as lessee), or enter into or
become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of any real property; or purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of any equipment or any other fixed assets having a purchase price, or involving aggregate lease payments, in excess of $10,000 for any individual item or asset, or more than $25,000 in the aggregate for all such items or assets;

                           (III) enter into any purchase commitment for supplies
or services which calls for prices of goods or fees for services materially higher than current market prices or fees or which obligates United Federal for a period longer than twelve (12) months;

                           (IV) other than in the ordinary course of business
and at a level consistent with past practice, sell, purchase or repurchase, or enter into or become bound by any contract, agreement, option or commitment to sell, purchase or repurchase, any loan or other receivable or any participation in any loan or other receivable; or

                           (V) other than in the ordinary course of business and
at a level consistent with past practice, sell or dispose of, or enter into or become bound by any contract, agreement, option or commitment relating to the sale or other disposition of, any other asset of United Federal (whether tangible or intangible, and including without limitation any trade name, copyright, service mark or intellectual property right or license); or assign its right to or otherwise give any other person its permission or consent to use or do business under United Federal's corporate name or any name similar thereto; or release, transfer or waive any license or right granted to it by any other person to use any trademark, trade name, copyright or intellectual property right.

                  L. DEBT; LIABILITIES. Except in the ordinary course of its business consistent with its past practices (including routine borrowings for liquidity purposes from the Federal Home Loan Bank of Atlanta and other correspondent banks),United Federal will not (I) enter into or become bound by any promissory note, loan agreement or other agreement or arrangement pertaining to its borrowing of money, (II) assume, guarantee, endorse or otherwise become responsible or liable for any obligation of any other person or entity, or (III) incur any other liability or obligation (absolute or contingent).

                  M. LIENS; ENCUMBRANCES. United Federal will not mortgage, pledge or subject any of its assets to, or permit any of its assets to become or (except as Previously Disclosed) remain subject to, any lien or any other encumbrance (other than in the ordinary course of business consistent with its past practices in connection with securing of public funds deposits, securities repurchase agreements or other similar operating matters).

                  N. WAIVER OF RIGHTS. United Federal will not waive, release or compromise any material rights in its favor (except in the ordinary course of business) except in good faith for fair value in money or money's worth, nor waive, release or compromise any rights against or with respect to any of its officers, directors or shareholders or members of families of officers, directors or shareholders.

                  O. OTHER CONTRACTS. United Federal will not enter into or become bound by any contracts, agreements, commitments or understandings (other than those described elsewhere in this Paragraph 4.02.) (I) for or with respect to any charitable contributions; (II) with any governmental or regulatory agency or authority; (III) pursuant to which United Federal would assume, guarantee, endorse or otherwise become liable for the debt, liability or obligation of any other person; (IV) which is entered into other than in the ordinary course of its business; and (V) which, in the case of any one contract, agreement, commitment or understanding and whether or not in the ordinary course of its business, would obligate or commit United Federal to make expenditures of more than $10,000.


                   ARTICLE V. COVENANTS OF THE HOLDING COMPANY

         The Holding Company hereby covenants and agrees as follows with United Federal.

         5.01. ADVISORY BOARD OF DIRECTORS. After the Effective Time, the current members of United Federal's Board of Directors shall serve as members of applicable Triangle local advisory boards, subject to satisfactory performance, and for such service, such individuals shall be compensated in accordance with Triangle's standard arrangements for the compensation of local advisory board members.

         5.02. NYSE NOTIFICATION OF LISTING OF ADDITIONAL SHARES OF TRIANGLE STOCK. As soon as practical after the Effective Time, the Holding Company shall file with the NYSE such notifications and other materials (and shall pay such fees) as shall be required for the listing on the NYSE of the shares of Triangle Stock to be issued to United Federal's shareholders at the Effective Time.

         5.03 NOTICE OF CERTAIN CHANGES OR EVENTS. Following the execution of this Agreement and up to the Effective Time, the Holding Company promptly will notify United Federal in writing of and provide to it such information as it shall request regarding (I) any Material Adverse Change in the Holding Company, or of the actual or prospective occurrence of any condition or event which, with the lapse of time or otherwise, is reasonably likely to cause, create or result in a Material Adverse Change in the Holding Company, or (II) the actual or prospective existence or occurrence of any condition or event which, with the lapse of time or otherwise, has caused or may or could cause any statement, representation or warranty of the Holding Company or Triangle herein, or any information that has been Previously Disclosed by the Holding Company or Triangle to United Federal, to be or become materially inaccurate, misleading or incomplete, or which has resulted or may or could cause, create or result in the material breach or violation of any of the Holding Company's or Triangle's covenants or agreements contained herein or in the failure of any of the conditions described in Paragraphs 7.01.
or 7.02. below.

         5.04. THE HOLDING COMPANY TO PROVIDE NECESSARY INFORMATION. The Holding Company will promptly provide to United Federal information regarding the Holding Company and its subsidiaries that United Federal reasonably requests in order to satisfy any of its obligations under Paragraph 4.01.e.

                          ARTICLE VI. MUTUAL AGREEMENTS

         6.01. SHAREHOLDERS' MEETING; REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS

                 A. MEETING OF SHAREHOLDERS. United Federal shall cause a meeting of its shareholders (the "United Federal Shareholder Meeting", which may be a regular annual meeting or a specially called meeting) to be held as soon as reasonably possible (but in no event less than twenty (20) days following the mailing to United Federal's shareholders of the "Proxy Statement/Prospectus" described below) for the purpose of United Federal's shareholders voting on the approval of the Agreement and the Merger. In connection with the call and conduct of and all other matters relating to the United Federal Shareholder Meeting (including the solicitation of proxies), United Federal shall fully comply with all provisions of applicable law and regulations and with its Charter and Bylaws.

                 B. PREPARATION AND DISTRIBUTION OF PROXY STATEMENT/PROSPECTUS. The Holding Company and United Federal jointly will prepare a "Proxy Statement/Prospectus" for distribution to United Federal's shareholders as United Federal's proxy statement relating to its solicitation of proxies for use at the United Federal Shareholder Meeting and as the Holding Company's prospectus relating to the offer and distribution of Triangle Stock as described herein. The Proxy Statement/ Prospectus shall be in such form and shall contain or be accompanied by such information regarding the United Federal Shareholder Meeting, this Agreement, the parties hereto, the Merger and other transactions described herein as is required by applicable law and regulations and otherwise as shall be agreed upon by the Holding Company and United Federal. The Holding Company shall include the Proxy Statement/Prospectus as the prospectus in its "Registration Statement" described below; and each party hereto will cooperate with the other in good faith and will use their best efforts to cause the Proxy Statement/Prospectus to comply with any comments of the SEC thereon.

                           United Federal will mail the Proxy
Statement/Prospectus to United Federal's shareholders not less than twenty (20) days prior to the scheduled date of the United Federal Shareholder Meeting; provided, however, that no such materials shall be mailed to United Federal's shareholders unless and until the Holding Company shall have determined to its own satisfaction that the conditions specified in Paragraph 7.03.d. below have been satisfied and shall have approved such mailing.

                  C. REGISTRATION STATEMENT AND "BLUE SKY" APPROVALS. As soon as practicable following the execution of this Agreement, the Holding Company will prepare and file with the SEC a registration statement on Form S-4 (or on such other form as the Holding Company shall determine to be appropriate) (the "Registration Statement") covering the Triangle Stock to be issued to shareholders of United Federal pursuant to this Agreement and will use its reasonable best efforts in good faith to see that the Registration Statement is declared effective by the SEC under the 1933 Act. Additionally, the Holding Company shall take all such other actions, if any, as shall be required by applicable state securities or "blue sky" laws (I) to cause the Triangle Stock to be issued upon consummation of the Merger, at the time of the issuance thereof, to be duly qualified or registered (unless exempt) under such laws,
(II) to cause all conditions to any exemptions from qualification or registration under such laws to have been satisfied, and (III) to obtain any and all required approvals or consents to the issuance of such stock.

                  D. RECOMMENDATION OF UNITED FEDERAL'S BOARD OF DIRECTORS. Unless, due to a material change in circumstances or for any other reason United Federal's Board of Directors reasonably believes that such a recommendation would violate the directors' duties or obligations as such to United Federal or to its shareholders, United Federal's Board of Directors will recommend to and actively encourage United Federal's shareholders that they vote their shares of United Federal Stock at the United Federal Shareholder Meeting to ratify and approve this Agreement and the Merger, and the Proxy Statement/Prospectus mailed to United Federal's shareholders will so indicate and state that United Federal's Board of Directors considers the Merger to be advisable and in the best interests of United Federal and its shareholders.

                  E. INFORMATION FOR PROXY STATEMENT/PROSPECTUS AND REGISTRATION STATEMENT. Each of the Holding Company and United Federal agrees to respond promptly, and to use its reasonable best efforts to cause its directors, officers, accountants and affiliates to respond promptly, to requests by any other such party and its counsel for information for inclusion in the various applications for regulatory approvals and in the Proxy Statement/Prospectus. Each of the Holding Company and United Federal hereby covenants with the other that none of the information provided by it for inclusion in the Proxy Statement/Prospectus will, at the time of its mailing to United Federal's shareholders, contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading; and, at all times following such mailing up to and including the Effective Time, none of such information contained in the Proxy Statement/Prospectus, as it may be amended or supplemented, will contain an untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

         6.02. REGULATORY APPROVALS. Within sixty (60) days of the date of this Agreement, the Holding Company, Triangle and United Federal shall use their respective reasonable best efforts in good faith to (I) prepare and file, or cause to be prepared and filed, all applications for regulatory approvals and actions as may be required of them, respectively, by applicable law and regulations with respect to the transactions described herein (including applications or notices, as applicable, to the FRB, the OTS, the Commissioner and the North Carolina State Banking Commission, and to any other applicable federal or state banking, securities or other regulatory authority), and (II) obtain all necessary regulatory approvals required for consummation of the transactions described herein. Each such party shall cooperate with each other party in the preparation of all applications to regulatory authorities and, upon request, promptly shall furnish all documents, information, financial statements or other material that may be required by any other party to complete any such application; and, before the filing therefore, each party to this Agreement shall have the right to review and comment on the form and content of any such application to be filed by any other party. Should the appearance of any of the officers, directors, employees or counsel of any of the parties hereto be requested by any other party or by any governmental agency at any hearing in connection with any such application, such party shall promptly use its best efforts to arrange for such appearance.

         6.03. ACCESS. Following the date of this Agreement and to and including the Effective Time, United Federal shall provide the Holding Company and its employees, accountants and counsel, access to all its books, records, files and other information (whether maintained electronically or otherwise), to all its properties and facilities, and to all its employees, accountants, counsel and consultants, for purposes of the conduct of such reasonable investigation and review as the Holding Company shall, in its sole discretion, consider to be necessary or appropriate; provided, however, that any such review conducted by the Holding Company shall be performed in such a manner as will not interfere unreasonably with United Federal's normal operations, or with United Federal's relationship with its customers or employees, and shall be conducted in accordance with procedures established by the parties having due regard for the foregoing.

         6.04. COSTS. Subject to the provisions of Paragraph 8.03. below, and whether or not this Agreement shall be terminated or the Merger shall be consummated, United Federal, on the one hand, and the Holding Company and Triangle, on the other, shall pay their own legal, accounting and financial advisory fees and all their other costs and expenses incurred or to be incurred in connection with the execution and performance of its obligations under this Agreement or otherwise in connection with this Agreement and the transactions described herein (including without limitation all accounting fees, legal fees, filing fees, printing costs, travel expenses, and, in the case of United Federal, all fees owed to The Carson Medlin Company ("Carson Medlin") for the cost of United Federal's fairness opinion described in Paragraph 7.01.d. below, and, in the case of the Holding Company, the cost of the "Environmental Survey" described in Paragraph 6.06. below). However, subject to the provisions of Paragraph 8.03. below, all costs incurred in connection with the printing and mailing of the Proxy Statement/Prospectus shall be deemed to be incurred and shall be paid thirty percent (30%) by United Federal and seventy percent (70%) by the Holding Company.

         6.05. ANNOUNCEMENTS. United Federal, Triangle and the Holding Company each agrees that no person other than the parties to this Agreement is authorized to make any public announcement or statement about this Agreement or any of the transactions described herein, and that, without the prior review and consent of the others (which consent shall not unreasonably be denied or delayed), no party hereto may make any public announcement, statement or disclosure as to the terms and conditions of this Agreement or the transactions described herein, except for such disclosures as may be required incidental to obtaining the prior approval of any regulatory agency or official, or the consent of any lessor or landlord of United Federal to the consummation of the transactions described herein. However, notwithstanding anything contained herein to the contrary, prior review and consent shall not be required if in the good faith opinion of counsel to the Holding Company or United Federal any such disclosure by such entity is required by law or otherwise is prudent.

         6.06. ENVIRONMENTAL STUDIES. At its option the Holding Company may cause to be conducted Phase I environmental assessments of the Real Property, the real estate subject to any Real Property Lease, or the Loan Collateral, or any portion thereof, together with such other studies, testing and intrusive sampling and analyses as the Holding Company shall deem necessary or desirable (collectively, the "Environmental Survey"). The Holding Company shall complete all such Phase I environmental assessments within sixty (60) days following the date of this Agreement and thereafter conduct and complete any such additional studies, testing, sampling and analyses within sixty (60) days following completion of all Phase I environmental assessments. Subject to the provisions of Paragraph 8.03. below, the costs of the Environmental Survey shall be paid by the Holding Company. If (I) the final results of any Environmental Survey (or any related analytical data) reflect that there likely has been any discharge, disposal, release or emission by any person of any Hazardous Substance on, from or relating to any of the Real Property, real estate subject to a Real Property Lease or Loan Collateral at any time prior to the Effective Time, or that any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to any of the Real Property, real estate subject to a Real Property Lease or Loan Collateral which constitutes or would or may constitute a violation of any Environmental Laws, and if, (II) based on the advice of its legal counsel or other consultants, the Holding Company believes that United Federal is reasonably likely to become responsible for the remediation of such discharge, disposal, release or emission or for other corrective action with respect to any such violation, or that United Federal is reasonably likely to become liable for monetary damages (including without limitation any civil or criminal penalties or assessments) resulting therefrom (or that, in the case of any of the Loan Collateral, United Federal is reasonably likely to incur any such liability if it acquired title to such Loan Collateral), and if, (III) based on the advice of its legal counsel or other consultants, the Holding Company believes the amount of expenses or liability which United Federal is reasonably likely to incur or for which United Federal could become responsible or liable on account of any and all such remediation, corrective action or monetary damages at any time or over any period of time could equal or exceed an aggregate of $100,000, then the Holding Company shall give United Federal written notice thereof (together with all information in its possession relating thereto) within fifteen (15) days of the completion of the Environmental Survey and, at the Holding Company's sole option and discretion, at any time thereafter and up to the Effective Time, the Holding Company may terminate this Agreement without further obligation or liability to United Federal or its shareholders.

         6.07. EMPLOYEES; SEVERANCE PAYMENTS; EMPLOYEE BENEFITS

                  A. CONSULTING AND EMPLOYMENT AGREEMENTS. From and after the Effective Time, the Holding Company and Triangle will honor the employment agreements between United Federal and each of John A. Barker and Robert C. White dated January 1, 1997 and April 1, 1997, respectively. In addition, at the Effective Time, the Holding Company will enter into a consulting agreement with each of Mr. Barker and Mr. White in the form attached hereto as Schedule C to this Agreement.

                  Provided they each remain employed by United Federal at the Effective Time in their respective current position, Triangle shall enter into an employment agreement with Paul S. Jaber, Duran Broadhurst and Wade Spears as of the Effective Time which shall contain substantially the same terms and conditions and be in substantially the same form as is attached as Schedule D to this Agreement; provided, that in the event Triangle and any of those three individuals do not agree within ninety (90) days prior to the Closing as to the terms and provisions of the form of employment agreement and as to any specifics left incomplete in the form of employment agreement, Triangle shall pay such individual his current monthly base salary for fifteen (15) months, provided he remains employed by United Federal from the date of this Agreement until thirty
(30) days after the Effective Time, such payments to begin in the month following the 30-day period after the Effective Time. In consideration of this payment, the individual would enter into a non-compete provision identical to that contained in the form of employment agreement attached as Schedule D except that the non-compete would (i) have a duration of the 15-month payment periods, and (ii) prohibit employment with any financial institution operating a branch in any county in which any banking subsidiary of the Holding Company has a branch.

                  B. EMPLOYMENT OF OTHER UNITED FEDERAL EMPLOYEES. Provided they remain employed by United Federal at the Effective Time, Triangle will attempt in good faith, but shall have no obligation, to locate suitable positions for and to offer employment to all other employees of United Federal (other than employees serving pursuant to an employment agreement or change in control agreement or other similar arrangement). Any employment so offered by Triangle to an employee of United Federal shall be in such a position, at such location within Triangle's branch system, and for such rate of compensation as Triangle shall determine in its sole discretion. Each such person's employment shall be on an "at-will" basis, and nothing in this Agreement shall be deemed to constitute an employment agreement with any such person or to obligate Triangle or the Holding Company to employ any such person for any specific period of time or in any specific position or to restrict the Holding Company's or Triangle's right to terminate the employment of any such person at any time and for any reason satisfactory to it.

                  C. SEVERANCE PAYMENT. At the Effective Time, Triangle will pay to each individual employed by United Federal at the Effective Time who has been continuously employed as a full-time employee by United Federal for at least one
(1) year prior to the Effective Time, but who is not offered employment with Triangle following the Effective Time at a position and salary comparable to his or her current position and salary and within thirty (30) miles of his or her location, a severance payment in an amount equal to one week's salary or wages for each year of full prior continuous service with United Federal, provided that any severance payment shall consist of a minimum of one (1) month's salary or wages and a maximum of three (3) months' salary or wages for non-officers and a minimum of three (3) months' salary or wages and a maximum of six (6) months' salary or wages for officers (any employee elected as assistant vice president or higher), who were employed as an officer on December 24, 1997; if the officer was not employed as an officer on December 24, 1997, he or she shall be treated either as a non-officer or an employee with less than one (1) year's employment, as the case may be. Each individual employed by United Federal at the Effective Time who has not been continuously employed as a full-time employee by United Federal for at least one (1) year prior to the Effective Time and who is not offered employment with Triangle following the Effective Time shall receive a severance payment in an amount equal to two (2) week's salary or wages. Notwithstanding anything contained herein to the contrary, no payment of severance compensation shall be made to any person who does not remain an employee of United Federal at the Effective Time. Notwithstanding the provisions of this paragraph, no severance payment shall be made hereunder to any employee of United Federal who is or will be party to an employment or consulting agreement, a change in control agreement, severance agreement or other similar arrangement with United Federal, the Holding Company or Triangle, whether oral or written. To the extent United Federal maintains any plan or arrangement for the payment of severance or salary continuation benefits to employees, such plan or arrangement (unless specifically provided to the contrary hereunder) shall be terminated at the Effective Time.

                  D. EMPLOYEE BENEFITS. Except as otherwise provided in this Paragraph 6.07, the benefit plans of United Federal ("United Federal Benefit Plans") will be reviewed and appropriate amendments, consolidations or terminations will be made thereto at or after the Effective Time; provided, however, that the employees of United Federal who become employees of Triangle Bank (i) shall be eligible to receive group hospitalization, medical, life, disability and similar benefits on the same basis and under the same terms available to the present employees of the Holding Company and its subsidiaries on a "no gain, no loss" basis, (ii) in the event a United Federal Benefit Plan is terminated, the rights and benefits of United Federal's employees thereunder shall become fully vested, with each participating United Federal employee having the right or option either to receive the benefits to which he or she is entitled as a result of such termination or to have such benefits "rolled" into the appropriate Holding Company benefit plan ("Triangle Benefit Plan"), on the same basis and applying the eligibility standards as would apply to the employees of the Holding Company and its subsidiaries as if such employee's prior service to United Federal had been performed on behalf of the Holding Company and its subsidiaries for qualification, participation and vesting, but not for funding, purposes, and (iii) in the event a United Federal Benefit Plan is merged into a Triangle Benefit Plan, shall be entitled to participate in such Triangle Benefit Plan on the same basis and applying the same eligibility standards as would apply to employees of the Holding Company and its subsidiaries. United Federal, Triangle and the Holding Company agree that for purposes of qualification, participation and vesting in Triangle Benefit Plans, the employees of United Federal shall receive credit for their prior continuous periods of service to United Federal, including employees who have had a break in service, but who were granted prior service credit by United Federal when rehired by United Federal.

         6.08 CONFIDENTIALITY. The Holding Company, Triangle and United Federal each agrees that it will treat as confidential and not disclose to any unauthorized person any documents or other information obtained from or learned about the others during the course of the negotiation of this Agreement and the carrying out of the events and transactions described herein (including any information obtained during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers or financial condition of such other parties; and that it will not use any such documents or other information for any purpose except for the purposes for which such documents and information were provided to it and in furtherance of the transactions described herein. However, the above obligations of confidentiality shall not prohibit the disclosure of any such document or information by any party to this Agreement to the extent (I) such document or information is then available generally to the public or is already known to the person or entity to whom disclosure is proposed to be made (other than through the previous actions of such party in violation of this Paragraph 6.08), (II) such document or information was available to the disclosing party on a nonconfidential basis prior to the same being obtained pursuant to this Agreement, (III) disclosure is required by subpoena or order of a court or regulatory authority of competent jurisdiction, or by the SEC or regulatory authorities in connection with the transactions described herein, or (IV) to the extent that, in the reasonable opinion of legal counsel to such party, disclosure otherwise is required by law.


                  In the event this Agreement is terminated for any reason, then each of the parties hereto immediately shall return to the other parties all copies of any and all documents or other written materials or information of or relating to such other parties which were obtained from them during the course of the negotiation of this Agreement and the carrying out of the events and transactions described herein (whether during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers or financial condition of such other parties.

                  The parties' obligations of confidentiality under this Paragraph 6.08 shall survive and remain in effect following any termination of this Agreement

         6.09. REORGANIZATION FOR TAX PURPOSES. The Holding Company, Triangle and United Federal each undertakes and agrees to use its reasonable best efforts to cause the Merger to qualify as a "reorganization" within the meaning of
Section 368(a)(1)(A) of the Code, and that it will not intentionally take any action that would cause the Merger to fail to qualify.

         6.10. ACCOUNTING TREATMENT. The Holding Company, Triangle and United Federal each undertakes and agrees to use its reasonable best efforts to cause the Merger to qualify to be treated as a "pooling-of-interests" for accounting purposes and that it will not intentionally take any action that would cause the Merger to fail to so qualify.

         6.11. OTHER PERMISSIBLE TRANSACTIONS. The Holding Company, Triangle and United Federal agree that the Holding Company and its subsidiaries may offer to acquire, enter into agreements to acquire and acquire financial institution holding companies and their subsidiaries, financial institutions or financial services entities and their subsidiaries, leasing companies and other entities which are permissible for financial institution holding companies and financial institutions to own, and/or the assets and liabilities of such entities prior to the Effective Time, and such action by the Holding Company and its subsidiaries shall have no effect on this Agreement.

        6.12. DIVIDEND COORDINATION. The shareholders of United Federal shall receive a quarterly dividend from either United Federal or the Holding Company, but not from both, in the quarter in which the Merger occurs, and United Federal and the Holding shall coordinate the Closing, the Effective Time and the payment of such quarterly dividend to ensure such dividend payment.


                   ARTICLE VII. CONDITIONS PRECEDENT TO MERGER

         7.01 CONDITIONS TO ALL PARTIES' OBLIGATIONS. Notwithstanding any other provision of this Agreement to the contrary, the obligations of each of the parties to this Agreement to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date.

                  A. APPROVAL BY GOVERNMENTAL OR REGULATORY AUTHORITIES; NO DISADVANTAGEOUS CONDITIONS.

                           (I) The Merger and other transactions described
herein shall have been approved, to the extent required by law, by the FRB, the OTS, the Commissioner and the North Carolina State Banking Commission, and by all other governmental or regulatory agencies or authorities having jurisdiction over such transactions;

                           (II) no governmental or regulatory agency or
authority shall have withdrawn its approval of such transactions or imposed any condition on such transactions or conditioned its approval thereof, which condition is reasonably deemed by the Holding Company, Triangle, or United Federal to be materially disadvantageous or burdensome or to impact so adversely the economic or business benefits of this Agreement as to render it inadvisable for such party to consummate the Merger;

                           (III) all waiting periods required following
necessary approvals by governmental or regulatory agencies or authorities shall have expired, and, in the case of the waiting period following approval by the FRB, no unwithdrawn objection to the Merger shall have been raised by the U.S. Department of Justice; and (IV) all other consents, approvals and permissions, and the satisfaction of all of the requirements prescribed by law or regulation, necessary to the carrying out of the transactions contemplated herein shall have been procured.

                  B. EFFECTIVENESS OF REGISTRATION STATEMENT; COMPLIANCE WITH SECURITIES AND OTHER "BLUE SKY" REQUIREMENTS. The Registration Statement shall be effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. The Holding Company shall have taken all such actions, if any, as required by applicable state securities laws (I) to cause the Triangle Stock to be issued upon consummation of the Merger, at the time of the issuance thereof, to be duly qualified or registered (unless exempt) under such laws, (II) to cause all conditions to any exemptions from qualification or registration under such laws to have been satisfied, and (III) to obtain any and all required approvals or consents with respect to the issuance of such stock, and any such required approvals or consents shall have been obtained and shall remain in effect.

                  C. ADVERSE PROCEEDINGS, INJUNCTION, ETC. There shall not be
(I) any order, decree or injunction of any court or agency of competent jurisdiction which enjoins or prohibits the Merger or any of the other transactions described herein or any of the parties hereto from consummating any such transaction, (II) any pending or threatened investigation of the Merger or any of such other transactions by the U.S. Department of Justice, or any actual or threatened litigation under federal antitrust laws relating to the Merger or any other such transaction, (III) any suit, action or proceeding by any person (including any governmental, administrative or regulatory agency), pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit United Federal, Triangle or the Holding Company from consummating the Merger or carrying out any of the terms or provisions of this Agreement, or (IV) any other suit, claim, action or proceeding pending or threatened against United Federal, Triangle or the Holding Company or any of their officers or directors which shall reasonably be considered by United Federal, Triangle or the Holding Company to be materially burdensome in relation to the proposed Merger or materially adverse in relation to the financial condition of either such corporation, and which has not been dismissed, terminated or resolved to the satisfaction of all parties hereto within ninety
(90) days of the institution or threat thereof.

                  D. APPROVAL BY BOARDS OF DIRECTORS AND SHAREHOLDERS. The Boards of Directors of United Federal, Triangle and the Holding Company shall have duly approved and adopted this Agreement by appropriate resolutions, and the shareholders of United Federal and Triangle shall have duly approved, ratified and confirmed this Agreement, all to the extent required by and in accordance with the provisions of this Agreement, applicable law, and applicable provisions of their respective Charter or Articles of Incorporation and Bylaws.

                  E. FAIRNESS OPINIONS United Federal shall have received from Carson Medlin an opinion, in form and substance satisfactory to United Federal, dated as of the date of the Proxy Statement/Prospectus, to the effect that the terms of the Merger are fair, from a financial point of view, to United Federal and its shareholders. The Holding Company shall have received from its financial advisor, Orr Management Company, an opinion, in form and substance satisfactory to the Holding Company, dated as of the Proxy Statement/Prospectus, to the effect that the terms of the Merger are fair, from a financial point of view, to the Holding Company and its shareholders.

                  F. TAX OPINION. The Holding Company shall have received, in form and substance satisfactory to the Holding Company, an opinion of Coopers & Lybrand L.L.P. substantially to the effect that: (I) for federal income tax purposes, consummation of the Merger will constitute a "reorganization" as defined in Section 368(a)(1)(A) of the Code; (II) that no taxable gain will be recognized by a shareholder of United Federal upon such shareholder's receipt of Triangle Stock in exchange for his or her United Federal Stock; (III) that the basis of the Triangle Stock received by the shareholder in the Merger will be the same as his or her United Federal Stock surrendered in exchange therefor;
(IV) that, if United Federal Stock is a capital asset in the hands of the shareholder at the Effective Time, then the holding period of the Triangle Stock received by the shareholder in the Merger will include the holding period of United Federal Stock surrendered in exchange therefor; and (V) a shareholder who receives cash in lieu of a fractional share of Triangle Stock will recognize gain or loss equal to any difference between the amount of cash received and the shareholder's basis in the fractional share interest. In rendering its opinion, Coopers & Lybrand L.L.P. may rely on representations contained in certificates of officers of the Holding Company and United Federal.

                  G. NO TERMINATION OR ABANDONMENT. This Agreement shall not have been terminated by any party hereto.

         7.02. ADDITIONAL CONDITIONS TO UNITED FEDERAL'S OBLIGATIONS. Notwithstanding any other provision of this Agreement to the contrary, United Federal's obligations to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date.

                  A. MATERIAL ADVERSE CHANGE. There shall not have been any Material Adverse Change in the Holding Company, and there shall not have occurred any event or development and there shall not exist any condition or circumstance which, with the lapse of time or otherwise, is reasonably likely to cause, create or result in a Material Adverse Change in the Holding Company.

                  B. COMPLIANCE WITH LAWS. The Holding Company and Triangle shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described herein and where the violation of or failure to comply with any such law or regulation is reasonably likely to have a Material Adverse Effect on the Holding Company.

                  C. THE HOLDING COMPANY'S AND TRIANGLE'S REPRESENTATIONS AND WARRANTIES AND PERFORMANCE OF AGREEMENTS; OFFICERS' CERTIFICATE. Unless waived in writing by United Federal as provided in Paragraph 10.03. below, each of the representations and warranties of the Holding Company and Triangle contained in this Agreement shall have been true and correct as of the date hereof and shall remain true and correct in all material respects on and as of the Effective Time with the same force and effect as though made on and as of such date, except (I) representations and warranties that speak as of a specific date, (II) for changes which do not, in the aggregate, result in a Material Adverse Change in the Holding Company, and (III) as otherwise contemplated by this Agreement; and the Holding Company and Triangle each shall have performed in all material respects all its respective obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date.

                           United Federal shall have received a certificate
dated as of the Closing Date and executed by the Holding Company's President and Chief Financial Officer to the foregoing effect.

                  D. LEGAL OPINION OF THE HOLDING COMPANY COUNSEL. United Federal shall have received from Alexander M. Donaldson, Esq., General Counsel of the Holding Company, a written opinion dated as of the Closing Date in the form of Schedule E attached hereto.

                  E. OTHER DOCUMENTS AND INFORMATION FROM THE HOLDING COMPANY AND TRIANGLE. The Holding Company and Triangle shall have provided to United Federal correct and complete copies of its Bylaws, Articles of Incorporation and board resolutions (all certified by its Secretary), together with a certificate of the incumbency of its officers and such other closing documents and information as may be reasonably requested by United Federal or its counsel.

                  F. ACCEPTANCE BY UNITED FEDERAL'S COUNSEL. The form and substance of all legal matters described herein or related to the transactions contemplated herein shall be reasonably acceptable to United Federal's legal counsel.

         7.03. ADDITIONAL CONDITIONS TO THE HOLDING COMPANY'S AND TRIANGLE'S OBLIGATIONS. Notwithstanding any other provision of this Agreement to the contrary, the Holding Company's and Triangle's obligations to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date.

                  A. MATERIAL ADVERSE CHANGE. There shall not have occurred any Material Adverse Change in United Federal, and there shall not have occurred any event or development and there shall not exist any condition or circumstance which, with the lapse of time or otherwise, is reasonably likely to cause, create or result in a Material Adverse Change in United Federal.

                  B. COMPLIANCE WITH LAWS; ADVERSE PROCEEDINGS, INJUNCTION, ETC. United Federal shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described herein and where the violation of or failure to comply with any such law or regulation is reasonably likely to have a Material Adverse Effect on United Federal.

                  C. UNITED FEDERAL'S REPRESENTATIONS AND WARRANTIES AND PERFORMANCE OF AGREEMENTS; OFFICERS' CERTIFICATE. Unless waived in writing by the Holding Company as provided in Paragraph 10.03. below, each of the representations and warranties of United Federal contained in this Agreement shall have been true and correct as of the date hereof and shall remain true and correct on and as of the Effective Time with the same force and effect as though made on and as of such date, except (I) representations and warranties that speak as of a specific date, (II) for changes which do not, in the aggregate, result in a Material Adverse Change in United Federal, and (III) as otherwise contemplated by this Agreement; United Federal shall have performed in all material respects all its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date.

                           The Holding Company shall have received a certificate
dated as of the Closing Date and executed by United Federal's President and Chief Financial Officer to the foregoing effect and as to such other matters as may be reasonably requested by the Holding Company.

                  D. AGREEMENTS FROM UNITED FEDERAL AFFILIATES. The Holding Company shall have received at least thirty (30) days prior to the Effective Time the written Affiliates' Agreements in form and content satisfactory to the Holding Company and signed by all persons who are deemed by the Holding Company or its counsel to be Affiliates of United Federal as provided in Paragraph 4.01.a. above.

                  E. ACCOUNTING TREATMENT. (I) The Holding Company shall have received assurances from Coopers & Lybrand L.L.P., in form and content satisfactory to it, to the effect that the Merger will qualify to be treated as a "pooling-of-interests" for accounting purposes; (II) if requested by the Holding Company, United Federal's independent public accountants shall have delivered to the Holding Company a letter in form and content satisfactory to it to the effect that such accountants are not aware of any fact or circumstance that might cause the Merger not to qualify for such treatment; and (III) it shall not have come to the attention of management of the Holding Company that any event has occurred or that any condition or circumstance exists that makes it likely that the Merger may not so qualify.

                  F. LEGAL OPINION OF UNITED FEDERAL'S COUNSEL. The Holding Company shall have received from United Federal's counsel, Muldoon, Murphy & Faucette, a written opinion, dated as of the Closing Date in the form of Schedule F attached hereto.

                  G. OTHER DOCUMENTS AND INFORMATION FROM UNITED FEDERAL. United Federal shall have provided to the Holding Company correct and complete copies of its Articles of Incorporation, Bylaws and board and shareholder resolutions (all certified by United Federal's Secretary), together with certificates of the incumbency of United Federal's officers and such other closing documents and information as may be reasonably requested by the Holding Company or its counsel.

                  H. CONSENTS TO ASSIGNMENT OF LEASES. United Federal shall have obtained all required consents to the Merger as may be required under the Real Property Leases and all other leases, under the same terms, rates and conditions of such Real Property Leases and all other leases in effect as of the date of this Agreement, and such consents shall be in such form and substance as shall be satisfactory to the Holding Company; and each of United Federal's lessors shall have confirmed in writing that United Federal is not in material default under the terms and conditions of the Real Property Lease or any other lease between such lessor and United Federal.

                  I. ACCEPTANCE BY THE HOLDING COMPANY'S COUNSEL. The form and substance of all legal matters described herein or related to the transactions contemplated herein shall be reasonably acceptable to the Holding Company's legal counsel.

                  J. EXPENSES. Amounts paid or payable by United Federal for legal, accounting and other professional services related to the Merger (not including fees charged by Carson Medlin to United Federal for financial advisory services) shall not exceed $80,000, including not more than $60,000 in legal fees.

                  K. TAINTED SHARES. The aggregate number of shares of United Federal Stock as to which cash is proposed to be paid as the result of the distribution of cash in lieu of fractional shares (as described in Paragraph 1.5.c. above), when coupled with any other shares of Triangle Stock or United Federal Stock deemed tainted for "pooling-of-interest" purposes, shall not exceed 10% of the total number of shares of United Federal Stock outstanding at the date of this Agreement or at the Effective Time.

                  L. MORTGAGE LOAN PORTFOLIO. The portion of the real estate mortgage loan portfolio originated for sale in the secondary market (including outstanding commitments) for which no binding contract for sale exists one (1) week prior to the Closing shall not exceed ten percent (10%) of the dollar value of the total portfolio.

                   ARTICLE VIII. TERMINATION; BREACH; REMEDIES

         8.01. MUTUAL TERMINATION. At any time prior to the Effective Time (and whether before or after approval hereof by the shareholders of United Federal), this Agreement may be terminated by the mutual agreement of the Holding Company and United Federal. Upon any such mutual termination, all obligations of United Federal, Triangle and the Holding Company hereunder shall terminate and each party shall pay costs and expenses as provided in Paragraph 6.04. above.

         8.02. UNILATERAL TERMINATION. This Agreement may be terminated by either the Holding Company or United Federal (whether before or after approval hereof by United Federal's shareholders) upon written notice to the other parties and under the circumstances described below.

                  A. TERMINATION BY THE HOLDING COMPANY. This Agreement may be terminated by the Holding Company by action of its Board of Directors or Executive Committee:

                           (I) if United Federal shall have violated or failed
to fully perform any of its obligations, covenants or agreements contained in
Article IV or Article VI herein in any material respect;

                           (II) if the Holding Company determines at any time
that any of United Federal's representations or warranties contained in Article II or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, is reasonably likely to cause any such representations or warranties to become false or misleading in any material respect;

                           (III) if, notwithstanding the Holding Company's
satisfaction of its obligations under Paragraphs 6.01.b., 6.01.c. and 6.01.e. above, United Federal's shareholders do not ratify and approve this Agreement and approve the Merger at the United Federal Shareholder Meeting;

                           (IV) under the circumstances described in Paragraph
1.05.a. or 6.06. above; or,

                           (V) if any of the conditions of the obligations of
the Holding Company or Triangle (as set forth in Paragraph 7.01. or 7.03. above) shall not have been satisfied or effectively waived in writing by the Holding Company, or if the Merger shall not have become effective on or before December 31, 1998, unless such date is extended as evidenced by the written mutual agreement of the parties hereto.

                  However, before the Holding Company may terminate this Agreement for any of the reasons specified above in (i) or (ii) of this Paragraph 8.02.a., it shall give written notice to United Federal as provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and such termination by the Holding Company shall not become effective if, within thirty (30) days following the giving of such notice, United Federal shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of the Holding Company.

                  B. TERMINATION BY UNITED FEDERAL. This Agreement may be terminated by United Federal by action of its Board of Directors:

                           (I) if the Holding Company or Triangle shall have
violated or failed to fully perform any of its obligations, covenants or agreements contained in Article V or VI herein in any material respect;

                           (II) if United Federal determines that any of the
Holding Company's or Triangle's representations and warranties contained in Article III herein or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, is reasonably likely to cause any such representations or warranties to become false or misleading in any material respect;

                           (III) if, subject to United Federal's satisfaction of
its obligations contained in Paragraphs 6.01.a., 6.01.b., 6.01.d. and 6.01.e above, its shareholders do not ratify and approve this Agreement and approve the Merger at the United Federal Shareholder Meeting;

                           (IV) under the circumstances described in Paragraph
1.05.a. above; or,

                           (V) if any of the conditions of the obligations of
United Federal (as set forth in Paragraph 7.01. or 7.02. above) shall not have been satisfied or effectively waived in writing by United Federal, or if the Merger shall not have become effective on or before December 31, 1998, unless such date is extended as evidenced by the written mutual agreement of the parties hereto.

                           However, before United Federal may terminate this
Agreement for any of the reasons specified above in clause (i) or (ii) of this Paragraph 8.02.b., it shall give written notice to the Holding Company as provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and such termination by United Federal shall not become effective if, within thirty (30) days following the giving of such notice, the Holding Company shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of United Federal.

         8.03.    BREACH; REMEDIES.

                  A. BREACH OF AGREEMENT. In the event of a breach by United Federal of any of its representations or warranties contained in Article II of this Agreement, or in the event of its failure to perform or violation of any of its obligations, agreements or covenants contained in Articles IV or VI of this Agreement, then the Holding Company's sole right and remedy shall be to terminate this Agreement prior to the Effective Time as provided in Paragraph
8.02. above, or, in the case of a failure to perform by United Federal or a violation of any of its obligations, agreements or covenants, to seek specific performance thereof.

                  Likewise, in the event of a breach by the Holding Company or Triangle of any of its representations or warranties contained in Article III of this Agreement, or in the event of its failure to perform or violation of any of its obligations, agreements or covenants contained in Articles V or VI of this Agreement, then United Federal's sole right and remedy shall be to terminate this Agreement prior to the Effective Time as provided in Paragraph 8.02. above, or, in the case of a failure to perform by the Holding Company or Triangle or violation of any their obligations, agreements or covenants, to seek specific performance thereof.

                  B. PAYMENT OF EXPENSES. Notwithstanding anything contained herein to the contrary, if any party to this Agreement breaches this Agreement by willfully or intentionally failing to perform or violating any of its obligations, agreements or covenants contained in Articles IV, V or VI of this Agreement, such party shall be obligated to pay all expenses of the other party(ies) described in Paragraph 6.04. above (regardless of the allocation provided in Paragraph 6.04.) together with other damages recoverable at law or in equity.

                           ARTICLE IX. INDEMNIFICATION

         9.01 INDEMNIFICATION FOLLOWING EFFECTIVE TIME. Following the Effective Time, without releasing any insurance carrier and after exhaustion of all applicable director and officer liability insurance coverage for United Federal, and its directors or officers, the Holding Company agrees that it will indemnify United Federal's officers and directors to the same extent United Federal currently indemnifies its directors and officers against liabilities arising from actions in their official capacities as officers and directors of United Federal.


         9.02. PROCEDURE FOR CLAIMING INDEMNIFICATION. Any party seeking to be indemnified hereunder promptly shall give written notice and furnish adequate documentation to the other party of any claims in respect of which indemnity is sought. The indemnifying party, through its own counsel and at its own expense, shall defend any such claim and shall have exclusive control over the investigation, preparation, and defense of such claim and all negotiations relating to its settlement or compromise. The obligations of either party to indemnify the other hereunder apply only if the party seeking to be indemnified cooperates with and assists the indemnifying party in all reasonably necessary respects in the conduct of the suit.



                      ARTICLE X. MISCELLANEOUS PROVISIONS

         10.01.   "PREVIOUSLY DISCLOSED" INFORMATION; "MATERIAL ADVERSE EFFECT".

                  (A) "Previously Disclosed" shall mean, as to United Federal or as to the Holding Company, the disclosure of information in a letter delivered by such party to the other prior to the date of this Agreement and which specifically refers to this Agreement and is arranged in paragraphs corresponding to the Paragraphs, subparagraphs and items of this Agreement applicable thereto, all of which documents are incorporated herein by reference.

                  Information disclosed in either party's letter described above shall be deemed to have been Previously Disclosed by such party for the purpose of any given Paragraph, subparagraph or item of this Agreement only to the extent that information is expressly set forth in such party's letter described above and that, in connection with such disclosure, a specific reference is made in the letter to that Paragraph, subparagraph or item.

                  (B) Where used in this Agreement, the terms "Material Adverse Effect" and "Material Adverse Change" shall mean any event, matter, item or circumstance (other than as a result of (i) changes in GAAP, (ii) changes in banking and similar laws of general application or interpretations thereof by courts or governmental authorities, or (iii) any non-recurring merger-related expense of any kind) that in and of itself, or when combined with all similar events, matters, items or circumstances, reasonably would be expected to have, now or in the future, a material adverse effect on the business, financial condition, operations, results of operations or prospects of either party, including but not limited to, in the case of United Federal, a decrease in United

Federal's consolidated net income, exclusive of any merger-related expense and any non-recurring income item such as the sale of any assets (other than in the ordinary and customary course of business of United Federal), such that consolidated net income for the months in 1998 preceding the Closing would, in the aggregate, be less than $1,500,000, pro rated over 1998 by multiplying $1,500,000 by the percentage of completed months preceding the Closing to all months in 1998, or a decrease in total consolidated assets of 20% or more from the level of total consolidated assets at December 31, 1997 for United Federal, or, in the case of the Holding Company, a decrease in anticipated 1998 consolidated net income of $21,000,000 (exclusive of the anticipated acquisitions of Guaranty State Bancorp and United Federal and of any merger-related expenses and any non-recurring items) of 20% or more from net income projected (as of the date of this Agreement) or a decrease in total consolidated assets of 20% or more from the level of total consolidated assets at December 31, 1997 ($1,600,000,000) for the Holding Company.

         10.02. SURVIVAL OF REPRESENTATIONS, WARRANTIES, INDEMNIFICATION AND OTHER AGREEMENTS.

                  A. REPRESENTATIONS, WARRANTIES AND OTHER AGREEMENTS. None of the representations, warranties or agreements herein shall survive the effectiveness of the Merger, and no party shall have any right after the Effective Time to recover damages or any other relief from any other party to this Agreement by reason of any breach of representation or warranty, any nonfulfillment or nonperformance of any agreement contained herein, or otherwise; provided, however, that the parties' agreements contained in Paragraphs 6.07. and 6.08. and Articles VIII and IX hereof, and the Holding Company's representations and warranties contained in Paragraph 3.02., shall survive the effectiveness of the Merger.

                  B. INDEMNIFICATION. The Holding Company's indemnification agreements and obligations pursuant to Paragraph 9.01. above shall become effective only at the Effective Time, and the Holding Company shall not have any obligation under that Paragraph prior to the Effective Time or in the event of or following termination of this Agreement prior to the Effective Time.

         10.03. WAIVER. Any term or condition of this Agreement may be waived (except as to matters of regulatory approvals and approvals required by law), either in whole or in part, at any time by the party which is, and whose shareholders are, entitled to the benefits thereof; provided, however, that any such waiver shall be effective only upon a determination by the waiving party (through action of its Board of Directors or, in the case of the Holding Company, its Executive Committee) that such waiver would not adversely affect the interests of the waiving party or its shareholders; and, provided further, that no waiver of any term or condition of this Agreement by any party shall be effective unless such waiver is in writing and signed by the waiving party, or be construed to be a waiver of any succeeding breach of the same term or condition. No failure or delay of any party to exercise any power, or to insist upon a strict compliance by any other party of any obligation, and no custom or practice at variance with any terms hereof, shall constitute a waiver of the right of any party to demand a full and complete compliance with such terms.

         10.04 AMENDMENT. This Agreement may be amended, modified or supplemented at any time or from time to time prior to the Effective Time, and either before or after its approval by the shareholders of United Federal, by an agreement in writing approved by a majority of the Board of Directors of the Holding Company and United Federal executed in the same manner as this Agreement; provided however, that, except with the further approval of United Federal's shareholders of that change or as otherwise provided herein, following approval of this Agreement by the shareholders of United Federal no change may be made in the number of shares of Triangle Stock into which each share of United Federal Stock will be converted.

         10.05. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by courier, or mailed by certified mail, postage prepaid, as follows:

                  A.       If to United Federal, to:

                           United Federal  Savings Bank
                           116 South Franklin Street
                           Rocky Mount, NC  27801

                           Attention: John A. Barker
                                      President and Chief Executive Officer

                             With copy to: George W. Murphy, Jr., Esq.
                                            Muldoon, Murphy & Faucette
                                            5101 Wisconsin Avenue, N. W.
                                            Washington, D.C. 20016

                  B. If to the Holding Company, to:

                           Triangle Bancorp, Inc.
                           4300 Glenwood Avenue
                           Raleigh, North Carolina  27612

                           Attention: Michael S. Patterson, President and
                                      Chief Executive Officer

         10.06. FURTHER ASSURANCE. United Federal, Triangle and the Holding Company each agree to furnish to the others such further assurances with respect to the matters contemplated herein and their respective agreements, covenants, representations and warranties contained herein, including the opinion of legal counsel, as such other parties may reasonably request.

         10.07. HEADINGS AND CAPTIONS. Headings and captions of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part hereof.

         10.08. ENTIRE AGREEMENT. This Agreement (including all schedules and exhibits attached hereto and all documents incorporated herein by reference) contains the entire agreement of the parties with respect to the transactions described herein and supersedes any and all other oral or written agreement(s) heretofore made, and there are no representations or inducements by or to, or and agreements between, any of the parties hereto other than those contained herein in writing.

         10.09. SEVERABILITY OF PROVISIONS. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision or part hereof.

         10.10. ASSIGNMENT. This Agreement may not be assigned by any party hereto except with the prior written consent of the other parties hereto.

         10.11. COUNTERPARTS. Any number of counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and which together shall constitute one agreement.

         10.12. GOVERNING LAW. This Agreement is made in and shall be construed and enforced in accordance with the internal laws (and not the laws of conflict) of the State of North Carolina.

         10.13. INSPECTION. Any right of the Holding Company or United Federal hereunder to investigate or inspect the assets, books, records, files and other information of the other in no way shall establish any presumption that the Holding Company or United Federal should have conducted any investigation or that such right has been exercised by the Holding Company, United Federal, their respective agents, representatives or others. Any investigations or inspections that have been made by the Holding Company or United Federal respective agents, representatives or others prior to the Closing Date shall not be deemed in any way in derogation or limitation of the covenants, representations and warranties made by or on behalf of the Holding Company, Triangle or United Federal in this Agreement.

         IN WITNESS WHEREOF, United Federal, Triangle and the Holding Company each has caused this Agreement to be executed in its name by its duly authorized officers as of the date first above written.

                                TRIANGLE BANCORP, INC.


                                By:  /s/ Michael S. Patterson
                                     Michael S. Patterson
                                     President and Chief Executive Officer
ATTEST:
/s/ Susan C. Gilbert
Susan C. Gilbert, Secretary
                                TRIANGLE BANK
[Corporate Seal]

                                By:  /s/ Michael S. Patterson
                                     Michael S. Patterson
                                     President and Chief Executive Officer
ATTEST:

/s/ Susan C. Gilbert
Susan C. Gilbert, Secretary

[Corporate Seal]
                                UNITED FEDERAL SAVINGS BANK


                                By:  /s/ John A. Barker
                                     John A. Barker
                                     President and Chief Executive Officer
ATTEST:

/s/ Paula V. Walker
Paula V. Walker, Assistant Secretary

[Corporate Seal]

         With respect to the above Agreement and Plan of Reorganization and Merger (the "Agreement"), each of the individuals signing below agree as follows:

         1. As a director of United Federal Savings Bank ("United Federal"), unless there has been a material change in circumstances since the date of this Agreement or for any reason it would, in my reasonable opinion, violate my duty or obligations as a director to United Federal or to its shareholders, I will:

                  a. Recommend to United Federal's shareholders that they vote their shares in favor of ratification and approval of the Agreement and approval of the Merger described therein;

                  b. Vote against any action on the part of United Federal that would be in violation of the Agreement; and

                  c. Vote in favor of any action on the part of United Federal that is necessary or appropriate to carry out the intent and purposes or the Agreement.

         2. Further, in my individual capacity, I will:

                  a. Vote all shares of United Federal's common stock which I have the power to vote (excluding shares held by me in a fiduciary capacity) in favor of ratification and approval of the Agreement and approval of the Merger described therein;

                  b. Execute and deliver to United Federal at least forty-five
(45) days prior to the Effective Time an Affiliates Agreement in the form attached as Schedule B to this Agreement; and

                  c. During a period of one year following the Effective Time (the "Restriction Period"), I will not "Compete" (as defined below), directly or indirectly, with the Holding Company or any of its direct or indirect subsidiaries (collectively, "Triangle") in the geographic area consisting of Edgecombe or Nash Counties, North Carolina and any contiguous counties in North Carolina (the "Relevant Market").

         I hereby acknowledge and agree that the Relevant Market and Restriction Period are limited in scope to the geographic territory and period of time reasonably necessary to protect Triangle's economic interest.

         For the purposes of this Paragraph 2(c), the following terms shall have the meanings set forth below:

         Compete. The term "Compete" means: (i) soliciting or securing deposits from any Person residing in the Relevant Market for any Financial Institution;
(ii) inducing or attempting to induce any Person who is a Customer of United Federal at the time of the Merger or a Customer of Triangle following the Merger, to change any depository, loan and/or other banking relationship of the Customer from Triangle to another Financial Institution; (iii) acting as a director, incorporator, officer or employee of any Financial Institution that has its main or principal office in the Relevant Market, or, in acting in any such capacity with any other Financial Institution, to maintain an office or to be employed at or assigned to or to have any direct involvement in the management, supervision, business or operation of any office of such Financial Institution located in the Relevant Market; (iv) serving as a local or advisory director for any branch or office of a Financial Institution, which branch or office is located in the Relevant Market; or (v) communicating to any Financial Institution the names or addresses or any financial information concerning any Person who is a Customer of United Federal at the time of the Merger or a Customer of Triangle following the Merger.

         Customer. The terms "Customer of United Federal " and "Customer of Triangle" mean any Person with whom United Federal or Triangle, respectively, has or at any time has had a depository, loan and/or other banking relationship.

         Financial Institution. The term "Financial Institution" means any federal or state chartered bank, savings bank, savings and loan association, credit union or financial services entity, or any holding company for or corporation that owns or controls any such entity, or any other Person engaged in the business of making loans of any type, receiving deposits, or providing financial or investment advice or services, other than United Federal or Triangle.

         Person. The term "Person" means any natural person or any corporation, partnership, proprietorship, joint venture, trust, estate, governmental agency or instrumentality, fiduciary, unincorporated association or other entity.

         IN WITNESS WHEREOF, the undersigned each has hereunto set his or her hand and adopted the written word "Seal" by his or her signature as a personal seal, all as of the date of the foregoing Agreement.

/s/ Norwood P. Blanchard (SEAL)           /s/ Marshall Dunn  (SEAL)
------------------------                  -----------------
Norwood P. Blanchard                      Marshall Dunn

/s/ Joseph B. Brewer, Jr.  (SEAL)         /s/ Jake L. Rosenbloom  (SEAL)
-------------------------                 ----------------------
Joseph B. Brewer, Jr.                     Jake L. Rosenbloom

                                          /s/ John L. Sally   (SEAL)
                                          -----------------
                                          John L. Sally

                                      NOTE


The Schedules to the Agreement and Plan of Reorganization and Merger are not included, but copies may be obtained upon request from Susan C. Gilbert, Secretary of Triangle Bancorp, Inc., 4300 Glenwood Avenue, Raleigh, North Carolina 27612, (919) 881-0455, extension 151.

                                   APPENDIX II

                  FAIRNESS OPINION OF THE CARSON MEDLIN COMPANY
                              DATED AUGUST 7, 1998

                                                                    APPENDIX II

August 7, 1998

Board of Directors
United Federal Savings Bank
116 South Franklin Street
Rocky Mount, NC   27802-1120

Members of the Board:


You have requested our opinion as to the fairness, from a financial point of view, of the aggregate consideration to be received by the unaffiliated shareholders of United Federal Savings Bank ("United Federal") under the terms of a certain proposed Agreement and Plan of Reorganization and Merger dated as of March 4, 1998, amended as of August 7, 1998 (the "Agreement") by and between United Federal and Triangle, Bancorp, Inc. ("Triangle") pursuant to which United Federal will merge with and into Triangle (the "Merger"). Under the terms of the Agreement, each of the outstanding shares of United Federal common stock shall be converted into the right to receive shares of Triangle common stock, as determined by the Exchange Rate. The foregoing summary of the Merger is qualified in its entirety by reference to the Agreement.


The Carson Medlin Company is a National Association of Securities Dealers, Inc.
(NASD) member investment banking firm which specializes in the securities of southeastern United States financial institutions. As part of our investment banking activities, we are regularly engaged in the valuation of southeastern United States financial institutions and transactions relating to their securities. We regularly publish our research on independent community banks and thrifts regarding their financial and stock price performance. We are familiar with the commercial banking and thrift industry in North Carolina and the Southeast and the major commercial banks and thrifts operating in that market. We have been retained by United Federal in a financial advisory capacity to render our opinion hereunder, for which we will receive compensation.

In reaching our opinion, we have analyzed the respective financial positions, both current and historical, of United Federal and Triangle. We have reviewed:
(i) the Agreement; (ii) the annual reports to shareholders of United Federal, including audited financial statements for the five years ended December 31, 1997; (iii) the Proxy Statement of United Federal dated April 10, 1998 for the annual meeting of shareholders held on May 28, 1998; (iv) the annual report on Form 10-K of United Federal for the year ended December 31, 1997; (v) the quarterly report on Form 10-Q of United Federal for the quarter ended March 31, 1998; (vi) the Thrift Financial Report of United Federal as of March 31, 1998;
(vii) the Uniform Thrift Performance Report for United Federal as of December 31, 1997; (viii) the annual reports to shareholders of Triangle, including audited financial statements for the five years ended December 31, 1997; (ix) the annual report on Form 10-K of Triangle for the year ended December 31, 1997;
(x) the Proxy Statement of Triangle dated March 20, 1998 for the annual meeting of shareholders held on April 28, 1998; (xi) the quarterly report on

Board of Directors
United Federal Savings Bank
August 7, 1998
Page 2


Form 10-Q of Triangle for the quarter ended March 31, 1998; (xii) the Consolidated Report of Condition and Income of Triangle Bank as of March 31, 1998; (xiii) the Uniform Bank Performance Report for Triangle Bank as of December 31, 1997; (xiv) a copy of the Proxy Statement/Prospectus prepared for the special meeting of the shareholders of Guaranty State Bancorp to consider the merger with Triangle; (xv) the consolidated financial statements of Guaranty State Bancorp, including audited financial statements for the year ended December 31, 1996; (xvi) the annual report on Form 10-K of Guaranty State Bancorp for the year ended December 31, 1997; (xvii) unaudited interim financial statements of Guaranty State Bancorp as of March 31, 1998; (xviii) the Uniform Bank Performance Report for Guaranty State Bank as of December 31, 1997; (xix) a preliminary copy of this Proxy Statement/Prospectus; and (xx) certain other financial and operating information with respect to the business, operations and prospects of United Federal and Triangle. We also: (i) held discussions with members of the senior management of United Federal and Triangle regarding their respective historical and current business operations, financial condition and future prospects; (ii) reviewed the historical market prices and trading activity for the common stocks of United Federal and Triangle and compared them with those of certain publicly traded companies which we deemed to be relevant;
(iii) compared the results of operations of United Federal and Triangle with those of certain banking and thrift companies which we deemed to be relevant;
(iv) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking and thrift organizations; (v) analyzed the pro forma financial impact of the Merger on Triangle; and (vi) conducted such other studies, analyses, inquiries and examinations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all information provided to us. We have not performed or considered any independent appraisal or evaluation of the assets of United Federal or Triangle. The opinion we express herein is necessarily based upon market, economic and other relevant considerations as they exist and can be evaluated as of the date of this letter.

Based upon the foregoing, it is our opinion that the aggregate consideration provided for in the Agreement is fair, from a financial point of view, to the unaffiliated shareholders of United Federal Savings Bank.

Very truly yours,

THE CARSON MEDLIN COMPANY

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

            The NCBCA provides for indemnification by a corporation of its officers, directors, employees and agents, and any person who is or was serving at the corporation's request as a director, officer, employee or agent of another entity or enterprise or as a trustee or administrator under an employee benefit plan, against liability and expenses, including reasonable attorneys' fees, in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities.

            Permissible Indemnification. Under the NCBCA, a corporation may, but is not required to, indemnify any such person against liability and expenses incurred in any such proceeding, provided such person conducted himself or herself in good faith and (i) in the case of conduct in his or her official corporate capacity, reasonably believed that his or her conduct was in the corporation's best interests, and (ii) in all other cases, reasonably believed that his or her conduct was at least not opposed to the corporation's best interests, and, in the case of a criminal proceeding, where he or she had no reasonable cause to believe his or her conduct was unlawful. However, a corporation may not indemnify such person either in connection with a proceeding by or in the right of the corporation in which such person was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to such person (whether or not involving action in an official capacity) in which such person was adjudged liable on the basis that personal benefit was improperly received.

            Mandatory Indemnification. Unless limited by the corporation's charter, the NCBCA requires a corporation to indemnify a director or officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which such person was a party because he or she is or was a director or officer of the corporation against reasonable expenses incurred in connection with the proceeding.

            Advance for Expenses. Expenses incurred by a director, officer, employee or agent of the corporation in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors in the specific case, or as authorized by the charter or bylaws or by any applicable resolution or contract, upon receipt of an undertaking by or on behalf of such person to repay amounts advanced unless it ultimately is determined that such person is entitled to be indemnified by the corporation against such expenses.

            Voluntary Indemnification. In addition to and separate and apart from "permissible" and "mandatory" indemnification described above, a corporation may, by charter, bylaw, contract or resolution, indemnify or agree to indemnify any one or more of its directors, officers, employees or agents against liability and expenses in any proceeding (including any proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities. However, the corporation may not indemnify or agree to indemnify a person against liability or expenses he may incur on account of activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of the corporation. Any provision in a corporation's charter or bylaws or in a contract or resolution may include provisions for recovery from the corporation of reasonable costs, expenses and attorneys' fees in connection with the enforcement of rights to indemnification granted therein and may further include provisions establishing reasonable procedures for determining and enforcing such rights.

            Court-Ordered Indemnification. Unless otherwise provided in the corporation's charter, a director or officer of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court deems necessary, may order indemnification if it determines either (i) that the director or officer is entitled to mandatory indemnification as described above, in which case the court also will order the corporation to pay the reasonable expenses incurred to obtain the court-ordered indemnification, or (ii) that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such person met the requisite standard of conduct or was adjudged liable to the corporation in connection with a proceeding by or in the right of the corporation or on the basis that personal benefit was improperly received in connection with any other proceeding so charging (but if adjudged so liable, indemnification is limited to reasonable expenses incurred).

            Parties Entitled to Indemnification. The NCBCA defines "director" to include ex-directors and the estate or personal representative of a director. Unless its charter provides otherwise, a corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent as to a director and also may indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, as may be provided in its charter or bylaws, by general or specific action of its board of directors, or by contract.

            Indemnification by the Registrant. The Bylaws of the Registrant provide for indemnification of its directors, officers, employees and agents to the fullest extent of the law, and require its Board of Directors to take all actions necessary and appropriate to authorize such indemnification.

            Under the NCBCA, a corporation also may purchase insurance on behalf of any person who is or was a director or officer against any liability arising out of his status as such. The Registrant currently maintains a directors' and officers' liability insurance policy.

Item 21.  Exhibits and Financial Statement Schedules.

            The following exhibits and financial statement schedules are filed as part of this Registration Statement.

(a)  Exhibits

Exhibit No.
pursuant to
Item 601 of
Regulation S-K                 Description of Exhibit

2           Agreement and Plan of Reorganization and Merger among United
            Federal Savings Bank, Triangle Bancorp, Inc. and Triangle Bank dated March 4, 1998 (included as and incorporated by reference from Appendix I to the Proxy Statement/Prospectus filed as a part of the Registration Statement)

3(a) Articles of Amendment to Articles of Incorporation of Triangle Bancorp, Inc. effective as of May 6, 1998*

3(b) Bylaws of Triangle Bancorp, Inc., amended as of September 17, 1997 (incorporated by reference from Exhibit 3(a) of Registrant's Form 10-K for the fiscal year ended December 31, 1997, filed with the Commission on March 27, 1998)

4 Agreement of Triangle Bancorp, Inc. to furnish a copy of the Junior Subordinated Indenture between Triangle Bancorp, Inc. and Bankers Trust Company (as Trustee) dated as of December 3, 1997*

5 Opinion of Alexander M. Donaldson, Esq., Senior Vice President and General Counsel of Triangle Bancorp, Inc., as to the legality of the securities to be registered*

8           Opinion of PricewaterhouseCoopers LLP as to tax matters*

10(a)       Triangle Bancorp, Inc. 1988 Incentive Stock Option Plan, as
             amended on August 19, 1997 and November 18, 1997 (incorporated by reference from Exhibit 10(a) to the Registrant's Form 10-K for the fiscal year ended December 31, 1997, filed with the Commission on March 27, 1998)

10(b) Triangle Bancorp, Inc. 1988 Non-Qualified Stock Option Plan, as amended on August 19, 1997 and November 18, 1997 (incorporated by reference from Exhibit 10(b) to the Registrant's Form 10-K for the fiscal year ended December 31, 1997, filed with the Commission on March 27, 1998)

10(c) ` Triangle Bancorp, Inc. 1998 Omnibus Stock Plan (incorporated by reference to Exhibit 10(c) to the Registrant's Form 10-K for the fiscal year ended December 31, 1997 as filed with the Commission on March 27, 1998)

10(d) Triangle Bank Deferred Compensation Plan for Outside Directors (incorporated by reference to Exhibit 10(c) to the Registrant's Form 10-K for the fiscal year ended December 31, 1993 as filed with the Commission on March 31, 1994)

10(e)       Triangle Bancorp, Inc. 1997 Deferred Compensation Plan for
            Outside Directors (incorporated by reference from Exhibit 10(e) to the Registrant's Form 10-K for the fiscal year ended December 31, 1997, filed with the Commission on March 27, 1998)

10(f) Employment Agreement between Triangle Bank and Michael S. Patterson (incorporated by reference to Exhibit 10(a) to Registrant's Form 10-K for the fiscal year ended December 31, 1993 filed with the Commission on March 31, 1994)

10(g)       Deferred Compensation Agreement between Triangle Bank and
            Michael S. Patterson (incorporated by reference from Exhibit 10(g) of Registrant's Registration Statement on Form S-4 (Registration No. 33-86226))

10(h)       Deferred Compensation Agreement between Triangle Bank and
            Debra L. Lee (incorporated by reference from Exhibit 10(i) of Registrant's Registration Statement on Form S-4 (Registration No. 33-86226))

10(i)       Split Dollar Insurance Agreement and Deferred Compensation
            Agreement between Triangle Bancorp, Inc. and Michael S. Patterson (incorporated by reference to Exhibit 10(n) to the Registrant's Form 10-K for the fiscal year ended December 31, 1995 as filed with the Commission on March 31, 1996)

10(j) Change of Control Agreement dated December 18, 1996 between Triangle Bank and Steven R. Ogburn (incorporated by reference from Exhibit 10(l) of Registrant's Form 10-K for the fiscal year ended December 31, 1997, as filed with the Commission on March 27, 1998)

10(k) Change of Control Agreement dated December 18, 1996 between Triangle Bank and Debra L. Lee (incorporated by reference from Exhibit 10(m) of Registrant's Form 10-K for the fiscal year ended December 31, 1997, as filed with the Commission on March 27, 1998)

10(l) Employment Agreement between Triangle Bancorp, Inc. and Billy N. Quick, Sr. (incorporated by reference from Exhibit 10(n) of Registrant's Form 10-K for the fiscal year ended December 31, 1997, as filed with the Commission on March 27, 1998)

10(m) Change of Control Agreement among Triangle Bancorp, Inc., Triangle Bank and Edward O. Wessell (incorporated by reference from Exhibit 10(o) of Registrant's Form 10-K for the fiscal year ended December 31, 1997, as filed with the Commission on March 27, 1998)

10(n) Supplemental Employee Retirement Plan dated January 1, 1998 between Triangle Bank and Michael S. Patterson (incorporated by reference from Exhibit 10(p) of Registrant's Form 10-K for the fiscal year ended December 31, 1997, as filed with the Commission on March 27,
            1998)

10(o) Form of Supplemental Employee Retirement Plan dated January 1, 1998 between Triangle Bank and each of Debra L. Lee, Steven R. Ogburn and Edward O. Wessell (incorporated by reference from Exhibit 10(q) of Registrant's Form 10-K for the fiscal year ended December 31, 1997, as filed with the Commission on March 27, 1998)

10(p) Change of Control Agreement among Triangle Bancorp, Inc., Triangle Bank and Robert E. Branch*

13(a) United Federal Savings Bank Annual Report on Form 10-K for fiscal year ended December 31, 1997*

13(b) United Federal Savings Bank Quarterly Report on Form 10-Q for quarter ended March 31, 1998*

13(c)       United Federal Savings Bank Current Report on Form 8-K dated March
            4, 1998*

23(a) Consent of Alexander M. Donaldson, Esq. (contained in the opinion submitted as Exhibit 5 hereto)

23(b)       Consent of PricewaterhouseCoopers LLP*

23(c)       Consent of McGladrey & Pullen LLP*

23(d)       Consent of The Carson Medlin Company*

23(e) Consent of PricewaterhouseCoopers LLP regarding tax opinion (contained in its opinion submitted as Exhibit 8 hereto)

24          Power of Attorney (included on signature page)

99 Form of proxy to be used in connection with the Special Meeting of Shareholders of Guaranty State Bancorp*

*Previously filed.

(b)         Financial Statement Schedules

            All financial statement schedules are omitted as substantially all required information is contained in the Registrant's consolidated financial statements which are incorporated herein by reference or is not applicable.

Item 22.  Undertakings

(a)         The undersigned registrant hereby undertakes:

                      (1) to file, during any period in which offers or sales
            are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                      (2) that, for the purpose of determining any liability
            under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
                      (3) to remove from registration by means of a
            post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(b) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

            In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(e) The registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirement of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on August 7, 1998.

                                             TRIANGLE BANCORP, INC.

                                             By: /S/ Michael S. Patterson
                                                 ______________________________
                                                     Michael S. Patterson
                                                     President and  Chief
                                                     Executive Officer

     Each person whose signature appears below constitutes and appoints Michael
S. Patterson his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might, or could, do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


               Signature                                     Title                                        Date

/s/ Michael S. Patterson
    ------------------------              President, Chief Executive Officer,                       August 7, 1998
    Michael S. Patterson                  Chairman and Director (Principal
                                          Executive Officer

/s/  Debra L.Lee                          Executive Vice President and                              August 7, 1998
    ------------------------              Chief Financial Officer
     Debra L. Lee                      (Principal Financial Officer)


/s/ Lisa F. Campbell
   -------------------------              Senior Vice President                                     August 7, 1998
    Lisa F. Campbell                     (Principal Accounting Officer)

/S/
    ---------------------------                    Director                                         August  , 1998
     Carole S. Anders


/s/ Charles H. Ashford, Jr.
    ---------------------------                    Director                                         August 7, 1998
    Charles H. Ashford, Jr.


  ----------------------------                                                                      August __, 1998
         Cy N. Bahakel

   ----------------------------                    Director                                         August __, 1998
        Edwin B. Borden


/s/ Robert E. Bryan, Jr.
   ----------------------------                    Director                                         August 7, 1998
    Robert E. Bryan, Jr.


/s/ David T. Clancy
   ----------------------------                    Director                                         August 7, 1998
    David T. Clancy


/s/ N. Leo Daughtry
    ----------------------------                   Director                                         August 7, 1998
    N. Leo Daughtry


    ----------------------------                   Director                                         August __, 1998
    Syd W. Dunn, Jr.


/s/ Willie S. Edwards
 ----------------------------                      Director                                         August 7, 1998
    Willie S. Edwards


/s/
 ----------------------------                      Director                                         August  , 1998
    James P. Godwin, Sr.


/s/ Robert L. Guthrie
 ----------------------------                      Director                                         August 7, 1998
    Robert L. Guthrie


/s/
 ----------------------------                      Director                                         August  , 1998
    B. W. Harris, III


/s/ John B. Harris
    ----------------------------                   Director                                         August 7, 1998
    John B. Harris

 /s/ George W. Holt
     --------------------------                    Director                                         August 7, 1998
     George W. Holt



/s/ Earl Johnson, Jr.
    --------------------------                     Director                                         August 7, 1998
    Earl Johnson, Jr.


/s/Michael A. Maxwell
   --------------------------                      Director                                         August 7, 1998
   Michael A. Maxwell


/s/ Wendell H. Murphy
   -----------------------------                   Director                                         August 7, 1998
    Wendell H. Murphy


/s/ Patrick H. Pope
    -----------------------------                  Director                                         August 7, 1998
    Patrick H. Pope


/s/ William R. Pope
    -----------------------------                  Director                                         August 7, 1998
    William R. Pope


/s/ Edythe M. Poyner
    -----------------------------                  Director                                         August 7, 1998
    Edythe M. Poyner

/s/ Billy N. Quick, Sr.
    -----------------------------                  Director                                         August 7, 1998
    Billy N. Quick, Sr.


/s/ J. Dal Snipes
   -----------------------------                   Director                                         August 7, 1998
    J. Dal Snipes


/s/ Charles J. Stewart
    -----------------------------                  Director                                         August 7, 1998
    Charles J. Stewart


/s/  N. Johnson Tilghman
    -----------------------------                  Director                                         August 7, 1998
     N. Johnson Tilghman

/s/ Sydnor M. White, Jr.
    -----------------------------                  Director                                         August 7, 1998
    Sydnor M. White, Jr.


/s/
    -----------------------------
    J. Blount Williams                             Director                                         August  , 1998



